UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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EATON CORPORATION plc

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Proxy Statement &

Notice of Meeting

2026 Annual General Meeting of Shareholders

							Value of Initial Fixed $100 Investment Based On:

Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)		Average Summary Compensation Table Total	Average Compensation Actually Paid	Total	Peer Group Total	Net	Adjusted
	Paulo Ruiz	Craig Arnold	Paulo Ruiz	Craig Arnold	for Non-PEO NEOs(3)	to Non-PEO NEOs(4)	Shareholder Return(5)	Shareholder Return(6)	Income ($millions)(7)	Earnings Per Share(8)

2025	$7,923,677	$13,974,141	$5,883,694	$(16,187,601)	$4,748,553	$3,051,934	$288	$175	$4,090	$12.07

2024	-	$22,575,468	-	$46,818,133	$5,361,640	$7,722,515	$389	$176	$3,798	$10.80

2023	-	$20,493,989	-	$72,736,550	$4,342,153	$12,735,262	$279	$150	$3,223	$9.12

2022	-	$14,284,434	-	$10,446,270	$3,855,204	$2,870,949	$178	$127	$2,465	$7.57

2021	-	$19,513,270	-	$48,551,202	$5,727,120	$10,481,891	$192	$135	$2,146	$6.62

OUR VISION	To improve the quality of life and the environment through the use of power management technologies and services.

LEADERSHIP ATTRIBUTES	Our leadership attributes represent our culture and values. They are what we expect of every Eaton employee and what we believe will help us continue to lead in our markets.
	■	Ethical: We are ethical. We play by the rules and act with integrity. We are proud of our actions.
	■	Passionate: We are passionate. We care deeply about what we do. We set high expectations and we perform.
	■	Accountable: We are accountable. We seek responsibility. We do what we say.
	■	Efficient: We are efficient. We value speed and simplify.
	■	Transparent: We are transparent. We say what we think. We make it okay to disagree.
	■	Learner: We learn. We are curious, adaptable and willing to teach what we know.

Notice of Eaton Corporation plc’s

2026 Annual General Meeting of Shareholders

MEETING AGENDA:

1.
Electing the 11 director nominees;
2.
Approving the appointment of the independent auditor for 2026 and authorizing the Audit Committee of the Board of Directors to set auditor remuneration;
3.
Approving, on an advisory basis, the Company's executive compensation;
4.
Approving the Board of Directors' authority to issue shares under Irish law;
5.
Approving the Board of Directors' authority to opt-out of pre-emption rights under Irish law;
6.
Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares; and
7.
Transaction of any other business that may properly come before the meeting.

Each proposal is more fully described in the accompanying Proxy Statement.

Also during the meeting, management will present Eaton's Irish Statutory Accounts for the year ended December 31, 2025 along with the related directors' and auditor's reports.

If you hold your shares through a broker, bank or other nominee in "street name" (instead of as a registered holder) and you wish to vote during the 2026 Annual General Meeting, you will need a legal proxy from your broker, bank or other nominee that you must follow for your shares to be voted.

By order of the Board of Directors,

Nigel Crawford
Vice President and Secretary

Eaton House

30 Pembroke Road

Dublin 4, Ireland D04 Y0C2

March 13, 2026

Date:	April 22, 2026

Time:	9:00 a.m. local time

Location:	Eaton House 30 Pembroke Road Dublin 4, Ireland D04 Y0C2

Record date: February 23, 2026

Online proxy delivery and voting: As permitted by the Securities and Exchange Commission, we are making this Proxy Statement, the Company’s annual report to shareholders, and our Irish Statutory Accounts available to our shareholders electronically via the Internet. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our Annual General Meeting, and reduces costs significantly. The Notice Regarding Internet Availability of Proxy Materials contains instructions on how you can access the proxy materials and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the Notice.

The Notice has been mailed or sent to shareholders commencing on March 13, 2026.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE EARLY.

If possible, please vote your shares in advance of the Annual General Meeting using the Internet instructions found in the Notice. Alternatively, you may request a printed copy of the proxy materials and mark, sign, date and mail your proxy form in the postage-paid envelope that will be provided. Voting by any of these methods will not limit your right to vote in person at the Annual General Meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on April 22, 2026: The Company's Notice of Annual General Meeting of Shareholders, Proxy Statement, 2025 Annual Report to Shareholders and our Irish Statutory Accounts for the year ended December 31, 2025 are available online at www.proxyvote.com/etn.

EATON 2026 Proxy Statement

References in this Proxy Statement to "we", "our", "Eaton" or the "Company" refer to Eaton Corporation plc. Throughout this Proxy Statement, references to our Board of Directors for periods prior to November 30, 2012 are references to the Board of Directors of Eaton Corporation, our predecessor. Similarly, all references to the Company for such periods refer to Eaton Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the Company. These statements are not guarantees of future performance, and actual results may differ materially. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “aim,” “anticipate,” “believe,” “could,” “develop,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project” “seek,” “should,” “target,” “will,” “would” or other similar words, phrases or expressions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside of our control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the impact of acquisitions, joint ventures, and investments and the integration of acquired entities; disruptions by natural disasters, labor strikes, wars, geopolitical instability and/or conflict, political unrest, terrorist activity, economic upheaval, or public health concerns that impact our production facilities; significant inflation or shortages of raw materials, energy, components, and/or labor, or similar challenges for our customers; reliance on suppliers to provide raw materials, components and services; the development and use of artificial intelligence in our business operations, including potential impacts on compliance with law and our reputation; service interruptions, data corruption, loss or impairment, network security and related operational impacts due to cybersecurity attacks; weather disruptions and regulatory, market and social reactions to such disruptions; our ability to identify, attract, develop, engage and retain qualified employees; our ability to complete the anticipated spin-off of our Mobility segment and difficulties and costs in connection therewith; stock price and end market impacts due to technology disruptions; volatility of end markets; continued successful research, development and marketing of new or improved products; geopolitical, economic or other risks arising from worldwide or regional economic conditions; the global nature of Eaton’s business and exposure to economic and political instability, including war or armed conflict, changes in governmental laws, regulations and policies; changes in countries’ trade policies, including the imposition of sanctions or tariffs; changes in our tax rates or tax laws and regulations applicable to our business; rules, regulations, audits and investigations and related compliance risks associated with being a governmental contractor; our ability to protect our intellectual property; litigation and environmental regulations impacting our business; and the other risk factors discussed in this Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other reports filed by the Company with the SEC. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

EATON 2026 Proxy Statement

EATON 2026 Proxy Statement	1

The Board of Directors (the "Board") of Eaton Corporation plc ("Eaton" or the "Company") is providing this Proxy Statement in connection with its solicitation of proxies to be voted at Eaton's 2026 Annual General Meeting of Shareholders (the "Annual General Meeting") to be held on Wednesday, April 22, 2026 at 9:00 a.m. local time at Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2, and any adjournment or postponement thereof.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the "Notice") were first made available, released, or mailed to shareholders on March 13, 2026.

Proxy Summary

This summary provides an overview of the items that you will find elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information about these topics before voting.

VOTING MATTERS

There are six proposals on the agenda this year.

Proposals	Board Voting Recommendations	Page
Proposal 1 Electing the 11 director nominees	FOR each nominee	6
Proposal 2 Approving the appointment of independent auditor for 2026 and authorizing the Audit Committee of the Board of Directors to set auditor remuneration	FOR	24
Proposal 3 Approving, on an advisory basis, the Company's executive compensation	FOR	26
Proposal 4 Approving the Board of Directors' authority to issue shares under Irish law	FOR	72
Proposal 5 Approving the Board of Directors' authority to opt-out of pre-emption rights under Irish law	FOR	73
Proposal 6 Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares	FOR	75

EATON 2026 Proxy Statement

Proxy Summary

2	EATON 2026 Proxy Statement

BOARD AND GOVERNANCE HIGHLIGHTS

Current Board Mix:

Board and Governance Information		Board and Governance Information
Number of new directors added in the last two years	4	Mandatory retirement age	Yes
Average director attendance at the Board and Committee meetings	98.8%	Proxy access rights for shareholders	Yes
Overboarding policy	Yes	Holders of 10% of the outstanding stock may call a special meeting of shareholders	Yes
Annual election of all directors	Yes	Board orientation and continuing education program	Yes
Majority voting for directors	Yes	Board oversight of sustainability matters	Yes
Independent Chairman of the Board	Yes	Code of Ethics for directors, officers and employees	Yes
Independent directors meet without management present	Yes	Succession planning	Yes
Director stock ownership guidelines	Yes	Sustainability reporting: SASB, TCFD and GRI	Yes

Proxy Summary

EATON 2026 Proxy Statement	3

DIRECTOR NOMINEES

Each director nominee is elected annually by a majority of votes cast. For more information about our nominees, see Proposal 1 of this Proxy Statement.

				Board Committee Memberships						Other Current Public Company Boards
Name	Age(1)	Director Since	Independent	Audit	Compensation & Organization	Executive(2)	Finance	Governance	Innovation & Technology		Gender(3)	Race / Ethnicity(4)
Gerald Johnson Retired Executive Vice President, Global Manufacturing and Sustainability, General Motors Company	63	2025								1	Male	Black / African American
Silvio Napoli Retired Chairman and Chief Executive Officer, Schindler Holding Ltd.	60	2019								0	Male	White / Caucasian
Gregory R. Page Retired Chairman and Chief Executive Officer, Cargill	74	2003								2	Male	White / Caucasian
Sandra Pianalto Retired President and Chief Executive Officer of the Federal Reserve Bank of Cleveland	71	2014								1	Female	White / Caucasian
Robert V. Pragada Chair and Chief Executive Officer, Jacobs Solutions Inc.	57	2021								1	Male	Indian / South Asian
Paulo Ruiz Chief Executive Officer, Eaton Corporation	51	2024								0	Male	Hispanic / Latin American
Lori J. Ryerkerk Retired Chairman, Chief Executive Officer and President, Celanese Corporation	63	2020								2	Female	White / Caucasian
Andre Schulten Chief Financial Officer, The Procter & Gamble Company	55	2024								0	Male	White / Caucasian
Karenann Terrell Retired Chief Digital and Technology Officer, GSK plc	64	2024								1	Female	White / Caucasian
Dorothy C. Thompson Retired Chief Executive, Drax Group plc	65	2016								1	Female	White / Caucasian
Darryl L. Wilson Founder, Chairman and President, The Wilson Collective	62	2021								3	Male	Black / African American

(1)
Average age of director nominees is 62.3. Member Chair
(2)
Mr. Ruiz serves as the Chair of the Executive Committee. The non-executive Chairman and the chairs of each Board Committee serve as members of the Executive Committee. This committee did not meet in 2025.
(3)
Director gender identification based on such director’s self-identification from the following: Female, Male, Non-Binary.
(4)
Director racial/ethnic identification based on such director’s self-identification from the following: Asian, Black/African American, Hispanic/Latin American, Indian/South Asian, Middle Eastern/North African, Native American, Alaska Native, Native Hawaiian, or other Pacific Islander, or White/Caucasian.

Proxy Summary

4	EATON 2026 Proxy Statement

LINKING PAY WITH PERFORMANCE

Pay for Performance Culture

Our executive compensation programs reflect the belief that the amount earned by our executives should, to a significant extent, depend on achieving rigorous Company, business unit, and individual performance objectives designed to enhance shareholder value. The chart below shows the payouts as a percentage of target under our performance-based short- and long-term incentive programs and total return to shareholders, illustrating the strong correlation between pay and the performance we are delivering to our shareholders.

TOTAL SHAREHOLDER RETURN (TSR) AND PERFORMANCE-BASED INCENTIVE PLAN PAYOUTS

Proxy Summary

EATON 2026 Proxy Statement	5

EXECUTIVE COMPENSATION

We design our executive compensation plans and programs to help us attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect Company performance as well as the responsibilities and personal performance of individual executives.

Executive Compensation Program Highlights

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. Some features of our programs are included in the following chart.

2025 EXECUTIVE COMPENSATION PRACTICES

What We Do:	What We Don't Do:
Focus on long-term compensation to deliver rewards based on sustained performance over time	No employment contracts with any salaried U.S. employees, including named executive officers
Share ownership requirements for executives (6x base salary for the Chief Executive Officer and 3-4x base salary for other named executive officers)	No hedging or pledging of our shares
Caps in our short- and long-term incentive plans to prevent unintended windfalls	No dividend or dividend equivalent payments on unearned performance-based grants
Compensation recovery policy (clawback for financial restatements due to material noncompliance with financial reporting requirements and forfeiture for misconduct)	No repricing of stock options and no discounted stock options
Use different metrics in short- and long-term incentive plans, focusing on absolute and relative performance	No tax gross-ups

Say On Pay 2025 Advisory Vote

The Board is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2025, our shareholders approved our executives' compensation by a vote of 93.2%.

The Compensation and Organization Committee will continue to review our compensation programs each year in light of the annual "say-on-pay" voting results and feedback we receive from our shareholders.

Proposal 1: Electing the 11 Director Nominees

Our Board is currently comprised of 12 directors who are elected annually. Gerald B. Smith, who has served as a director since 2012, is not standing for re-election and will retire from the Board following the Annual General Meeting, in accordance with our Board of Directors Governance Guidelines (the "Governance Guidelines"). Immediately upon the conclusion of the Annual General Meeting, the size of the Board will be reduced from 12 to 11 members.

Each nominee is being nominated for election for a one-year term ending at the Company's 2027 annual general meeting. All nominees were elected by shareholders at the Company's 2025 annual general meeting, with the exception of Gerald Johnson, who was elected as a director by unanimous action of the Board in July 2025.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees and the size of the Board. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

OUR NOMINEES

Gerald Johnson

Retired Executive Vice President,

Global Manufacturing and Sustainability, General Motors Company

Gerald Johnson is the retired executive vice president, Global Manufacturing and Sustainability, of General Motors Company, an automotive manufacturer ("GM"), where he led the company's global manufacturing operations, labor relations and sustainable workplace practices. Over the course of his career, spanning more than 40 years at GM, he oversaw safety, quality and productivity, and held several roles of increasing responsibility, including Executive Vice President, Global Manufacturing and Sustainability from 2019 until his retirement in 2024, Vice President, Manufacturing and Labor Relations, North America from 2017 to 2019, and Vice President, Global Operational Excellence from 2014 to 2017. He currently serves on the board of Caterpillar Inc.

Director Qualifications: During his over 40-year career at GM, including most recently as Executive Vice President, Global Manufacturing and Sustainability, Mr. Johnson developed extensive experience managing and optimizing operations in a complex industry. In particular, he developed strong skills relating to driving efficiency, productivity, resource management, and strategic alignment. Further, Mr. Johnson's experience in managing global operations makes him a valuable member of the Board.

Director since 2025 Age 63

Director Skills and Experience per the Board Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Human Capital Management
■	Innovation and Technology	■	Global Experience

6	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

Silvio Napoli

Retired Chairman and Chief Executive Officer, Schindler Holding Ltd

Silvio Napoli is the retired Chairman and Chief Executive Officer of Schindler Holding Ltd., one of the world’s leading providers of elevators, escalators, and related services. He joined the Schindler Group in 1994. During his time with Schindler, he served in a number of leadership roles, including Director of Corporate Development, President and Chief Executive Officer of Schindler India, President of Asia‑Pacific, and, most recently, as the company’s Chief Executive Officer until his retirement in January 2025. He previously worked for The Dow Chemical Company in Europe. He is a former director of Schindler Holding Ltd.

Director Skills and Qualifications: Mr. Napoli has extensive executive leadership experience and is very knowledgeable in the management of industrial products and services as a result of his time serving as the Chief Executive Officer and executive chairman of a large global industrial company. In particular, he has considerable experience in the areas of talent development, financial management, manufacturing and product innovation, and risk management. Mr. Napoli also brings a dynamic international business perspective and global corporate strategy experience to the Board, which are of particular benefit in his role as Chair of the Innovation and Technology Committee.

Director since 2019 Age 60

Director Skills and Experience per the Board Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	M&A; Business Development
■	Innovation and Technology	■	Global Experience
■	Financial	■	Human Capital Management

Gregory R. Page

Retired Chairman and Chief Executive Officer, Cargill, Inc.

Gregory R. Page is the retired Chairman and Chief Executive Officer of Cargill, Inc., an international marketer, processor, and distributor of agricultural, food, financial, and industrial products and services ("Cargill"). He was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, and President and Chief Operating Officer in 2000. He became Chairman and Chief Executive Officer of Cargill in 2007 and was named Executive Chairman in 2013. Mr. Page served as Executive Director from 2015 until his retirement from Cargill in 2016. He currently serves as a director of Deere & Company and as a director and the non-executive chair of Corteva, Inc. He previously served as a director of 3M Company. Mr. Page is past President and a board member of the Northern Star Council of the Boy Scouts of America, and a board member of Alight (formerly known as the American Refugee Committee).

Director Skills and Qualifications: As the retired Chairman and former Chief Executive Officer of a large global corporation, Mr. Page brings extensive leadership and global business experience, in-depth knowledge of commodity markets, and a thorough familiarity with the key operating processes of a major corporation, including financial systems and processes, global market dynamics, succession management, and sustainable practices. Mr. Page’s experience and expertise enable him to provide valuable insight on financial, operational, and strategic matters to the Board. His senior leadership experience is of particular benefit to Eaton in his role as non-executive Chairman.

Non-Executive Chairman Director since 2003 Age 74

Director Skills and Experience per the Board Skills Matrix:

■	Operations and Manufacturing	■	Global Experience	■	Regulatory and Government
■	Financial	■	Human Capital Management
■	Risk Management	■	M&A; Business Development

EATON 2026 Proxy Statement	7

Proposal 1: Election of Directors

Sandra Pianalto

Retired President and Chief Executive Officer of the Federal Reserve Bank of Cleveland

Sandra Pianalto served as President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, the Cleveland-based headquarters of the U.S. Federal Reserve System's Fourth District (the "Bank"), from 2003 until her retirement in 2014. She joined the Bank in 1983 as an economist in the research department and was appointed Assistant Vice President of public affairs in 1984, Vice President and Secretary to the board of directors in 1988, and First Vice President and Chief Operating Officer in 1993. Before joining the Bank, she was an economist at the Federal Reserve Board of Governors and served on the staff of the Budget Committee of the U.S. House of Representatives. Ms. Pianalto currently serves as a director of Prudential Financial, Inc. She is a former director of The J. M. Smucker Company and FirstEnergy Corp. She is a trustee of the University of Akron Foundation, lifetime trustee and past chair of the board of University Hospitals Health System, and life director and past chair of the board of United Way of Greater Cleveland.

Director Skills and Qualifications: Ms. Pianalto has extensive experience in monetary policy and financial services and brings to Eaton wide-ranging leadership and operating skills through her former roles with the Bank. As Chief Executive Officer of the Bank, she developed expertise in economic research, management of financial institutions, and payment services to banks and the U.S. Treasury. Ms. Pianalto’s comprehensive experience qualifies her to provide substantial guidance and oversight to the Board, particularly with respect to finance matters.

Director since 2014 Age 71

Director Skills and Experience per the Board Skills Matrix:

■	Financial	■	Global Experience	■	Regulatory and Government
■	Risk Management	■	Human Capital Management

Robert V. Pragada

Chair and Chief Executive Officer, Jacobs Solutions Inc.

Robert V. Pragada is the Chair and Chief Executive Officer of Jacobs Solutions Inc., a professional and technical solutions company that provides consulting, technical, scientific and project delivery services for the government and private sector ("Jacobs"). He has served as a director and Chief Executive Officer of Jacobs since January 2023 and as Chair of Jacobs since September 2024. Prior to that, he served as the President and Chief Operating Officer of Jacobs from November 2019 to January 2023, where he had executive oversight of the company’s global operations, which consist of the Aerospace, Technology, and Nuclear, and Buildings, Infrastructure, and Advanced Facilities lines of business. He also previously served as the President of Global Industrial and Buildings & Infrastructure from 2016 to 2019, and in various senior management roles since joining Jacobs in 2006. From 2014 to 2016, Mr. Pragada served as President and Chief Executive Officer of The Brock Group, Inc. Mr. Pragada was a naval officer in the United States Navy from 1990 to 1999. He currently serves on the boards of Dallas Regional Chamber and the US Naval Academy Foundation.

Director since 2021 Age 57

Director Skills and Qualifications: As the Chair and Chief Executive Officer of a Fortune 500 company, Mr. Pragada has strong business, technology, and executive leadership skills. He also brings to Eaton extensive experience in mergers, acquisitions, and large-scale integrations. Mr. Pragada also has excellent business and cultural transformation capabilities and deep expertise in organizational management and dynamics that he brings to the Board.

Director Skills and Experience per the Board Skills Matrix:

■	Innovation and Technology	■	Risk Management	■	M&A; Business Development
■	Cybersecurity	■	Global Experience	■	Regulatory and Government
■	Financial	■	Human Capital Management

8	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

Paulo Ruiz

Chief Executive Officer, Eaton Corporation

Paulo Ruiz is Chief Executive Officer of Eaton. He became Chief Executive Officer on June 1, 2025, and has been serving as a director of Eaton since September 2024. Since joining Eaton in April 2019, Mr. Ruiz served as Hydraulics Group President from April 2019 to August 2021, President, Energy Solutions and Services from August 2021 to July 2022, President and Chief Operating Officer of Industrial Sector from July 2022 to December 2024, and most recently, President and Chief Operating Officer of Eaton from September 2024 to May 2025.

Director Skills and Qualifications: Mr. Ruiz has been an invaluable leader within Eaton’s management team since joining the Company. His expertise in operations and strong global manufacturing background, as well as his experience overseeing critical aspects of the Company’s portfolio transformation, make him well-positioned to lead Eaton through the next phase of the Company’s growth and allow him to bring to the Board pertinent and informed insight on the Company’s direction and strategic opportunities.

Director since 2024 Age 51

Director Skills and Experience per the Board Skills Matrix:

■	Operations and Manufacturing	■	Global Experience	■	Regulatory and Government
■	Innovation and Technology	■	Human Capital Management
■	Risk Management	■	M&A; Business Development

Lori J. Ryerkerk

Retired Chairman, Chief Executive Officer and President, Celanese Corporation

Lori J. Ryerkerk served as the Chairman, Chief Executive Officer, and President of Celanese Corporation, a Fortune 500 global chemical and specialty materials company ("Celanese"), until she retired in 2024. She served as a director and Chief Executive Officer and President of Celanese since May 2019 and as Chairman of Celanese since April 2020. Prior to joining Celanese in May 2019, Ms. Ryerkerk served as the Executive Vice President of Global Manufacturing of Shell Downstream Inc. from October 2013 to May 2019 after joining Shell in May 2010 as Regional Vice President of Manufacturing in Europe and Africa. Before joining Shell, she was Senior Vice President, Refining, Supply and Terminals at Hess Corporation from 2008 to 2010. Prior to that, she spent 24 years with ExxonMobil and served in a variety of operational and senior leadership roles. Ms. Ryerkerk currently serves as a director of Cencora, Inc. and Norfolk Southern Corporation. She previously served as a director of Celanese and Axalta Coating Systems Limited.

Director Skills and Qualifications: As former Chairman, Chief Executive Officer and President of a company with global engineering and manufacturing operations, Ms. Ryerkerk has executive leadership experience in the area of industrial materials and products production. In particular, she has considerable experience in leading global operations and managing complex technologies, engineering, and supply chain systems that she brings to the Board. Ms. Ryerkerk also brings an international business perspective, having previously spent time in roles in Europe and Africa. Her experience with industrial companies and in responding to changing market conditions are of particular benefit to Eaton and the Board. Her leadership experience also allows her to provide guidance and oversight in her role as Chair of the Compensation and Organization Committee.

Director since 2020 Age 63

Director Skills and Experience per the Board Skills Matrix:

■	Innovation and Technology	■	Global Experience	■	M&A; Business Development
■	Risk Management	■	Human Capital Management	■	Regulatory and Government

EATON 2026 Proxy Statement	9

Proposal 1: Election of Directors

Andre Schulten

Chief Financial Officer, The Procter & Gamble Company

Andre Schulten is the Chief Financial Officer of The Procter & Gamble Company, a world-leading multinational consumer goods company ("P&G"). He has been serving in this role since March 2021. Prior to that, he was Senior Vice President, Baby Care, North America from May 2018 to February 2021. Since Joining P&G in 1996, Mr. Schulten has served in several finance and accounting management roles in North America, Europe, and Asia, and has provided leadership for product portfolio strategy, installing new business models, and supply chain redesign across global markets.

Director Skills and Qualifications: As a current public company Chief Financial Officer, Mr. Schulten brings significant experience in finance, accounting, and global enterprise leadership to the Board. His service in numerous finance and accounting management positions at P&G allow him to contribute significantly to the Board’s oversight of risks relating to the Company’s financial reporting and internal controls and other matters relevant to public companies with global operations. He also has extensive experience in business restructuring, integration, and growth strategy work, which enable him to provide the Board with a meaningful perspective on Eaton’s global operations and business strategy. His experience and role as a public company chief financial officer are of particular benefit to Eaton in his role as Chair of the Audit Committee.

Director since 2024 Age 55

Director Skills and Experience per the Board Skills Matrix:

■	Cybersecurity	■	Global Experience	■	Regulatory and Government
■	Financial	■	Human Capital Management
■	Risk Management	■	M&A; Business Development

Karenann Terrell

Retired Chief Digital and Technology Officer, GSK plc

Karenann Terrell is the retired Chief Digital and Technology Officer of GSK plc (formerly GlaxoSmithKline), a British multinational pharmaceutical and biotechnology company. She served as Chief Digital and Technology Officer from 2017 until her retirement in December 2021. Prior to that, Ms. Terrell served as the Chief Information Officer of Walmart Inc. ("Walmart"). Before joining Walmart, Ms. Terrell was the Chief Information Officer of Baxter International. Earlier in her career, with her background in electrical engineering, she served in various roles of increasing responsibility with DaimlerChrysler AG and GM. Ms. Terrell currently serves as a director of UiPath Inc. She also serves on the boards of Fractal Analytics, a global provider of artificial intelligence and advanced analytics, and Switch, Inc., a global technology company. Ms. Terrell previously served on the board of Pluralsight, Inc.

Director Skills and Qualifications: Ms. Terrell brings deep digital expertise, extensive technology experience, and global perspective to the Board. Through her leadership positions, including Chief Digital and Technology Officer of GSK plc and Chief Information Officer of Walmart, and her background in electrical engineering, she gained significant knowledge of data & technology and digital fields and transformation of these areas over time, which allow her to provide the Board with a valuable perspective on Eaton’s operational and strategic matters.

Director since 2024 Age 64

Director Skills and Experience per the Board Skills Matrix:

■	Innovation and Technology	■	Risk Management	■	M&A; Business Development
■	Cybersecurity	■	Global Experience

10	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

Dorothy C. Thompson

Retired Chief Executive, Drax Group plc

Dorothy C. Thompson CBE is the retired Chief Executive and director of Drax Group plc, an international renewable energy company, where she served from 2005 until her retirement in 2017. Before joining Drax, Ms. Thompson managed InterGen NV’s European power business, was assistant group treasurer at Powergen plc, and worked at CDC Capital Partners, the private sector arm of the British Government’s aid program. Ms. Thompson currently serves as an independent non-executive chair of Rotork plc, a global flow control and instrumentation company. She also serves as non-executive chair of Statera Energy Limited, a renewable energy company. Ms. Thompson was a member of the Court of Directors of the Bank of England from 2014 to 2022, where she also served as Chair of the Audit and Risk Committee and Senior Independent Director. She served from 2018 to 2021 as the non-executive chair of Tullow Oil plc, a London Stock Exchange listed oil exploration and production company.

Director Skills and Qualifications: As the Chief Executive of Drax, Ms. Thompson gained unique insight into the sourcing, generation, and supply of sustainable and renewable energy, positioning her well to contribute invaluable expertise toward Eaton's mission of accelerating the energy transition. She also brings to the Board vast experience in all aspects of finance as well as an international business perspective. Ms. Thompson's prior work as Chair of the Audit and Risk Committee of the Bank of England and Chair of Tullow Oil plc provide valuable financial and governance insight and experience to the Board. Her extensive experience is of particular benefit to Eaton in her role as Chair of the Governance Committee.

Director since 2016 Age 65

Director Skills and Experience per the Board Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Human Capital Management
■	Financial	■	Global Experience	■	Regulatory and Government

Darryl L. Wilson

Founder, Chairman and President, The Wilson Collective

Darryl L. Wilson is the Founder, Chairman, and President of The Wilson Collective, a business advisory and investment firm that invests in startup companies and provides resource and advisory services to a broad base of global clients. He has served in these roles since 2018. Prior to The Wilson Collective, Mr. Wilson spent more than 35 years in global leadership roles, with 25 years at General Electric ("GE") and 5 years with British Petroleum NA. At GE, he held a number of leadership positions including President and Chief Executive Officer of GE Aeroderivative Gas Turbines, President and Chief Executive Officer, GE Consumer and Industrial Asia Pacific and India, President and Chief Executive Officer, GE Consumer Products, EMEA. Mr. Wilson currently serves as a director of NextEra Energy, Inc., Primerica, Inc., and Solventum Corporation. He also serves on the boards of The Houston Endowment and the Texas Children's Hospital.

Director Skills and Qualifications: Mr. Wilson has extensive global leadership experience in operations, commercial management, global manufacturing, digitization, and services. He brings product domain expertise in electrical power generation, power management, grid, aeroderivatives, motors, lighting, and appliances. As a result of his international assignments, he also brings a global perspective to manufacturing, services, and growth. Mr. Wilson brings extensive electrical industry experience to Eaton. He also has significant governance and committee experience and experiences of importance to the Company, including management of various global businesses in various industries.

Director since 2021 Age 62

Director Skills and Experience per the Board Skills Matrix:

■	Operations and Manufacturing	■	Global Experience	■	Regulatory and Government
■	Innovation and Technology	■	Human Capital Management
■	Risk Management	■	M&A; Business Development

EATON 2026 Proxy Statement	11

Proposal 1: Election of Directors

HOW NOMINEES ARE CHOSEN

Director Identification

The Governance Committee of the Board, composed entirely of directors who meet the independence standards of the Board and the New York Stock Exchange (the "NYSE"), is responsible for identifying and evaluating new director candidates based on criteria for Board membership outlined in the Governance Guidelines. Pursuant to the Governance Guidelines, director candidates will be selected on the basis of their ability to make contributions to the Board and bring a mix of opinions, perspectives, skills, experiences, and backgrounds to Board deliberations. In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Governance Guidelines: personal ability, integrity, intelligence, relevant business background, independence, experience and expertise in areas of importance to the Company's objectives, and sensitivity to the Company's corporate responsibilities. In addition, director candidates are selected with specific qualifications and characteristics so that the Board as a whole has diversity in experience, international perspective, background, expertise, and skills.

The process to determine director nominees for election to the Board is based upon the recommendations of the Governance Committee, which is responsible for selecting directors to recommend to the Board for election by the shareholders and for recommending qualified individuals to fill vacancies between shareholder meetings. Candidates for nomination to the Board may be suggested by current directors, management, shareholders, or a third-party search firm engaged to assist with director recruitment. When engaging a third-party search firm, the Governance Committee generally provides the firm with guidance as to the skills, experience, and qualifications that the Governance Committee is seeking, and the search firm identifies potential candidates for the Governance Committee's consideration.

The Governance Committee will make a preliminary review of a prospective candidate's background, career experience, and qualifications based on available information to consider whether an individual's mix of skills, experience, and qualifications would complement the existing Board as a whole. If a consensus is reached by the Governance Committee, in consultation with the Chairman, that a particular candidate would likely contribute positively to the Board's mix of skills, experiences, and qualifications, the Governance Committee will conduct interviews with the candidate and may invite other Board members or Eaton executives to interview the candidate to assess the candidate's overall qualifications. In deciding upon director candidates to recommend to the Board, the Governance Committee compares each candidate's qualifications, skills and experience to the Company's strategy and the anticipated needs of the Board. The Governance Committee takes into account input from all directors in the review of director candidates and recommends candidates for possible approval by the Board. This evaluation procedure is the same for all candidates, including director candidates identified by shareholders, and was followed with respect to the appointment of Mr. Gerald Johnson to the Board in 2025.

Mr. Gerald Johnson is standing for election for the first time at this year's Annual General Meeting and was first introduced to the Governance Committee as a potential nominee by a third-party search firm retained by the Governance Committee. The Governance Committee provided the search firm with guidance as to the experiences, qualifications, attributes, and skills sought by the Governance Committee in potential candidates. The search firm identified and evaluated candidates for the Governance Committee's consideration and assisted in scheduling candidate interviews with Board members. In evaluating Mr. Johnson as a director candidate, the Governance Committee and the Board considered his experience managing global manufacturing operations and his mix of experiences, qualifications, attributes, and skills, and concluded that he would contribute positively to the Board’s mix of skills and experiences. After evaluating Mr. Johnson in the manner described above, considering the composition of the Board as a whole, and considering input from our other independent, non-management directors and our CEO, the Governance Committee recommended that he be elected to the Board.

Shareholder Recommendations of Director Candidates

The Governance Committee will consider director candidates recommended by our shareholders, on the same basis and in the same manner as it considers all director candidates.

The Governance Committee will consider director candidates who are recommended to it in writing by any Eaton shareholder who submits a recommendation in accordance with our Articles of Association and applicable legal requirements. The procedures to be followed by shareholders in submitting such director nominee recommendations are described in "Future Shareholder Proposals and Director Nominations" in this Proxy Statement.

12	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

Board Skills Matrix

The Governance Committee has primary responsibility for reviewing and advising the Board on the composition of the Board in the context of the needs of the Board and the Company. The Governance Committee regularly reviews Board composition so that the Board, as a group, represents a balanced body of directors. The following matrix displays the most significant skills and areas of expertise of our director nominees.

Director Nominees
Skills

Operations and Manufacturing Experience in managing end-to-end operations and manufacturing.
Innovation and Technology Experience in leading or overseeing innovation and technology, and enterprise-wide technology driven issues such as privacy and data management.
Cybersecurity Experience as CIO, CISO or equivalent and/or experience in overseeing the use and security of technology to manage existing and future cybersecurity infrastructure.
Financial Significant experience with financial accounting and reporting to qualify as an “audit committee financial expert”.
Risk Management Experience in risk identification, management, mitigation, and oversight in a variety of fields.
Global Experience Experience in managing or overseeing complex global business or operations.
Human Capital Management Experience in managing or overseeing a complex workforce, including compensation planning, talent retention and development, and culture reinforcement.
M&A; Business Development Experience in managing or overseeing M&A strategy and business development through mergers and acquisitions.
Regulatory and Government Experience in managing or overseeing businesses in regulated industries and related governmental relations, including regulating agencies and policy makers.

EATON 2026 Proxy Statement	13

Proposal 1: Election of Directors

Board Evaluation Process

The Board evaluation process includes evaluations of the Board as a whole and each Board committee. The process includes individual evaluation meetings between the Lead Director or Chairman, as applicable, and each of the independent directors. Separately, the Chairs of each committee lead an annual committee evaluation. The Board evaluation process is designed to elicit each director’s thoughts about his or her contributions in light of the needs of the Board and the Company. The evaluation is focused on opportunities for further improvement in effectiveness, indication of preferences in future Board committee rotation, and identification of board matter priorities, including educational and orientation priorities and information. The Board evaluation process is typically conducted between the April and October meetings. At the conclusion of the evaluation process, the Board discusses the results of the evaluations at the October Board meeting and the Lead Director or Chairman, as applicable, separately provides specific feedback to the individual directors relative to further performance improvement, educational opportunities, and other counsel.

Upon completion of the evaluation process, the Governance Committee identifies areas of director knowledge and experience that may benefit the Board in the future and uses that information as part of its director search and nomination efforts, as well as for further Board improvements.

DIRECTOR INDEPENDENCE

The Governance Guidelines provide that a substantial majority of our directors should be independent. The listing standards of the NYSE and the Company's Board Independence Criteria (the "Independence Criteria") state that no director can qualify as independent unless the Board affirmatively determines that he or she has no material relationship (whether financial, business, personal, or otherwise) with the Company or any of its subsidiaries or affiliates, either directly or as a partner, shareholder, or officer of an organization that has a relationship with with the Company or any of its subsidiaries or affiliates. Additional, and more stringent, standards of independence are required of Audit Committee members.

The Board has determined that certain categories of relationships will be treated as immaterial for purposes of determining a director's independence, unless they otherwise conflict with the NYSE listing standards, the rules and regulations of the Securities and Exchange Commission ("SEC") or any other applicable legal or regulatory requirements. These "categorical" standards are included in the Independence Criteria. The Independence Criteria is available on our website at www.eaton.com/governance.

The NYSE listing standards and the Independence Criteria provide that a director will not be considered independent in the following circumstances:

• The director is, or has been, within the past three years, an employee of Eaton or any of its subsidiaries or affiliates or a member of the director's immediate family is, or has been, within the past three years, an executive officer of Eaton or any of its subsidiaries or affiliates.

• The director or any member of his or her immediate family has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from Eaton or any of its subsidiaries or affiliates (including, without limitation, any consulting, advisory, or other compensatory fees), other than (a) director or committee fees and (b) fixed amounts of deferred compensation for prior service, which are not contingent in any way on continued service; provided that compensation paid to an immediate family member for service as an employee other than an executive officer will not be considered in determining the director's independence so long as the compensation is comparable to the compensation paid to other similarly situated employees.

• (a) The director is a partner or an employee with a firm that is the internal or external auditor for Eaton or any of its subsidiaries or affiliates; (b) any member of the director's immediate family is a partner with such a firm or an employee who participates in the firm's audit, assurance, or tax compliance practice (excluding its tax planning practice); or (c) within the past three years, the director or any member of the director's immediate family has been a partner or employee with such a firm and personally worked on the audit of Eaton or any of its subsidiaries or affiliates within that time.

• The director or any member of his or her immediate family is, or has been within the past three years, employed as an executive officer of any company where any of Eaton's present executive officers at the same time serves or served on that company's compensation committee.

14	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

• The director is an employee, or any member of his or her immediate family is an executive officer, of another company that has made payments to, or received payments from, Eaton for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company's consolidated gross revenues.

Under the Independence Criteria, a director will be deemed to meet the special independence standards required of Audit Committee members if the Board determines that the director qualifies as independent under the above-described standards and meets the following additional criteria: (a) the director has received no direct or indirect compensation from the Company (including, without limitation, any consulting, advisory or other compensatory fees) other than (i) director or committee fees and (ii) fixed amounts of deferred compensation for prior service, which are not contingent in any way on continued service; and (b) the director is not an affiliate of the Company (i.e., not controlling, controlled by, or under common control with, the Company), such as a 10%-plus shareholder.

Under the Independence Criteria, in affirmatively determining the independence of any director who will serve on the Compensation and Organization Committee, the Board must consider, in addition to the above-described standards, all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director's ability to be independent from management in connection with the duties of a Compensation and Organization Committee member, including, but not limited to: (a) the source of compensation of such director, including any consulting, advisory or other compensatory fees paid by the Company to such director; and (b) whether such director is affiliated with the Company.

During the Board's annual review of director independence, the Board and the Governance Committee also consider transactions, relationships, and arrangements between each director or an immediate family member of the director and Eaton. The Board also considers transactions, relationships, and arrangements between each director or an immediate family member of the director and our senior management. In their review of director and nominee independence in 2026, the Board and the Governance Committee considered the following circumstances:

■

Directors Silvio Napoli, Robert Pragada, and Andre Schulten currently serve, or served during 2025, as executive officers of companies that had purchases from and/or sales to Eaton of property or services during 2025. The Governance Committee reviewed these relationships as part of its review of potential related person transactions and determined that none of Messrs. Napoli, Pragada, or Schulten had a conflict of interest related to or a direct or indirect material interest in the commercial relationship between Eaton and its subsidiaries and the applicable company and its subsidiaries. Based on these conclusions, the Board and the Governance Committee determined that none of these transactions or relationships impacted the independence of Messrs. Napoli, Pragada, or Schulten.

■	The use of our aircraft and other Company-paid transportation by all non-employee directors is consistent with Board policy.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board), the Board has affirmatively determined that 11 of our 12 current directors (Mses. Pianalto, Ryerkerk, Terrell, and Thompson, and Messrs. Johnson, Napoli, Page, Pragada, Schulten, Smith, and Wilson) are each independent under the Independence Criteria and the independence criteria of the NYSE. Each of the members of the Audit, Compensation and Organization, Finance, Governance, and Innovation and Technology Committees qualify as independent under the standards described above. Mr. Ruiz is not considered to be independent because of his current employment with Eaton.

The Board also has affirmatively determined that each member who served on the Audit Committee at any time during 2025, including Gerald Johnson, Silvio Napoli, Sandra Pianalto, Andre Schulten, Gerald Smith, Dorothy Thompson, and Darryl Wilson, met not only the Independence Criteria but also the special independence standards required by the NYSE and the Securities and Exchange Commission ("SEC"). Further, each member of the Audit Committee on the date of this Proxy Statement continues to meet such criteria and standards.

EATON 2026 Proxy Statement	15

Proposal 1: Election of Directors

RELATED PERSON TRANSACTIONS

The Board has adopted a written Related Person Transactions Policy that governs the review, approval, and oversight of transactions between the Company and related persons. The policy applies to any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Eaton or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $120,000 and (ii) any related person had, has, or will have a direct or indirect material interest, except those transactions, arrangements, or relationships that would not be required to be disclosed pursuant to SEC rules after considering the materiality thresholds and exceptions to disclosure set forth in Item 404 of Regulation S-K. A related person means (i) any person who is, or at any time since the beginning of Eaton’s last fiscal year was, a director or executive officer of Eaton or a director nominee, (ii) any shareholder known to be the beneficial owner of more than 5% of any class of Eaton's voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has more than a 10% beneficial ownership interest.

Under the policy, it is the responsibility of the Governance Committee to conduct a reasonable prior review of and oversee related person transactions for potential conflicts of interest, and approve, ratify, revise, or reject related person transactions in accordance with the policy. Eaton's Chief Legal Officer is responsible for determining whether a proposed transaction is reasonably likely to be a related person transaction requiring review by the Governance Committee under the policy, based on a review of all facts and circumstances. Upon determination that a transaction is reasonably likely to be a related person transaction requiring review by the Governance Committee, the proposed transaction will be submitted to the Governance Committee for consideration at the next Governance Committee meeting. If the Chief Legal Officer determines that it is not reasonable or practicable to wait until the next Governance Committee meeting, the transaction will be submitted to the Governance Committee Chair, who has delegated authority to act between committee meetings. Any approval by the Governance Committee Chair pursuant to delegated authority will be reported to and ratified by the Governance Committee no later than the next committee meeting.

When reviewing proposed related person transactions, the Governance Committee will consider all of the relevant factors, including, but not limited to (if and to the extent applicable): benefits to Eaton; impact on a director's or director nominee's independence; whether the related person transaction poses a significant risk of impairing, or appearing to impair, the judgment and objectivity of the involved individuals; availability of other sources for comparable products or services; terms of the transaction; terms available to unrelated third parties or to employees generally; required disclosures; and whether the related person transaction is, overall, in or not inconsistent with the best interests of Eaton. The Governance Committee will prohibit a related person transaction if it determines it to be inconsistent with the interests of Eaton and its shareholders.

In the event that an executive officer or director of Eaton becomes aware of a related person transaction that has not been previously approved or ratified under the policy, he or she will notify the Chief Legal Officer to facilitate review as promptly as practicable. The Governance Committee will consider all of the relevant facts and circumstances respecting such related person transaction, and will evaluate alternatives relative to the transaction, including but not limited to ratification, amendment, or termination of the related person transaction.

If a related person transaction will be ongoing, the Governance Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person and will be responsible for reviewing and assessing such ongoing relationships to confirm that they are in compliance with the Governance Committee's guidelines and that such transaction remains appropriate.

Since the beginning of 2025 through the date of the filing of this Proxy Statement, there were no related person transactions required to be reported.

16	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

BOARD COMMITTEES

The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance, Governance, and Innovation and Technology.

Each of the Audit, Compensation and Organization, Finance, Governance, and Innovation and Technology committees has a written charter, which are available on our website at www.eaton.com/governance.

Audit Committee				Met 5 times in 2025
Andre Schulten (Chair) Gerald Johnson Silvio Napoli Gerald Smith Dorothy Thompson Darryl Wilson	The responsibilities of the Audit Committee include assisting the Board in overseeing:

	■ ■	the integrity of our financial statements and our systems of internal accounting and financial controls; the independence, qualifications, and performance of our independent auditor;	■ ■ ■	the performance of our internal auditors; the cybersecurity program as part of the risk oversight function; and our compliance with legal and regulatory requirements.

The Audit Committee also has sole authority to appoint, compensate, and terminate the independent auditor, and pre-approves all auditing services and permitted non-audit services that the audit firm may perform for the Company. The Audit Committee is also responsible for negotiating the audit fees. In order to promote continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent audit firm. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of the audit firm's new lead engagement partner. Among its other responsibilities, the Audit Committee meets regularly in separate Executive Sessions with our independent auditor and senior leaders of the Company, including the Chief Financial Officer, Chief Legal Officer, Senior Vice President - Internal Audit, Chief Information Officer, and Senior Vice President - Global Ethics and Compliance; approves the Audit Committee's report to be included in our annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting, internal accounting controls, or auditing matters.

Each Audit Committee member meets the independence requirements, and the other requirements of the NYSE and the SEC. In addition, Audit Committee members are prohibited from serving on more than two other public company audit committees. The Board has determined that each member of the Audit Committee is financially literate, and that Ms. Thompson and Messrs. Napoli, Schulten and Smith each qualify as an audit committee financial expert (as defined in SEC rules).

EATON 2026 Proxy Statement	17

Proposal 1: Election of Directors

Compensation and Organization Committee	Met 5 times in 2025
Lori Ryerkerk (Chair) Gregory Page Sandra Pianalto Robert Pragada Karenann Terrell	The responsibilities of the Compensation and Organization Committee include:

■ ■ ■ ■ ■ ■ ■ ■

reviewing proposed organization or responsibility changes at the officer level;

evaluating the performance of the CEO
with input from all independent directors;

reviewing the performance evaluations of
the other senior officers;

maintaining and reviewing succession planning for senior officer positions, including the CEO;

reviewing our processes, policies, and practices that support the recruitment and development of a pool of technical, professional, managerial, and executive talent on a global basis;

determining the annual salaries and short-
and long-term incentive opportunities for each executive officer and other senior officers;

establishing performance objectives under
our short- and long-term incentive
compensation plans and determining the attainment of such performance objectives;

issuing an annual report for our proxy
statement regarding executive
compensation;

■ ■ ■ ■ ■

annually review the aggregate amount of awards to be made under our executive incentive compensation plans and adjusting those amounts as it deems appropriate within the terms of those plans;

annually determining the awards to be made to our senior officers under our short- and long-term incentive compensation plans;

overseeing our stock plans;

reviewing compensation and benefits policies, programs, and practices for officers and other employees to confirm that they remain equitable and competitive; and

reviewing proposed new employee
benefit plans for large employee populations, material changes in such plans, changes to such plans with a
disproportionate effect on our officers, and proposed material new employee benefit plans primarily for the benefit of key employees.

Additional information on the Compensation and Organization Committee's processes and procedures is contained in the Compensation Discussion and Analysis section of this Proxy Statement.

Executive Committee				Did not meet in 2025
Paulo Ruiz (Chair) Gregory Page Andre Schulten Lori J. Ryerkerk Robert Pragada Dorothy Thompson Silvio Napoli	The responsibilities of the Executive Committee include:
	■	acting on matters requiring Board action during the intervals between Board meetings; and	■	carrying out any function of the Board except for filling Board or Committee vacancies or as otherwise prohibited by law or regulation.
The CEO serves as Executive Committee Chair. The non-executive Chairman and the chairs of each Board committee serve as members of the Executive Committee.

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Proposal 1: Election of Directors

Finance Committee			Met 2 times in 2025
Robert Pragada (Chair) Silvio Napoli Lori Ryerkerk Andre Schulten Karenann Terrell	The responsibilities of the Finance Committee include:

■ ■ ■ ■

the periodic review of our financial
condition and the recommendation of
financial policies to the Board;

analyzing Company policy regarding its
debt-to-equity relationship;

reviewing and making recommendations
to the Board regarding our dividend
policy;

reviewing our cash flow, proposals for
long- and short-term debt financing, and
the financial risk management program;

■ ■

reviewing the performance of the Retirement & Investment Committee and any other fiduciaries appointed by the
Board for pension and other
retirement income plans; and

reviewing the key assumptions used to calculate annual pension expense.

Governance Committee			Met 4 times in 2025
Dorothy Thompson (Chair) Gerald Johnson Gregory Page Sandra Pianalto Gerald Smith Darryl Wilson	The responsibilities of the Governance Committee include:

■ ■ ■ ■

recommending to the Board improvements in our corporate governance processes, including any proposed changes to the Board Governance Guidelines;

advising the Board on changes in the size and composition of the Board;

annually submitting to the Board candidates for members and Chairs of each standing Board committee;

in consultation with the CEO and the Lead Director or non-executive Chairman, as applicable, identifying and recommending to the Board candidates for Board membership;

■ ■ ■ ■ ■

reviewing and recommending to the Board the nomination of directors for re-election;

developing and overseeing the orientation program for new directors and reviewing the continuing education program for current directors;

reviewing and recommending to the Board compensation of non-employee directors;

administering the Board’s policy on
director retirements and resignations; and

establishing guidelines, procedures, and minimum requirements for annual evaluation of the Board and each Committee.

Other responsibilities of the Governance Committee include providing oversight on significant public policy issues impacting the Company and our relationships with key stakeholders, including ethics and compliance, environmental, health and safety matters, public and community affairs, and shareholder relations.

Innovation & Technology Committee			Met 2 times in 2025
Silvio Napoli (Chair) Robert Pragada Lori Ryerkerk Andre Schulten Karenann Terrell	The responsibilities of the Innovation & Technology Committee include:

■ ■ ■ ■

reviewing technology trends that could have a material impact on the Company;

monitoring and reviewing the Company's innovation and technology strategy;

reviewing the Company's innovation related investments, including engineering and information technology tools and organizational priorities;

evaluating and reviewing the Company's capital allocation process relative to its capacity to carry out the work deemed necessary;

■ ■ ■

reviewing the Company's engineering and information technology organizational structures and key members of the leadership teams;

reviewing significant potential
acquisitions, partnerships, or other
corporate development opportunities
intended to support the Company's
innovation and technology investment
strategy; and

evaluating the Company's competitiveness
from a technology standpoint.

EATON 2026 Proxy Statement	19

Proposal 1: Election of Directors

BOARD MEETINGS AND ATTENDANCE AT ANNUAL GENERAL MEETING

The Board held six meetings in 2025. Each of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served (held during the period in which the director served). The average rate of attendance for all Board and committee meetings for all directors was 98.8%.

It is the policy of the Board that all directors, absent exigent circumstances, should attend the Company's annual general meetings. All directors serving at the time of the 2025 annual general meeting attended such meeting.

BOARD GOVERNANCE GUIDELINES

The Board has adopted the Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board reviews these guidelines at least annually and makes revisions from time to time to reflect evolving regulatory requirements and recommendations from the Governance Committee to the Company's processes of corporate governance. In addition to the Governance Guidelines, certain other policies relating to corporate governance matters are adopted from time to time by Board and its committees. The Governance Guidelines are available on our website at www.eaton.com/governance.

OVERBOARDING POLICY

Pursuant to the Governance Guidelines, directors who are chief executive officers of publicly-held companies may serve on a maximum of two public company boards, including the Eaton Board, and other directors may serve on a maximum of four public company boards, including the Eaton Board, with consideration given to public company board leadership roles and outside commitments. The Governance Committee annually reviews director commitments to confirm compliance with such guidelines and all directors were compliant as of the date of this Proxy Statement.

INSIDER TRADING POLICY

We have an insider trading policy and procedures governing the purchase, sale, and other dispositions of our securities by directors, officers, employees, and the Company itself. The Policy mandates compliance with insider trading laws, rules, and regulations, as well as the NYSE listing standards, and contains procedures that we believe are reasonably designed to facilitate and promote the same.

CODE OF ETHICS

We have a Code of Ethics that was approved by the Board. We provide training globally for all employees on our Code of Ethics. We require that all directors, officers, and employees of the Company and our subsidiaries and affiliates abide by our Code of Ethics, which is available on our website at www.eaton.com/governance. In addition, we will disclose on our website any waiver of or amendment to our Code of Ethics requiring disclosure under applicable rules.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

The Board's policy is that the non-employee directors, all of whom qualify as "independent" under the Independence Criteria and the NYSE listing standards, meet in Executive Session at each regular Board meeting, without the CEO or other members of management present, to discuss topics they deem appropriate. As described more fully in the "Leadership Structure" section, the Lead Director or non-executive Chairman, currently Gregory Page, presides at these Executive Sessions.

At each regular meeting of the Audit, Compensation and Organization, Finance, Governance, and Innovation and Technology committees, the committee members (all of whom qualify as independent) hold an Executive Session, without any members of our management present, to discuss topics they deem appropriate.

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Proposal 1: Election of Directors

LEADERSHIP STRUCTURE

The Board does not have a fixed policy on whether the positions of Chairman of the Board and CEO should be held by the same person. Pursuant to the Governance Guidelines, the Board will evaluate its leadership structure continuously and may consider different leadership structures that are in the best interests of the Company and the Board's assessment of the Company's leadership from time to time. In the event the Chairman is not an independent director, the independent directors of the Board will annually elect an independent Lead Director based upon the recommendation of the Governance Committee.

On May 31, 2025, Craig Arnold, who had served as Eaton's Chairman and CEO since June 2016, retired and Paulo Ruiz was appointed CEO, effective June 1, 2025. In connection with our succession planning processes and the transition of the CEO role from Mr. Arnold to Mr. Ruiz, the Board determined that it was appropriate to separate the positions of Chairman of the Board and CEO and appointed Gregory Page to serve as non-executive Chairman of the Board, effective June 1, 2025. Mr. Page previously served as Lead Director from 2022 to 2025.

The Board believes that Mr. Page's extensive leadership and global business experience as former CEO of a large global corporation, in-depth knowledge of commodity markets, and thorough familiarity with the key operating processes of a major corporation, including financial systems and processes, global market dynamics, succession management, and sustainable practices, enable him to provide valuable insight on financial, operational, and strategic matters to the Board.

The Board believes that, at this time, this leadership structure allows our CEO to focus on operating and actively managing the Company and the non-executive Chairman to provide guidance, an additional layer of independent oversight over Eaton, and an avenue of communication between management and the independent directors. With independent members of the Board serving as Chairs of all of our committees (other than the Executive Committee) and members of our Board committees (other than the Executive Committee), this leadership structure further enables the Board to provide independent oversight of material risks affecting the Company that are within the purview of such committees.

SHAREHOLDER ENGAGEMENT

We regularly seek the perspectives of our shareholders on issues important to them, including to identify and address potential concerns related to our long-term financial viability and environmental, social, and governance topics. We pursue ongoing engagement with our shareholders through:

■	annual shareholders meetings;
■	annual and quarterly reporting;
■	analyst conferences and reports;
■	investor relations page on Eaton.com where shareholders can submit questions or retrieve financial information from Eaton archives;
■	meetings between investors, senior leadership, and members of the Board; and
■	quarterly earnings calls.

For additional information related to our engagement with shareholders, please visit our website at www.eaton.com.

OVERSIGHT OF RISK MANAGEMENT

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management, while our management is responsible for the day-to-day management of the material risks facing the Company. The Board has chosen to retain overall responsibility for risk assessment and oversight at the Board level in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee.

The Board is also responsible for oversight of Eaton's Enterprise Risk Management ("ERM") program, which is designed to identify, assess, and mitigate our top risks. As part of our ERM program, we seek input from our businesses, regions, and corporate functions and regularly update the Board on such risks.

EATON 2026 Proxy Statement	21

Proposal 1: Election of Directors

Board Responsibilities

The Board is responsible for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan. The Board receives updates from senior management and periodically from outside advisors regarding significant risks facing the Company. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

Audit Committee	Compensation & Organization Committee	Governance Committee	Finance Committee	Innovation & Technology Committee

■ Reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance matters.

■ Reviews risks related to cybersecurity.

■ Meets regularly in closed-door sessions with our internal and external auditors and our senior leaders, including the senior members of the Finance function, the Executive Vice President and Chief Legal Officer, and the Senior Vice President - Global Ethics and Compliance.

■ Senior leadership regularly briefs the Audit Committee on cyber/information security risks.

■ Reviews risks related to succession planning for the Company’s senior officers.

■ Reviews risks associated with the Company’s compensation programs to prevent incentive compensation arrangements for senior executives from encouraging inappropriate risk taking, as discussed further below under “Relationship Between Compensation Plans and Risk."

■ Reviews risks related to social matters, which may include matters such as employee engagement, culture, training and development, inclusion, and pay equity.

■ Reviews risks related to corporate governance, such as director independence and related person transactions.

■ Reviews risks associated with the environment, health, and safety.

■ Provides risk oversight over policies and strategies relating to ethics and compliance, environmental, health and safety, public and community affairs, and shareholder relations.

■ Reviews risks related to our financial condition and financial policies. ■ Reviews risks related to our policy with respect to our debt-to-equity relationship.

■ Reviews risks related to emerging technologies and digital trends, and how these translate into new products and services developments of the Company.

■ Oversees the Company’s enterprise-wide technology and digital innovation strategy.

Management Responsibilities

■	Continually monitor the material risks facing the Company, including strategic risk, financial risk, operational risk, and legal and compliance risk.
■	Facilitate the elevation of material risks to the Board.
■	Implement appropriate risk management strategies.
■	Integrate risk management into our decision-making process.
■	Attend committee meetings and report on matters that may not be otherwise addressed.

22	EATON 2026 Proxy Statement

Proposal 1: Election of Directors

OVERSIGHT OF SUSTAINABILITY

Our Board has ultimate oversight responsibility for our sustainability initiatives. The Board oversees sustainability through its committees, with the Governance Committee overseeing environmental, community affairs, corporate governance, and health and safety matters, and the Compensation and Organization Committee overseeing inclusion, culture, and human capital management matters.

With the support and oversight of our Board, our Sustainability Executive Council, which is chaired by our CEO and also includes our sector Chief Operating Officers, Chief Financial Officer, Chief Legal Officer, Chief Sustainability Officer, Chief Human Resources Officer, Executive Vice President - Supply Chain Management, and Senior Vice President - Investor Relations, is responsible for developing and executing on our sustainability strategy.

COMMUNICATING WITH THE BOARD

Our Board provides a process for shareholders and other interested parties to send communications to the Board, individual directors, or the non-employee directors as a group. Shareholders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Company Secretary

Eaton Corporation plc

Eaton House

30 Pembroke Road

Dublin 4, Ireland

D04 Y0C2

Email messages to the directors may be sent to Board@eaton.com.

Generally, the Company Secretary forwards all such communications to the Lead Director or non-executive Chairman, as applicable. The Lead Director or non-executive Chairman, as applicable, determines whether the communications should be forwarded to other members of the Board and forwards them accordingly. For communications addressed to a particular member of the Board, the Chair of a particular Board committee, or the non-employee directors as a group, the Company Secretary forwards those communications directly to those individuals. The directors have requested that communications that are hostile, threatening, or illegal, or that do not directly relate to their duties and responsibilities as our directors be excluded from distribution, including "spam," advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment, or contributions, surveys, and individual product inquiries or complaints. Any omitted or deleted communications will be made available to any director upon request.

Alternatively, correspondence may be sent to:

Non-Executive Chairman

Eaton Corporation plc

Eaton House

30 Pembroke Road

Dublin 4, Ireland

D04 Y0C2

The Company Secretary maintains a log of all correspondence addressed to the Board and, except as noted above, forwards all communications to the interested directors. For example, correspondence on a financial topic would be sent to the Chair of the Finance or Audit Committees, and correspondence on governance topics to the Lead Director or non-executive Chairman, as applicable, or Chair of the Governance Committee.

The Company Secretary makes periodic reports to the Governance Committee regarding correspondence from shareholders and other interested parties. The Board will consult with the Chief Legal Officer or her designee to determine appropriate action with respect to any derivative shareholder communications or demands for inspection of company records.

EATON 2026 Proxy Statement	23

Proposal 2:	Approving the Appointment of the Independent Auditor for 2026 and Authorizing the Audit Committee to Set Auditor Remuneration

Shareholders are being asked to approve the appointment of our independent auditor, Ernst & Young LLP ("Ernst & Young"), and to authorize the Audit Committee of our Board to set the auditor's remuneration. The Audit Committee and the Board recommend that shareholders reappoint Ernst & Young as our independent auditor to audit our accounts for the fiscal year ending December 31, 2026 and authorize the Audit Committee of the Board to set the auditor's remuneration.

A representative of Ernst & Young will be present at the Annual General Meeting to answer appropriate questions concerning the independent auditor's areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

FEES PAID TO INDEPENDENT AUDITOR

For 2025 and 2024, Ernst & Young's fees to the Company and certain of its subsidiaries were as follows:

(Dollars in Thousands)	2025	2024
Audit Fees(1)	$23,792	$22,303
Audit-Related Fees(2)	$1,560	$1,087
Tax Fees(3)	$1,853	$1,496
All Other Fees(4)	$7	$7

(1) Audit fees include fees for professional services performed by Ernst & Young for the integrated group audit of the Company’s annual financial statements, including the audit of internal control over financial reporting, review of quarterly financial statements, and services that are normally provided in connection with the statutory and regulatory filings or engagements.

(2) Audit-Related fees include fees for assurance and related services performed by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, and include due diligence in connection with acquisition and divestiture.

(3) Tax Fees include fees for tax compliance, tax advisory, and tax audit assistance services.

(4) All Other Fees include fees for other services provided by Ernst & Young that do not meet the above category descriptions, and include publications and online subscriptions/content.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee pre-approved all of the services provided by Ernst & Young for 2025 and 2024 in accordance with the Audit Committee's pre-approval process and did not use the "de minimis" exception permitted by SEC rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company's independent auditor: specific services are pre-approved from time to time by the Audit Committee or by the Audit Committee Chair on its behalf. As to any services approved by the Audit Committee Chair, the approval is reported to the Audit Committee at the following meeting of the Audit Committee.

24	EATON 2026 Proxy Statement

Proposal 2: Approving the Appointment of Independent Auditor for 2026 and Authorizing the Audit Committee to Set Auditor Remuneration

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing: (1) the integrity of the Company's consolidated financial statements and its systems of internal accounting and financial controls, (2) the independence, qualifications, and performance of the Company's independent auditor, (3) the performance of the Company's internal auditors, and (4) the Company’s compliance with legal and regulatory requirements. The Audit Committee's specific responsibilities, as described in its charter, include the sole authority to appoint, terminate, and compensate the Company's independent auditor, and to pre-approve all audit services and other permitted non-audit services to be provided to the Company by the independent auditor. The Audit Committee is currently comprised of six directors, all of whom are independent under the rules of the NYSE, the SEC, and Independence Criteria.

The Audit Committee charter is available on the Company's website at www.eaton.com/governance.

The Audit Committee has retained Ernst & Young as the Company's independent auditor for 2026. Ernst & Young has been the independent auditor for the Company or its predecessor since 1923. The members of the Audit Committee and the Board believe that due to Ernst & Young's deep knowledge of the Company and of the industries in which we operate, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young to serve as the Company's independent auditor.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company's management and independent auditor, the Company's audited consolidated financial statements and the assessment of the Company's internal control over financial reporting.

The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, has discussed with Ernst & Young their independence, and has considered whether their provision of non-audit services to the Company is compatible with their independence.

Based upon the Audit Committee's reviews and discussions referred to above, and in reliance upon them, the Audit Committee has recommended to the Board that the Company's audited consolidated financial statements be included in the Company’s annual report on Form 10-K, and the Board has approved their inclusion.

Respectfully submitted to the Company's shareholders by the Audit Committee of the Board.

Andre Schulten, Chair

Gerald Johnson

Silvio Napoli

Gerald Smith

Dorothy Thompson

Darryl Wilson

EATON 2026 Proxy Statement	25

Proposal 3:	Approving, on an Advisory Basis, the Company's Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking our shareholders to approve, on an advisory basis, the compensation of our executive officers as disclosed in this Proxy Statement. Although this is an advisory vote, and therefore not binding on the Company, the Board and the Compensation and Organization Committee (the "Committee") will review and consider the voting results when making future decisions regarding our executive compensation programs. At our 2023 annual general meeting, shareholders voted to hold an advisory "Say-on-Pay" vote on an annual basis. Based on the Board's recommendation and the voting results, Eaton determined that future say-on-pay votes will be held every year (with the next one occurring in 2027) until the next advisory vote on the frequency of such advisory votes in 2029.

As we explain in the Compensation Discussion and Analysis ("CD&A") that follows, our executive compensation programs are designed to attract, motivate, reward, and retain our named executive officers ("NEOs"), who are critical to the success of our Company. Our programs reward our NEOs for achieving specific annual, long-term and strategic goals, and for increasing shareholder value.

NAMED EXECUTIVE OFFICERS' COMPENSATION PROGRAM HIGHLIGHTS

As part of our pay for performance culture, our executive compensation plans include:	Other features of these programs include:

■ On average, at target, approximately 80% of our NEOs' compensation is performance-based.

■ Our plans deliver awards below target, or none at all, when Company performance does not meet threshold levels.

■ Our executive incentive programs are intended to deliver awards at target when our performance aligns with our peer group median performance and awards of up to 200% of target when our performance is at or above the top quartile of our peer group.

■ Our share ownership requirements range from1x base salary for our general managers to 6x base salary for the CEO.

■ Our incentive plan payouts are capped to prevent unintended windfalls.

■ Our compensation clawback policy allows us to recover incentive compensation from executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements and forfeiture of awards in the event of executive misconduct.

■ We do not enter into employment contracts with any of our salaried U.S. employees, including the NEOs.

The Committee continually reviews the compensation programs for our NEOs to confirm our executive compensation structure is aligned with our shareholders' interests and current market practices. All Committee members are independent directors committed to applying sound governance practices to compensation decisions.

We strongly encourage you to review the Compensation Discussion and Analysis ("CD&A") that follows. It contains information about the extensive processes the Committee follows, and the factors it considers, when establishing performance and pay targets and approving actual payments from our short- and long-term performance-based incentive plans. The Committee's process includes reviewing a variety of reports and analyses such as market survey data, compensation tally sheets, compensation at peer companies, and reports from proxy advisory firms. The CD&A also describes the structure of our compensation programs and the 2025 compensation of our NEOs.

We believe that our executive compensation design and strategy is a critical factor in motivating our executives to seek innovative solutions that contribute to Eaton's continued success. We are therefore asking shareholders to approve the following advisory resolution at the Annual General Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's executive officers, as disclosed in the Company's Proxy Statement for the 2026 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

26	EATON 2026 Proxy Statement

EATON 2026 Proxy Statement	27

Executive Compensation Table of Contents

28	EATON 2026 Proxy Statement

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis ("CD&A"), we discuss our pay for performance philosophy, our pay-setting process, the components of our executive compensation programs, and the compensation of our named executive officers ("NEOs") for 2025. We also explain our performance metrics in detail and review our executive compensation policies.

Please note that, for purposes of this CD&A, the use of “we,” “us” or “our” refers to the Company, its subsidiaries, or its management, and the use of "Committee" refers to the Compensation and Organization Committee of the Board. In addition, the use of “Chief Executive Officer” or “CEO” throughout this CD&A refers to Paulo Ruiz, Chief Executive Officer of Eaton Corporation, and the use of "NEO" refers to our named executive officers for 2025.

EXECUTIVE SUMMARY

This section provides a summary of the performance metrics and actual results for the incentive plans in which our NEOs and other executives participated for the year ending December 31, 2025. For 2025, the NEOs are:

Name	Title
Paulo Ruiz	Chief Executive Officer of Eaton Corporation
Olivier Leonetti	Executive Vice President and Chief Financial Officer of Eaton Corporation
Heath Monesmith	President and Chief Operating Officer – Electrical Sector of Eaton Corporation
Kaled Awada	Executive Vice President and Chief Human Resources Officer of Eaton Corporation
Lucy Clark Dougherty	Executive Vice President and Chief Legal Officer of Eaton Corporation
Craig Arnold(1)	Former Chairman of the Company and Chief Executive Officer of Eaton Corporation
Ernest Marshall(1)	Former Executive Vice President and Chief Human Resources Officer of Eaton Corporation

(1) Mr. Arnold retired from Eaton on May 31, 2025 and Mr. Marshall departed from Eaton on September 30, 2025.

Executive Compensation Philosophy

We design our executive compensation plans and programs to help attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect Company performance as well as the responsibilities and personal performance of individual executives.

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. On average, at target, approximately 80% of our NEOs’ compensation is performance-based and tied to our short- and long-term incentive programs. Key features of these programs include:

■ Caps on payouts under our short- and long-term incentive plans;

■ Shareholder-approved equity plans;

■ A clawback policy;

■ A policy that prohibits hedging or pledging of our shares;

■ Share ownership and holding requirements;

■ No tax gross-ups;

■ No employment contracts; and

■ Double-trigger equity vesting upon a change in control.

EATON 2026 Proxy Statement and Notice of Meeting	28

Compensation Discussion and Analysis

EATON 2026 Proxy Statement	29

Pay for Performance Culture

Our executive compensation programs reflect the belief that the amount earned by our executives should, to a significant extent, depend on achieving rigorous Company, business unit, and individual performance objectives designed to enhance shareholder value. The chart below shows the payouts as a percentage of target under our performance-based short- and long-term incentive programs and total return to shareholders, illustrating the strong correlation between pay and the performance we are delivering to our shareholders. This illustration of actual payouts as a percentage of target for completed award periods supplements the information provided in the Pay Versus Performance disclosure included in this Proxy Statement.

TOTAL SHAREHOLDER RETURN (TSR) AND PERFORMANCE-BASED INCENTIVE PLAN PAYOUTS

Compensation Discussion and Analysis

30	EATON 2026 Proxy Statement

Summary of 2025 Performance-Based Incentive Plan Payouts

Short-Term Incentives

The Company's short-term incentive plan payout was 70% of target. In February 2025, the Committee established Adjusted Earnings Per Share ("Adjusted EPS") and Adjusted Operating Cash Flow ("Adjusted OCF") goals for 2025. Adjusted EPS and Adjusted OCF are non-GAAP measures. Adjusted EPS is defined as net income, excluding acquisition and divestiture charges, restructuring program charges, and intangible asset amortization expense. Adjusted OCF is defined as operating cash flow, excluding the impact of U.S. qualified pension contributions. The 2025 target Adjusted EPS and Adjusted OCF objectives were $12.00 and $4,800 million, respectively. Actual Adjusted EPS and Adjusted OCF were $12.07 and $4,472 million, respectively, which generated a formulaic payout of 96% of target. However, the Committee determined it was appropriate to remove from results certain non-operational one-time items, such as the gains on the Fibrebond acquisition, real-estate related transactions, and the deferral of certain cash payments, and reduced the formula-driven payout to 70%.

2025 EXECUTIVE INCENTIVE COMPENSATION PLAN GOALS AND RESULTS

Long-Term Incentives

2023-2025 ESIP: Our 2023-2025 performance-based Executive Strategic Incentive Program (“ESIP”) was fully based on the rank of our Total Shareholder Return ("TSR") relative to a group of peers for the three-year award period. Our 2023-2025 ESIP was earned at 138% of target. The results for the 2023-2025 award period are summarized below.

	Threshold	Target	Actual Results	Maximum

Relative Ranking	TSR is positive but ranks the lowest among the peers	50th Percentile	68.75th Percentile	100th Percentile
Adjustment Factor	25%	100%	138%	200%

2023-2025 ESIP opportunities were granted in the form of Performance Share Units ("PSUs") and were settled in Eaton ordinary shares in February 2026. Dividend equivalents were paid in cash based on the number of PSUs earned and the aggregate dividend paid to our shareholders over the award period. Additional information about the 2023-2025 ESIP awards can be found in the "Performance-Based Long-Term Incentives For The Period Ending December 31, 2025" section.

Review of 2025 Advisory Vote on Executive Compensation

The Board is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2025, our shareholders approved our executives’ compensation by a vote of 93.2%.

The Committee considered these voting results, shareholder feedback, and a comprehensive assessment of Eaton’s executive compensation programs and did not make substantive changes to our executive compensation plans or programs in response to the 2025 say-on-pay vote in light of the support we received from shareholders. The Committee will continue to consider the annual say-on-pay voting results and shareholder feedback in its review of our compensation programs each year.

Compensation Discussion and Analysis

EATON 2026 Proxy Statement	31

2025 CEO REALIZED PAY AND OUR PERFORMANCE

Our compensation programs for Mr. Ruiz and the other NEOs are heavily weighted toward short- and long-term incentive opportunities that are at-risk and subject to our performance.

The table below illustrates the relationship between Mr. Ruiz’s target award opportunity and the amounts he realized based on our performance against the metrics established for the short- and long-term incentive plan periods that ended on December 31, 2025 and the appreciation of our share price. Short- and long-term incentive plan metrics are intended to drive results that create value for our shareholders. This table supplements, but is not a substitute for, the information contained in the Summary Compensation Table and the Pay Versus Performance ("PVP") disclosure in this Proxy Statement. Each pay component shown below is discussed in more detail in the CD&A that follows.

COMPENSATION REALIZED BY OUR CHIEF EXECUTIVE OFFICER IN 2025

Compensation Component	Period Earned	Description	Target	Amount Earned

Annual Compensation

Base Salary	2025	We generally target the market median when establishing base salaries. Mr. Ruiz received a 10% salary increase on March 1, 2025 in consideration for his appointment to Chief Executive Officer effective June 1, 2025.	n/a	$1,087,116

Short-Term Incentive	2025	Mr. Ruiz’s target was 150% of base salary. His actual award of 70% of target is consistent with awards delivered to other executives. For more information on this payment, see “2025 Short-Term Incentive Awards”.	$1,650,000	$1,155,000

Total Annual Cash				$2,242,116

Realized Value from Long-Term Incentives

Stock Option Exercises	2019-2025	The gains upon exercise of stock options were based on the increase in our stock price over the period in which Mr. Ruiz held the options. Additional details, including the number of shares exercised, are reported in the “Option Exercises and Stock Vested in 2025” table.	n/a	$895,968

Performance & Restricted Share Unit Vesting	2022-2025	This represents the vesting of RSUs that were granted in 2022, 2023 and 2024 and PSUs for the 2022-2024 Executive Strategic Incentive Program ("ESIP") award period that vested in 2025 and accumulated dividends on those awards. This is reported in the “Option Exercises and Stock Vested in 2025” table.	n/a	$2,619,884

Total Long-Term				$3,515,852

All Other Compensation		Includes the items disclosed as “Other Compensation” in the Summary Compensation Table.	n/a	$148,885

TOTAL REALIZED COMPENSATION				$5,906,853

The long-term incentive opportunities listed below were earned during a performance period that ended on December 31, 2025 but did not vest until February 25, 2026. The amount realized upon the vesting of these awards will be reported in our 2027 proxy statement. Therefore, these amounts are not included in the table above.

2023-2025 ESIP	2023-2025

Executives earned 138% of the target number of PSUs that were granted in 2023. Dividend equivalents were paid in cash based on the earned number of share units and the aggregate dividend paid to shareholders over the award period.

			$850,000 expressed as 5,235 PSUs	7,225 earned PSUs

The realized pay table differs from the Summary Compensation Table and PVP Compensation Actually Paid ("PVP CAP") in a number of ways, including:

■ The Summary Compensation Table includes the grant date fair value of equity compensation granted during the year (calculated in accordance with accounting rules), which may or may not ever be earned. The PVP CAP reports changes in values of unvested equity that may or may not ever be earned, as measured at each year-end or at vesting, as applicable (in each case calculated in accordance with accounting rules). In contrast, this realized pay table reports only the elements of compensation actually received and/or realized by Mr. Ruiz for performance periods that ended on December 31, 2025 (except for the 2023-2025 ESIP where the performance period ended on December 31, 2025 but the awards did not vest until February 25, 2026). Specifically, the values for equity awards in the realized pay table show the gross compensation (before applicable taxes) that Mr. Ruiz received in 2025 upon the exercise of stock options and the vesting of RSUs and PSUs (as shown in the “Option Exercises and Stock Vested in 2025” table), regardless of when the shares were granted.

■ The realized pay table does not include pension value increases and above-market earnings on nonqualified deferred compensation, although these amounts are included in the Summary Compensation Table, if applicable. The Committee reviews these items as part of the Tally Sheet review discussed below in the context of a competitive overall benefit design and not as an element of its annual compensation decisions.

Compensation Discussion and Analysis

ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE

Membership and Responsibilities

The Compensation and Organization Committee of the Board of Directors in 2025 consisted of five independent non-employee directors and is supported by our human resources department. As discussed below, the Committee also may retain one or more independent compensation consultant.

The Committee is responsible for handling a variety of organizational and compensation matters pertaining to Eaton's leadership, including those shown in the table below. The Committee's charter is available on our website at www.eaton.com/governance.

Compensation Tasks	Organizational Tasks

■ Reviews, recommends to the Board, and oversees all of our executive compensation plans, including our stock plans;

■ Establishes performance objectives under our short- and long-term incentive compensation plans;

■ Determines the compensation for our senior officers, including salary and short- and long-term incentive opportunities;

■ Reviews compensation practices relating to key employees to confirm that these practices remain equitable and competitive;

■ Determines the attainment of those performance objectives; and

■ Reviews proposed new benefit plans for very large employee populations, material changes in such plans, changes to such plans with a disproportionate effect on our officers, and proposed material new employee benefit plans primarily for the benefit of key employees.

■ Evaluates the performance of the CEO, with input from all independent directors;

■ Reviews the performance evaluations of senior officers;

■ Maintains and reviews with the Board succession planning for senior officer positions including the position of the CEO;

■ Reviews proposed organization or responsibility changes at the senior officer level; and

■ Reviews our processes, policies, and practices that support the recruitment and development of a pool of technical, professional, managerial, and executive talent on a global basis.

Use of Consultants

The Committee retained Meridian Compensation Partners ("Meridian") as its independent executive compensation consultant to support the Committee’s oversight and management of our executive compensation programs. The consultant’s duties include helping the Committee validate our executive compensation plans and programs through periodic comprehensive studies. The consultant performed a variety of work for the Committee, including assessing Eaton’s executive compensation programs relative to market trends and best-in-class governance practices, providing independent feedback on our analytical work, and assisting the Committee in its review and discussion of material agenda items and its decision-making about our executive compensation programs and individual compensation opportunities. The consultant also coordinated and supported the annual performance appraisal for Mr. Ruiz. The Committee used this appraisal as one of several factors in determining his payout under our short-term incentive plan for 2025 and also considered it in determining whether to adjust his base salary or his short- and long-term incentive targets for 2026.

The Committee’s written policies require the Company to obtain the Committee’s review and approval before awarding any material consulting assignment to a firm that the Committee already has engaged. As a result, the Committee’s consultants are well positioned to provide independent and impartial advice on executive compensation and governance matters.

32	EATON 2026 Proxy Statement

Compensation Discussion and Analysis

HOW WE ESTABLISH AND VALIDATE PAY

This section explains the Committee’s process for establishing and validating pay and our executive compensation plans and programs. As shown in the table and described in detail below, this process involves several important analyses:

Analysis	Data Source	Purpose	How It’s Used	When It’s Conducted
Market Analysis	Aon and WTW executive compensation databases and data publicly reported by our compensation peer group	Setting pay for our executives

Setting base pay and short- and long-term incentive targets for the next year/award cycle. This helps to determine if each executive’s compensation package is appropriately aligned with the external market.

November — February
Performance Assessments	Executive feedback	Evaluating individual performance based on input from the CEO	Determining the short-term incentive award payments for the award period that recently ended and determining merit increases and adjusting individual award opportunities for the next award cycle.	November — February
Tally Sheets	Internal compensation and benefits data	Evaluating total remuneration and internal pay equity of our executives

Evaluating the total remuneration and projected payments to the NEOs under various termination scenarios. This helps to determine if each executive’s compensation package is appropriately aligned with that of internal peers and whether any adjustment to our compensation plans or programs, or an individual’s pay package, is necessary.

February
Peer Pay and Performance Analysis	Publicly available financial and compensation information as reported by the companies that we have identified as peers for compensation and strategic planning purposes	Evaluating pay and performance to validate individual compensation plans that were established in February

Comparing pay and performance results with that of the peer group to determine the efficacy of the Total Compensation Analysis and Planning Process.

This study also provides insight into how peers establish their pay for performance profiles.

July
Executive Compensation Program Audit	External market data compiled by the Committee’s independent consultant	Comprehensive review of all executive compensation, benefit, and perquisite programs and design features	This report compares our programs to prevalent practices in the external market to confirm alignment with the market and best in class governance practices.	October

Total Compensation Analysis and Planning Process (November – February)

We target total compensation to be within the median range of compensation paid by similarly sized industrial companies. We continually monitor and assess the competitive retention and recruiting pressures in the industries and markets where we compete for executive talent. As a result, the Committee periodically has exercised its judgment to set target compensation levels of certain executives above the market median to foster retention.

Several analyses play a role in the Committee’s Total Compensation Analysis and Annual Planning Process:

Market Analysis — In the fourth quarter of each year, our human resources department conducts a market analysis. First, we align our executives' positions with comparable positions as reported in surveys published by two national consulting firms, Aon and WTW. We also review the compensation data that is publicly reported by the companies that comprise our compensation peer group. Then, in February, we prepare a comprehensive

EATON 2026 Proxy Statement	33

Compensation Discussion and Analysis

report for the Committee, which also is reviewed by its independent consultant, that compares our executives’ compensation to the compensation peer group median and the average of the surveys’ median compensation data. This helps the Committee determine how each executive officer’s compensation compares to current market median values.

In preparing our comparison for 2025, we used the survey results for “industrial” companies (as categorized by the survey vendors), whether publicly or privately held, with revenues between $10 billion and $50 billion. The group contains between 100 and 150 companies with revenues ranging from approximately one-half to two times our revenue. We believe this combined comparator group adequately represents the market in which we compete for talent. The companies participating in each survey vary, and we are not able to determine which of the companies reported data for each position and each component of pay.

Analysis of Internal Pay Equity and our Current Pay Levels — Internal equity among similarly situated positions is an important consideration in establishing individual pay targets. We maintain internal equity by establishing approximately the same target incentive opportunities for similarly situated positions. When determining what positions are similarly situated, we consider the following aspects of each position: its essential functions, the ability of the position holder to influence our overall results, any educational requirements, where the position stands in our leadership ranks, and job demands such as frequent travel and the need to respond to business matters at any time and under any circumstances.

Tally Sheets — In addition to the market analysis, each February, we provide the Committee with a comprehensive compensation Tally Sheet for each NEO. These Tally Sheets, which are also reviewed by the Committee’s independent consultant, help the Committee evaluate total remuneration and internal pay equity. The Committee reviews them before making decisions about the compensation of the NEOs for the next year. Each Tally Sheet includes all components of the executive’s current compensation, including base salary, short-term incentive compensation, equity incentive compensation, retirement savings programs, health and welfare programs, and the cost of personal executive benefits. The Committee also reviews potential payments under various termination scenarios.

Performance Assessments — Executive performance assessments are another key part of the Committee’s Total Compensation Analysis and Planning Process. Mr. Ruiz meets individually with his direct reports, including the NEOs, to discuss the performance assessments for their respective direct reports and to formulate initial recommendations for an appropriate total compensation plan for each executive. No member of management, including Mr. Ruiz, makes recommendations regarding his or her own pay. The Committee meets with its independent consultant in Executive Session to review Mr. Ruiz’s performance assessment, the comprehensive market data for his position, and his Tally Sheet to establish his total compensation plan.

Evaluating Pay

In July of each year, the Committee evaluates pay relative to external market data to validate the individual compensation opportunities that were established in February, and also considers whether we are setting appropriate performance hurdles and criteria. This process involves collecting and reviewing peer group information and third-party survey data and analyzing it as described below.

Peer Group Selection — The Committee uses proxy compensation data reported by a compensation peer group together with the survey data described under “Market Analysis” to set each NEO's base salary and short- and long-term incentive targets. The Committee uses a compensation peer group in order to have additional data points to consider when setting pay and evaluating compensation programs. With input from Meridian, the Committee chose the companies in the compensation peer group based on specific characteristics such as, but not limited to: trailing 12 months revenue; market cap and revenue in the range of one-third to three-times those of Eaton’s; number of employees; financial performance; industry; total non-U.S. revenue; number of reporting segments; and whether the company includes Eaton in its own peer group. In addition, the peer industry mix of the compensation peer group is focused on diversified industrial companies that are operationally and strategically similar to Eaton and represents a sample of companies with whom we compete for talent. The 23 companies that comprised Eaton’s compensation peer group used for benchmarking executive pay in 2025 are listed in the following table.

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Compensation Discussion and Analysis

2025 Compensation Peer Group
3M Company	Emerson Electric Co.	PACCAR Inc.
ABB Ltd	Honeywell International Inc.	Parker-Hannifin Corporation
Aptiv PLC	Illinois Tool Works Inc.	Rockwell Automation, Inc.
Carrier Global Corporation	International Paper Company	Stanley Black & Decker, Inc.
Caterpillar Inc.	Johnson Controls International plc	TE Connectivity plc.
Cummins Inc.	Lear Corporation	Trane Technologies plc
Deere & Company	Northrop Grumman Corporation	Whirlpool Corporation
Dover Corporation	Otis Worldwide Corporation

In October 2025, the Committee conducted a routine review of the peer group in light of our growth strategy and because our revenue exceeded the median of the group listed above. Upon review of an analysis conducted by Meridian using the characteristics described in the previous paragraph, the Committee decided to make the following changes to the composition of the group for 2026: Aptiv PLC, Dover Corporation, International Paper Company, Lear Corporation, Rockwell Automation, Inc., Stanley Black & Decker, Inc., and Whirlpool Corporation will be removed from the group and Cisco Systems, Inc., GE Vernova Inc., General Dynamics Corporation, and Quanta Services, Inc. will be added to the group. Eaton's revenue is positioned at approximately the 47th percentile of this revised group.

The compensation peer group does not replace Eaton’s strategic peer group that served as the relative peer group for purposes of comparing TSR as it relates to Eaton’s long-term performance-based incentive plan. The strategic peers used in our long-term plan were chosen based on their industry segment, among other considerations, so that the overall revenue of each segment would approximate Eaton’s revenues for each segment (Electrical, Aerospace, and Mobility) versus overall revenue for the entire enterprise. The revenue of many companies in the strategic peer group is smaller than Eaton’s and given that there is a correlation between the revenue size of a company and the pay it delivers, the Committee determined that the strategic peer group would not serve as an appropriate peer group for purposes of setting pay.

Peer Pay Analysis — Each year, we provide the Committee with an analysis that includes the compensation reported by each publicly traded compensation peer in its annual proxy statement and market survey data for positions that are equivalent to positions held by our NEOs. The Committee uses this analysis in reviewing and establishing our stretch incentive plan goals and in answering whether our compensation targets and payouts are appropriately aligned to market comparators given our performance. In 2025, this review of survey and compensation peer proxy data confirmed that Eaton’s compensation opportunities were aligned with the external data points and that we are setting rigorous targets.

Executive Compensation Program Audit — Each October, the Committee’s independent consultant prepares a report that compares Eaton’s executive compensation programs to prevalent practices in the external market. This review includes, but is not limited to, the design of our short- and long-term incentive plans, deferral plan design, severance and change of control practices, executive benefits and perquisites, stock ownership requirements, and clawback policies. The Committee uses this report to determine whether any changes are needed to any of our executive compensation programs to better align with market and governance practices. In 2025, the Committee did not make any changes to our executive compensation plans or programs as a result of this report.

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Compensation Discussion and Analysis

COMPONENTS OF COMPENSATION

In this section, we describe the main components of our executive compensation program, including the plan design and metrics we use in our performance-based incentive plans. The charts below illustrate the mix of pay at target for our CEO and the average pay mix of the other NEOs. Items reported as All Other Compensation and Change in Pension Values and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table are not included in the following charts. The Committee reviews compensation that is reported as All Other Compensation and compensation based upon the change in pension values as part of the Tally Sheet review previously discussed in the context of a competitive overall benefit design and not as an element of its annual compensation decisions.

CEO Pay Mix at Target	Average Other NEO Pay Mix at Target

OVERVIEW OF OUR PRIMARY COMPENSATION COMPONENTS

Component	Description	Form/Timing of Payout
Base salary	Levels reflect job responsibilities and market competition	Paid in cash throughout the year
Short-term incentive	Executive Incentive Compensation ("EIC") Plan – Cash incentive tied to Adjusted EPS and Adjusted OCF goals, as well as business unit and individual performance objectives	Paid in cash after the year has ended and performance has been measured Executives may elect to defer payments under our Deferred Incentive Compensation Plan II
Long-term incentives	Value realization for our long-term incentives depends on our stock performance	Earned awards are distributed in Eaton ordinary shares after the 3-year award period has ended and performance has been measured.
50% PSUs	ESIP – Long-term performance-based incentives granted in the form of PSUs that vest based on relative TSR targets.
25% RSUs	RSUs and stock options – Long-term incentives that vest over time based on continued service to our Company	Vest in approximately equal annual installments over 3 years
25% Stock Options
Other performance and retention grants	Retention RSUs – Granted on rare occasions to foster engagement and retention and may be tied to achievement of performance objectives	Vesting periods range from 3 to 10 years

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Compensation Discussion and Analysis

Base Salary

We pay a competitive base salary to our executive officers in recognition of their job responsibilities. In general, the Committee sets base salaries at approximately the market median as described under “Total Compensation Analysis and Planning Process." On occasion, the Committee may set an executive’s base salary above the market median to foster retention and/or recognize superior performance. Executives must demonstrate consistently effective individual performance in order to be eligible for a base salary increase. In making salary adjustments, the Committee considers the executive’s base salary and total compensation relative to the market median and other factors such as individual performance against business plans, initiative, leadership, experience, knowledge, and success in building organizational capability.

2025 BASE SALARY

During the February 2025 Total Compensation Analysis and Planning Process, the Committee reviewed each executive’s base salary relative to the market data as described under “Total Compensation Analysis and Planning Process,” as well as the executive’s individual performance over the prior year. After discussing these items, the Committee determined it was appropriate to deliver merit increases on March 1, 2025, to Messrs. Ruiz, Leonetti, Monesmith, and Marshall as shown in the following table. Mr. Ruiz's adjustment also accounted for his promotion to Chief Executive Officer, effective June 1, 2025. Mr. Arnold did not receive a salary increase in 2025 due to his anticipated retirement. Ms. Clark Dougherty and Mr. Awada did not receive increases due to the dates they started working for the Company.

Executive	2025 Increase %	2025 Base Salary

P. Ruiz	10.00%	$1,100,000
O. Leonetti	4.00%	$925,600
H. Monesmith	4.00%	$858,660
K. Awada	0.00%	$750,000
L. Clark Dougherty	0.00%	$625,000
C. Arnold	0.00%	$1,450,000
E. Marshall	4.50%	$822,363

Short-Term Performance-Based Compensation

We establish a competitive annual cash incentive opportunity for each NEO, which is intended to align with the market median short-term incentive target (expressed as a percentage of base salary) as determined in our annual market analysis. The Committee determines target opportunities for each executive in February during its Total Compensation Analysis and Planning Process. Annual cash incentive opportunities can be earned from 0-300% of target, with the threshold for payment set at 25% of target.

Metrics, Goals, and Results — In February 2025, the Committee established Adjusted EPS and Adjusted OCF goals based on its review of market analyses, our annual profit plan as approved by the Board, external research reports, and analyses of peer group data. The Committee also considered Adjusted EPS growth rate guidance for us and our strategic peers as a key starting point for setting aggressive performance objectives for our short-term incentive plan. The Adjusted EPS metric measures earnings growth, while the Adjusted OCF metric is a direct measure of the operating efficiencies we believe we need to be successful, including, but not limited, to the Company’s ability to produce cash that is available to drive shareholder value through acquisitions, dividends, share buybacks, repayment of debt, and other strategic initiatives. In addition, both metrics are used among our compensation peers. The Committee also believes these are appropriate metrics because of their link to shareholder value creation. The Committee believes that the target level Adjusted EPS and Adjusted OCF goals established at the beginning of 2025 were challenging but attainable.

The following table shows the 2025 goals and our actual results for the year. Adjusted EPS and Adjusted OCF are non-GAAP measures. Adjusted EPS is defined as net income, excluding acquisition and divestiture charges, restructuring program charges, and intangible asset amortization expense, and Adjusted OCF is defined as operating cash flow, excluding the impact of U.S. qualified pension contributions. The 2025 target Adjusted EPS and Adjusted OCF objectives were $12.00 and $4,800 million, respectively. Actual Adjusted EPS and Adjusted OCF were $12.07 and $4,472 million, respectively, which generated a calculated payout of 96% of target. However, the

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Compensation Discussion and Analysis

Committee determined it was appropriate to remove from results certain one-time items, such as the gains on the Fibrebond acquisition that were not included in our profit plan, and other items that were not related to our operational performance, such as real-estate related transactions and the deferral of certain cash payments. After removal of these items, the payout was reduced to 70%.

2025 EIC PLAN GOALS AND RESULTS

2025 SHORT-TERM INCENTIVE AWARDS

In February 2025, in addition to establishing EIC Plan performance objectives, the Committee also established an individual target award opportunity for each executive that reflected the market median target annual incentive opportunity as determined in our annual market analysis. The Committee considered the following items in determining the final 2025 short-term incentive payout:

■ The Company’s 70% payout factor as described above.

■ Individual and business unit performance factors that are based on the achievement of the following performance criteria:

■ Financial Goals: Achieving the Company’s annual financial plan, as well as the annual financial plan for the executive’s business unit.

■ Growth Goals: Building our brand; outgrowing the markets in which we operate; introducing new products and services.

■ Operational Excellence: Workplace safety and emissions reduction; advancements in quality; supply chain improvement; and operational efficiency/productivity.

■ Building Organizational Capacity: Reinforcing our ethical standards; attracting and developing talent;

developing a diverse and inclusive organization; and promoting a learning culture.

The following table illustrates each NEO’s 2025 award opportunity and their actual award under the EIC Plan relative to that opportunity. The NEOs' awards are subject to the corporate and individual performance factors described above. Awards for Messrs. Awada, Arnold, and Marshall are prorated based on the date each was hired by, or departed from, the Company, as applicable. The amounts shown below are rounded to the nearest whole dollar. Each NEO’s short-term incentive award is appropriately reported in the Summary Compensation Table.

Executive	EIC Target as a % of Salary	EIC Target $		Adjusted EPS and Adjusted OCF Results		Individual Performance Factor		Award	Award as % of Target

P. Ruiz	150%	$1,650,000	x	70%	x	100%	=	$1,155,000	70%
O. Leonetti	105%	$971,880	x	70%	x	100%	=	$680,316	70%
H. Monesmith	105%	$901,593	x	70%	x	100%	=	$631,115	70%
K. Awada	80%	$150,000	x	70%	x	100%	=	$105,000	70%
L. Clark Dougherty	82%	$512,500	x	70%	x	105%	=	$376,687	74%
C. Arnold	170%	$1,027,083	x	70%	x	100%	=	$718,958	70%
E. Marshall	90%	$555,095	x	70%	x	100%	=	$388,566	70%

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Compensation Discussion and Analysis

Long-Term Incentive Compensation

The Committee establishes a target long-term incentive opportunity for each executive that is intended to align with the market median values as determined in our annual market analysis. We provide long-term incentive compensation to our executive officers in two components that generally are weighted as follows:

■ 50% in PSUs: Relative TSR serves as the performance criteria for the performance-based ESIP periods which are three years in length and generally subject to continued employment with us through the performance period. ESIP opportunities are denominated in PSUs and the number of share units earned by executives will depend on the rank of our total return to shareholders against that of a TSR Peer Group (named in the table on following page). The value realized by executives will depend on share price appreciation or depreciation over the award period, thereby providing a direct link to shareholder value creation.

■ 50% in Time Based Equity Awards: The NEOs typically receive approximately an equal mix of stock options and RSUs to align their interests with the shareholders based on the performance of our stock price. Time-based equity vests over a minimum of a three-year period and is subject to continued employment with us over the vesting period.

We believe that this mix of long-term incentives provides an appropriate balance that focuses executives on the long-term success of the Company and aligns their interests with those of the shareholders.

Equity Grant Practices — We typically grant equity-based awards in February. Consistent with market practices, the Committee also provides new hire grants at the time of hire that are intended to replace the value of long-term incentives that a newly hired executive forfeits when he or she leaves the prior employer to join our Company, as was the case with Ms. Clark Dougherty and Mr. Awada in 2025. For more information about our new hire grant practices, please see "Stock Option Grant Timing". In addition, in limited circumstances, the Committee may provide a grant in the event of a significant promotion. The Committee has the authority to fix the date and all terms and conditions of equity grants to executive officers and other employees under our various stock plans, all of which have been approved by our shareholders. Our equity program adheres to the following best practices:

■ Equity-based awards generally vest over, or upon the conclusion of, at least a three-year period and vesting is contingent upon continued service with us over the vesting or performance period (except in the case of an employee’s death, disability, or retirement).

■ We set the strike price for all of our stock options at the fair market value of our shares on the date of the grant.

Our current shareholder-approved stock plans define “fair market value” as the “closing price” as quoted on the NYSE on the date of the grant.

PERFORMANCE-BASED LONG-TERM INCENTIVES FOR THE PERIOD ENDING DECEMBER 31, 2025

2023-2025 ESIP Performance Criteria: The Committee adopted relative TSR as the performance metric for the 2023-2025 ESIP period. We and the Committee believe a short-term plan with earnings growth and operating cash flow metrics (via the Adjusted EPS and Adjusted OCF goals) complemented by a TSR-driven long-term plan is an effective combination that correlates with shareholder value creation.

The 2023-2025 ESIP was designed such that our TSR rank among a TSR Peer Group (named in the table on the following page) would determine an adjustment factor that could range from 0% to 200%. Ranking in between the threshold, target and maximum performance levels results in linear interpolation of the percentage earned.

Additionally, if our TSR was positive but ranked the lowest among the TSR Peer Group, the maximum adjustment factor that could be earned was 25% of target. If our TSR ranked highest among the TSR Peer Group when compared to that of the peer companies, but was negative, then the maximum adjustment factor that could be earned was 100% of target. Consistent with our historical practice, the adjustment factor under this plan design was capped at 200% of target.

The TSR Peer Group for the 2023-2025 award period was comprised of 16 companies (excluding Eaton), 11 of which are direct peers in either the Electrical, Aerospace, or Mobility segments and five of which are diversified peers. The revenue of the directly competitive peers in each segment expressed as a percentage of total peer group revenue roughly equated to the percentage of revenue each such segment represented of total Eaton revenue at the beginning of the award period (with the indirect peers added to the direct Electrical peers).

2023-2025 ESIP Awards — Awards earned for the 2023-2025 award period were determined based on our TSR ranking among the TSR Peer Group. For ESIP TSR calculation purposes, our stock price at the beginning of the award period is the average closing price per share taken over the first 30 trading days of the award period, which

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Compensation Discussion and Analysis

was $155.58 (adjusted to reflect dividend reinvestments over the period), and our stock price at the end of the award period is the average closing price per share taken over the last 30 trading days of the award period, which was $332.23 (adjusted to reflect dividend reinvestments over the period). This resulted in TSR of 113.55%. Eaton had an absolute ranking of sixth among the peer companies, and a percentile ranking at the 68.75th percentile. This percentile ranking resulted in a performance adjustment factor of 138% of target (rounded up to the nearest whole percentage from 137.5%). The results are shown in the following tables.

	Threshold	Target	Actual Results	Maximum

Relative Ranking	TSR is positive but ranks the lowest among the peers	50th Percentile	68.75th Percentile	100th Percentile
Adjustment Factor	25%	100%	138%	200%

Company Name	TSR	Absolute Ranking	Relative Ranking	Adjustment Factor (Linear Interpolation From 0% to 200%, Rounded to Whole Percent)

Woodward, Inc.	185.37%	1	100.00%
Parker-Hannifin Corporation	179.11%	2	93.75%
Moog, Inc.	157.40%	3	87.50%
Safran SA	137.74%	4	81.25%
Allison Transmission Holdings Inc.	122.55%	5	75.00%
Eaton Corporation	113.55%	6	68.75%	138%
ABB Ltd.	98.75%	7	62.50%
Hubbell, Inc.	94.94%	8	56.25%
Siemens Aktiengesellschaft	76.42%	9	50.00%
Schneider Electric SE	67.22%	10	43.75%
Legrand SA	66.00%	11	37.50%
Emerson Electric Co.	54.85%	12	31.25%
Rockwell Automation	48.75%	13	25.00%
Dover Corporation	36.25%	14	18.75%
Illinois Tool Works, Inc.	14.67%	15	12.50%
BorgWarner Inc.	14.57%	16	6.25%
Honeywell International Inc.	5.95%	17	0.00%

Final earned awards were determined by multiplying the target number of PSUs by the formulaic performance factor of 138% and rounding up to the nearest whole share. The earned number of PSUs vested on February 25, 2026 and will be reported in the Options Exercised and Stock Vested Table in our proxy statement for our 2027 annual general meeting. Dividend equivalents were also paid in cash based on the aggregate dividend paid over the period ($11.36) and the final number of earned share units.

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Compensation Discussion and Analysis

Awards earned by our NEOs for the 2023-2025 ESIP period are shown in the following table. Mr. Arnold retired on May 31, 2025 and Mr. Marshall departed the Company on September 30, 2025, therefore their earned awards are prorated based on the number of months each was actively employed during the award period. Mr. Leonetti, Mr. Awada, and Ms. Clark Dougherty were not employees at the inception of the 2023-2025 award period and did not participate in this award period.

Executive	2023-2025 Target	Target Units	Earned Share Units (based on 138% payout)	Value of Award at Vesting (based on $372.96 on 2/25/2026)	Accumulated Dividends (based on $11.36 per share)	Total Award + Dividend Equivalents

P. Ruiz	$850,000	5,235	7,225	$2,694,636	$82,068	$2,776,704
H. Monesmith	$1,175,000	7,235	9,985	$3,724,006	$113,422	$3,837,428
C. Arnold	$4,531,250	27,901	38,504	$14,360,452	$437,398	$14,797,850
E. Marshall	$572,917	3,529	4,871	$1,816,688	$55,323	$1,872,011

Long-Term Incentives Granted in 2025

Long-Term Incentive Grants in 2025 — In February 2025, the Committee established total long-term incentive opportunities, expressed as a cash value, for each executive. Targets are intended to align with market median long-term incentive value as determined during our annual market analysis described above. Long-term incentive grants were comprised of PSUs (50%) and time-based equity awards (50%).

PSUs Granted for the 2025-2027 ESIP — In February 2025, the Committee approved PSU grants that represented approximately 50% of each NEO’s target total long-term incentive opportunity. The number of PSUs granted to each NEO was based on the thirty-day average closing price of our ordinary shares leading up to and including the grant date. At the end of the award period, the number of PSUs will be adjusted up or down based on our TSR rank relative to that of the TSR Peer Group (described in the "2023-2025 ESIP Award" section). The adjusted number of share units, if any, will be distributed to participants in the form of our ordinary shares. An accumulated dividend equivalent equal to the aggregate dividend paid over the award period multiplied by the number of earned shares will be paid in cash at vesting.

Establishment of Performance Criteria for the 2025-2027 ESIP PSUs — The structure of our 2025-2027 ESIP is identical to that of the 2023-2025 ESIP described above. That is, awards for the 2025-2027 ESIP award period will be determined based on our TSR relative to that of the TSR Peer Group. TSR is calculated by taking the total of share price appreciation and dividends (assuming immediate reinvestment of dividends) over the three-year period compared to our share price at the beginning of the period. Our TSR rank among the TSR Peer Group will determine an adjustment factor which can range from 0% to 200%, such that executives will earn an award if our TSR ranks as follows:

	Threshold	Target	Maximum

Relative Ranking	TSR is positive but ranks the lowest among the peer group	50th Percentile	100th Percentile

Adjustment Factor	25%	100%	200%

Additionally, if our TSR is positive but ranks the lowest among the TSR Peer Group, the maximum adjustment factor that can be earned is 25% of target. If our TSR ranks the highest among the TSR Peer Group, but is negative, then the maximum adjustment factor that can be earned is 100% of target. The payout between threshold and maximum will be interpolated based on the rank of our TSR among the peer companies.

The TSR Peer Group for our 2025-2027 award period includes the same 16 companies that comprised our TSR Peer Group for the 2023-2025 and 2024-2026 award periods. Eleven of the TSR Peers are direct peers in either the Electrical, Aerospace, or Mobility segments and five are diversified but relevant peers. The revenue of the directly competitive peers in each segment expressed as a percentage of total peer group revenue roughly equates to the percentage of revenue each such segment represents of total Eaton revenue (with the indirect peers added to the direct Electrical peers). The companies included in the TSR Peer Group are:

Direct Peers: ABB Ltd., Allison Transmission Holdings Inc., BorgWarner Inc., Hubbell, Inc., Legrand SA, Moog, Inc., Rockwell Automation Inc., Safran SA, Schneider Electric SE, Siemens Aktiengesellschaft, Woodward, Inc.

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Compensation Discussion and Analysis

Diversified Peers: Dover Corporation, Emerson Electric Co., Honeywell International Inc., Illinois Tool Works, Inc., Parker-Hannifin Corporation

RSUs Granted in 2025 — On February 26, 2025, the Committee approved RSU grants that represented approximately 25% of each NEO’s target total long-term incentive opportunity, except Ms. Clark Dougherty, whose RSU grant represented 50% of her long-term incentive opportunity. These RSUs vest in approximately equal installments over three years, generally subject to continued employment with us. An accumulated dividend equivalent equal to the aggregate dividend paid over the restricted period multiplied by the number of shares vesting is paid in cash at vesting.

Stock Options Granted in 2025 — On February 26, 2025, the Committee approved stock option grants that represented approximately 25% of each NEO's target total long-term incentive opportunity, except Ms. Clark Dougherty, who was not an executive officer on the grant date and therefore was not eligible to receive a stock option grant. The stock options granted in 2025 will vest in substantially equal annual installments over three years, generally subject to the executive’s continued employment with us. Stock options have a ten-year term and a strike price equal to the closing price per ordinary share on the date of the grant.

2025 Long-Term Incentive Targets — Each NEO’s target long-term incentive opportunity and mix of grant types is shown below. Mr. Awada was hired after the annual grant date and did not receive long-term incentive grants during our annual planning process (see "New Hire Grants in 2025"). The target amounts shown below differ from the amounts reported in the Summary Compensation Table, which reports the grant date fair value determined in accordance with ASC Topic 718.

Executive	PSU Target	RSU Target	Stock Option Target	Target Total Long-Term Incentive

P. Ruiz	$3,000,000	$1,500,000	$1,500,000	$6,000,000
O. Leonetti	$1,800,000	$900,000	$900,000	$3,600,000
H. Monesmith	$1,450,000	$725,000	$725,000	$2,900,000
L. Clark Dougherty	$750,000	$750,000	$0	$1,500,000
C. Arnold	$6,250,000	$3,125,000	$3,125,000	$12,500,000
E. Marshall	$800,000	$400,000	$400,000	$1,600,000

New Hire Grants in 2025

Ms. Clark Dougherty and Mr. Awada each received cash sign-on bonuses ($483,373 and $1,262,820, respectively) and new hire grants to replace short- and long-term incentive opportunities that each forfeited upon joining Eaton. The cash sign-on bonuses are subject to agreements that require the executive to repay to Eaton the full amount of the bonus if he or she voluntarily resigns or is terminated for Cause (as defined in the repayment agreement) within three years of their respective hire dates. The new hire grants included RSUs in the amounts set forth in the following table, with the same terms as described above for the long-term incentives granted in 2025.

Executive	Grant Date	RSU Target
L. Clark Dougherty	February 3, 2025	$1,100,781
K. Awada	November 3, 2025	$3,411,480

Other Officer Arrangements

Effective May 31, 2025, Mr. Arnold retired from Eaton and was eligible for retirement treatment of various components of compensation and benefits, consistent with the treatment provided to executives who have an approved retirement and terms of applicable plans. Pursuant to the applicable terms and conditions of his equity award agreements and the determination of the Committee, this retirement treatment includes, continued vesting of outstanding unvested RSUs and stock options (the stock options will remain exercisable for the remainder of their term). A pro-rata portion (based on his service during the performance period) of his PSUs may be earned based on actual performance determined following the end of the performance period. Pursuant to the terms of the EIC Plan, Mr. Arnold's target award was pro-rated to reflect the number of months of his service during the award period and calculated using the same performance factor (70%) that was used to determine all other

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Compensation Discussion and Analysis

participants' awards. The treatment of Mr. Arnold's health, welfare and retirement benefits and nonqualified deferred compensation is managed in accordance with the terms and conditions of the applicable plans. Please see "2025 Potential Payments Upon Termination or Change of Control - NEO Departures" for additional information.

Effective September 30, 2025, Mr. Marshall departed from the Company. In connection with his departure, Mr. Marshall entered into an agreement with the Company, which provided the following payments and benefits: (i) a payment equal to 1.5 times the sum of his current annual salary and target annual incentive under the Company's short-term incentive plan; (ii) a payment in consideration of the approximate surrender value of an individually owned life insurance policy and outplacement services; (iii) pro-rated eligibility in the open award periods under the Company's performance-based short- and long-term incentive programs; (iv) vesting of a special retirement contribution to the Eaton Supplemental Retirement Plan; (v) continued vesting of his unvested stock options and RSUs with the remaining term to exercise options; and (vi) health and welfare benefits continuation for a period of six months. Please see "2025 Potential Payments Upon Termination or Change of Control - NEO Departures" for additional information.

HEALTH AND WELFARE, RETIREMENT AND OTHER BENEFIT PLANS

Health and Welfare Benefits and Retirement Income Plans

We provide our executive officers with the same health and welfare and retirement income benefit programs that we provide to our other salaried employees in the United States, with certain exceptions described below. Our NEOs may choose to participate in our 401(k) plan and receive Company matching contributions, which are reported as “All Other Compensation” in the Summary Compensation Table. We provide 401(k) matching contributions that comply with Internal Revenue Code (the "Code") limits.

In place of typical Company-paid group term life insurance, we provide certain NEOs and approximately 100 other active employees who were hired prior to January 1, 2016 with Company-paid life insurance coverage under two separate policies. The aggregate coverage provided by these two policies of approximately one-times base salary is consistent with the level of coverage provided through our group term life policy to other U.S. salaried and non-union employees. For those participants who have two policies, the majority of the executives’ life insurance (base salary minus $50,000) is covered under an executive-owned individual whole-life policy, with the remaining $50,000 of insurance covered under our group term life policy. The value of the Company-paid premium for the whole life policy is imputed as income to each covered executive.

At the time of its inception, we decided to provide this executive life insurance arrangement to allow each executive to have a paid-up policy at retirement that would mirror Company-provided post-retirement group term life insurance, but with less post-retirement tax complexity for both the executive and the Company. Employees hired after January 1, 2016, including NEOs, receive a benefit of one-times base salary through our group term life policy.

EATON 2026 Proxy Statement	43

Compensation Discussion and Analysis

Other Retirement and Compensation Arrangements

The 2025 Pension Benefits table in this Proxy Statement reports retirement benefits for Mr. Arnold and the other NEOs who participate in our defined benefit pension plans. Certain provisions of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board has authorized plans under which payment will be made for any benefits that may exceed those limits. If these nonqualified benefits accrued before 2005, executives may choose a lump sum payment or an annuity (unless otherwise determined by the Committee), except that if there is a change of control of the Company, they will be paid at the time of the event (unless otherwise determined by the Board) in a lump sum. These benefits that accrued after January 1, 2005 will be paid in the form of a single sum at retirement.

In response to market practices and to enhance our ability to attract and retain key executives, the Board of Directors also adopted plans that provide supplemental annual retirement income to certain executives whom we hire mid-career, because they do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income or nonqualified restoration plans. These supplemental plans deliver a benefit if the executive either retires at age 55 or older with at least 10 years of service, or at age 65 or older regardless of the years of service. No new participants have been added to this plan since 2011.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define the term "compensation" to include base salary, overtime pay, pay premiums, and awards under any short-term variable pay or incentive compensation plans (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under the nonqualified executive retirement income arrangements described in the preceding paragraph. These qualified and nonqualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers that consider base salary and earned annual incentive awards in the calculation of the executives’ account balances. Long-term incentives, including cash and amounts realized upon the exercise of stock options or vesting of other equity-based awards, are not factored into these calculations.

PENSION FREEZE ENACTED DECEMBER 31, 2020

Eaton regularly considers cost savings opportunities in all aspects of how we operate, including the market competitiveness of our retirement benefits. Since 2001, we have periodically reviewed our pension plan to determine how we compare to companies like ours, particularly diversified industrial companies. Our survey found that many large companies, including over half of our peers, had already frozen or announced they were freezing their pension plans. Effective December 31, 2020, we froze our qualified pension plans for U.S. non-union employees, including our NEOs. This freeze affects participants in our Pension Plan for Eaton Employees. In the first quarter of 2021, we froze, with the same effect and timing, the related nonqualified DB Restoration and Limited Service Supplemental Plans. These plans are further described below.

■ For those in our “Average Final Annual Compensation” benefit formula (the “AFAC Benefit Formula”), the freeze will take effect as of December 31, 2025, meaning no additional pay and service credits will be earned beginning on January 1, 2026.

■ For those in our “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”), the freeze took effect as of December 31, 2020, but we will not end cash balance pay credits until December 31, 2025. Instead of putting the pay credit in employees’ cash balance pension accounts, we will duplicate it as a contribution to the Eaton Savings Plan ("ESP") (Eaton’s 401(k)) and Eaton Supplemental Retirement Plan over the five-year transition period. Pay credits for compensation greater than the amount of annual compensation that may be taken into account in calculating contributions to a qualified savings plan are credited to the participant’s notional account in the Eaton Supplemental Retirement Plan.

At the end of the five-year period, beginning January 1, 2026, participants in these plans will then be eligible to receive the same contribution into the ESP and Eaton Supplemental Retirement Plan, as applicable, as employees hired on or after April 1, 2013, which is currently a 4% Eaton Retirement Contribution. Any employee hired on or after April 1, 2013 and all U.S. employees of Cooper immediately prior to our acquisition of Cooper receive an additional employer contribution under the ESP and Eaton Supplemental Retirement Plan, as applicable, in lieu of earning a benefit under the aforementioned pension plans.

44	EATON 2026 Proxy Statement

Compensation Discussion and Analysis

Deferral Plans

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short-term EIC plan and formerly utilized cash-settled long-term incentive plans. Our deferral plans do not allow executives to defer the receipt of their share-based awards. We offer deferral arrangements so that our executives have a competitive opportunity to accumulate additional retirement assets and a means to meet our share ownership requirements.

Personal Benefits

We provide our executive officers with limited personal benefits such as reimbursement for financial and estate planning and tax preparation. Personal benefits are treated as taxable income to the executive.

Employment Contracts, Change of Control Agreements and Severance Benefits

We do not provide our executive officers with employment contracts; however, we do enter into Change of Control Agreements with each executive officer that provide benefits if an executive’s employment is terminated or materially changed for certain reasons following a change of control. These agreements contain double-trigger severance provisions and restrictive covenants and do not provide tax gross ups.

We believe that these Change of Control Agreements are in the best interest of our shareholders because they help foster the continued dedication and focus of key executives in the event of a change of control of the Company. Details of our Change of Control Agreements may be found in the narrative discussion accompanying the "2025 Potential Payments Upon Termination or Change of Control" section.

As previously stated, we have not entered into employment contracts with any of our NEOs. As such, no NEOs, during employment, have contractual arrangements that prescribe severance benefits in the event an executive’s employment is involuntarily terminated by the Company for reason other than Cause. Instead, the Committee has the sole discretion to decide what, if any, severance benefits will be offered to the executive. In the case of an involuntary termination for reason other than Cause, we would expect the Committee to consider providing severance benefits of up to two-times the sum of annual base salary plus target annual incentive, as described in the Involuntary Termination - Not for Cause scenario under the "2025 Potential Payments Upon Termination or Change of Control" section, depending on the circumstances leading to the executive’s termination. The Committee believes that it is in the best interest of the Company and our shareholders when a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-competition, non-solicitation, non-disparagement, and general release agreements. It is not our practice to provide severance in the case of a termination for “Cause”, voluntary resignation, retirement (including when our officers reach the mandatory retirement age of 65), death, or disability.

Limited Tax Protection for Relocation and Foreign Assignments

We and the Committee believe that tax protection is appropriate in very limited circumstances to avoid the potential for the value of a benefit to be reduced as a result of tax requirements that are beyond an executive’s control. Specifically, we provide tax protection for our employees under our relocation and foreign assignment policies so that they are able to make decisions to accept new assignments without concern that relocating would be a disadvantage from a tax standpoint.

Use of Our Aircraft

We own, operate, and maintain Company aircraft to enhance the ability of our executive officers and other corporate and business leaders to conduct business in an effective manner. This principle guides how the aircraft are used. We have a stringent aircraft use policy under which the primary use of this mode of transportation is to satisfy business needs and all aircraft use must be accounted for at all times and in accordance with applicable laws. The policy also allows our CEO to use our aircraft for personal travel as needed to foster his productivity and enhance personal security. Our aircraft policy does not permit other executives to use Company-owned aircraft for personal use without the advance approval of the CEO. No NEOs receive tax protection on the imputed income for personal use of Company-owned aircraft.

EATON 2026 Proxy Statement	45

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION POLICIES AND GUIDELINES

Share Ownership Requirements

We expect all of our executive officers and certain other high-level key executives to hold a number of our shares with a value equal to a pre-determined multiple of their base salary. These multiples, as shown in the following table, represent the minimum guidelines and are consistent with trends we have seen in the competitive market. The following shares are considered when measuring each executive’s ownership compared to the multiple: Eaton stock owned outright, unvested Eaton restricted share awards or units, Eaton stock credited to the executive’s ESP account, and Eaton stock units credited to the executive’s deferred compensation account. In addition, each executive is required to own a minimum of 20% of the required shares outright, which includes shares owned directly and shares held in the ESP. Stock options and PSUs are not counted toward these requirements.

Executives are expected to hold shares that vest and shares acquired upon the exercise of stock options until these requirements are met. In addition, executives are expected to reach these guidelines within five years of appointment to a new position and are expected to satisfy them for the duration of their employment with the Company.

The Committee reviews each executive officer’s share ownership relative to these levels each February. As of the date of this Proxy Statement, each of the NEOs has exceeded his or her ownership and holding requirements or is making adequate progress to meet the requirements within the five-year time frame.

Position	Minimum Requirement

Chief Executive Officer	6 times base salary
Executive Vice President, Chief Financial Officer	4 times base salary
President and Chief Operating Officer - Electrical or Industrial Sector	4 times base salary
Other Officers	2-3 times base salary
General Managers and other ESIP participants	1 times base salary

Anti-Hedging and Pledging

No Hedging Transactions – Our insider trading policy prohibits all of our employees, officers, including our NEOs, and directors from engaging in any hedging transactions (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Eaton securities (including hedging with respect to mutual funds or other collective investment vehicles).

No Pledging – Our insider trading policy prohibits our employees, officers, including our NEOs, and directors from directly or indirectly pledging Eaton securities as collateral for a loan, including placing them in a margin account.

Clawback Policy

In July 2023, the Board adopted a new recoupment policy that complies with SEC and NYSE rules. The policy states that, in the event Eaton is required to prepare an accounting restatement (including any required accounting restatement (a) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), due to its material noncompliance with any financial reporting requirement under the United States securities laws, executive officers will forfeit any excess performance-based incentive compensation (whether received or unvested) to the extent that such performance-based incentive compensation (i) was directly based on financial metrics established by the Committee and achieved during the three-year period preceding the required restatement and (ii) that such executive officers would not have been entitled to receive but for the material noncompliance.

46	EATON 2026 Proxy Statement

Compensation Discussion and Analysis

The policy also provides that if an employee has engaged in any detrimental activity (defined as dishonest conduct resulting in a felony conviction or willful illegal conduct, fraud, or gross misconduct that is injurious to the Company) whether or not such detrimental activity directly or indirectly caused or partially caused the need for a material accounting restatement, the employee will forfeit any right to receive any further incentive compensation payments, and, promptly upon receiving notice, will repay to the Company any incentive compensation that related to or vested in any calendar year during which the detrimental activity occurred. This policy may be found on our website at www.eaton.com/governance.

Tax and Accounting Considerations

We carefully monitor and comply with any changes in the laws, regulations, accounting standards, and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee consistently has structured our executive compensation programs so they are competitive in the marketplace for executive talent and provide incentives and rewards that focus our executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

RELATIONSHIP BETWEEN COMPENSATION PLANS AND RISK

Compensation and Organization Committee Annual Risk Assessment

Each year, the Committee and management conduct a comprehensive review of our executive and broad-based compensation programs to determine whether any of our compensation programs, either individually or in the aggregate, would encourage employees to undertake excessive risks that are reasonably likely to have a material adverse impact on the Company.

After reviewing an inventory of our 2025 broad-based bonus, variable pay, and sales commission plans, which included the number of participants in each plan, the participants’ levels within the organization, the potential payments, and performance criteria used in the plans, the Committee concluded that none of the broad-based programs would likely give rise to a material risk.

The Committee also applied a risk assessment to the short- and long-term incentive plans that are described in this CD&A. This analysis included, but was not limited to, (a) whether performance goals were balanced and potential payments were reasonable based on potential achievement of those goals at the threshold, target, and maximum levels; (b) whether there is a balance between short- and long-term incentive opportunities and that pay is not overly weighted toward annual incentive opportunities; and (c) how our performance objectives and target award opportunities compared to the objectives and target awards underlying our peers’ incentive programs. The Committee also concluded that these short- and long-term incentive plans are not likely to give rise to a material risk.

Our Executive Compensation Strategies and Programs Are Structured to Reduce Risk

The Committee and management also concluded that our executive compensation strategy and programs are structured in the best interest of the Company and its stakeholders and do not create a material risk due to a variety of mitigating factors, such as:

■ An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements and delivers rewards based on sustained performance over time;

■ The Committee’s sole power to set performance objectives for our incentive plans;

■ Our long-term performance plan (ESIP) focuses on relative TSR. This creates a focus on driving sustained performance over multiple award periods that mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one period;

■ The use of equity awards fosters retention and these awards and our share ownership and holding requirements align our executives’ interests with those of our shareholders;

■ Capping the potential payouts under the short- and long-term incentive plans to eliminate the potential for windfalls; and

■ A clawback policy that allows us to recover compensation in the case of a material restatement of financial results and/or employee misconduct.

EATON 2026 Proxy Statement	47

Compensation Discussion and Analysis

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company's management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Lori J. Ryerkerk, Chair
Gregory R. Page
Sandra Pianalto

Robert V. Pragada
Karenann Terrell

48	EATON 2026 Proxy Statement

Compensation Tables

SUMMARY COMPENSATION TABLE

This table shows the total compensation of the Company’s current and former Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers in fiscal years 2025, 2024 and 2023. Mr. Marshall’s employment ended on September 30, 2025. If he had been serving as an executive officer on December 31, 2025, he would have been one of our three other most highly compensated executive officers and is therefore included in this table and the following tables.

SUMMARY COMPENSATION TABLE FOR 2025

Name and Principal Position	Year	Salary($)(2)	Bonus($)(3)	Stock Awards($)(4)	Option Awards($)(4)	Non-Equity Incentive Plan Compensation($)(5)	Changes In Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation($)(7)	Total($)

P. Ruiz Chief Executive Officer	2025	$1,087,116	–	$4,140,314	$1,384,695	$1,155,000	$7,667	$148,885	$7,923,677

	2024	$829,278	–	$2,119,553	$600,589	$1,358,125	$7,139	$117,279	$5,031,963

	2023	$707,841	–	$1,512,480	$453,635	$1,125,605	$2,741	$70,360	$3,872,662

O. Leonetti(1) Executive Vice President and Chief Financial Officer	2025	$923,272	–	$2,484,188	$831,779	$680,316	–	$181,025	$5,100,580

	2024	$805,076	$271,667	$5,754,556	$3,889,522	$1,003,475	–	$38,972	$11,763,268

H. Monesmith President and Chief Operating Officer - Electrical Sector	2025	$856,501	–	$2,001,895	$668,308	$631,115	$8,759	$172,904	$4,339,482

	2024	$813,605	–	$2,724,774	$773,486	$1,066,307	$8,725	$164,189	$5,551,086

	2023	$749,171	–	$2,090,150	$627,367	$1,250,893	$8,352	$138,745	$4,864,678

K. Awada Executive Vice President and Chief Human Resources Officer	2025	$181,731	$1,262,820	$3,411,480	–	$105,000	$9,971	$32,913	$5,003,915

L. Clark Dougherty Executive Vice President and Chief Legal Officer	2025	$584,135	$483,373	$2,481,529	–	$376,687	–	$281,533	$4,207,257

C. Arnold Former Chairman and Chief Executive Officer	2025	$602,552	–	$8,626,397	$2,884,782	$718,958	$1,005,216	$136,236	$13,974,141

	2024	$1,450,000	–	$12,611,090	$3,567,137	$3,183,548	$1,605,502	$158,191	$22,575,468

	2023	$1,441,667	–	$10,029,689	$3,012,084	$4,032,160	$1,743,780	$234,609	$20,493,989

E. Marshall Former Executive Vice President and Chief Human Resources Officer	2025	$610,915	–	$1,104,084	$370,214	$388,566	$3,886	$2,613,867	$5,091,532

	2024	$780,657	–	$2,088,253	$427,692	$914,711	$3,624	$152,661	$4,367,598

	2023	$744,672	–	$1,112,015	$332,987	$994,705	$3,403	$129,521	$3,317,303

(1) Mr. Leonetti ceased to serve as Executive Vice President and Chief Financial Officer as of March 2, 2026.

(2) In 2025, $150,000 of Mr. Ruiz’s salary and $79,167 of Mr. Arnold's salary was attributable to their service as a member of the Board per Irish regulations. Salaries for Mr. Awada, Ms. Clark Dougherty, Mr. Arnold, and Mr. Marshall reflect service provided to the Company in 2025 based on their respective hire or departure dates, as applicable.

(3) The amount for Mr. Awada and Ms. Clark Dougherty is a cash sign on bonus to replace the short-term and long-term incentive opportunities each forfeited when he or she left their respective former employers to join Eaton. Cash sign-on bonuses are subject to agreements that requires the executive to repay to Eaton the full amount of the bonus if he or she voluntarily resigns or is terminated for Cause within three years of their respective hire dates.

(4) These two columns show the grant date fair value of equity awards granted to the NEOs, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”), excluding the effect of estimated forfeitures. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with these valuations are further described in Note 14 to the Consolidated Financial Statements of our 2025 Annual Report on Form 10-K (the "2025 10-K"). The actual amounts realized by each NEO will vary based on a number of factors, including the market performance of our shares, continued employment through the vesting date, and timing of option exercises. The RSUs and stock options typically vest in substantially equal installments over a three-year period beginning with the first anniversary of the grant date. The PSUs are subject to performance criteria and may or may not vest at the end of the three-year performance period. Dividend equivalents are paid in cash when the RSUs and PSUs vest based on the aggregate dividend paid to our shareholders during the restricted period. The value of PSU awards, as reported in the table, does not change assuming that the highest level of performance conditions will be achieved.

EATON 2026 Proxy Statement	49

Compensation Tables

(5) Non-Equity Incentive Plan Compensation reported in this column includes payments earned under the EIC Plan. For 2025, the amounts shown represents the awards earned at 70% of target. The material features of this incentive plan are described in the CD&A.

(6) This column includes the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans for each NEO and above-market earnings on nonqualified deferred compensation. Mr. Monesmith participated in the Cooper Pension Plan, which was merged with the Pension Plan for Eaton Employees in 2018. He receives no other benefit under the Pension Plan for Eaton Employees. Messrs:. Ruiz, Leonetti, Marshall, and Ms. Clark Dougherty also do not receive a benefit under the Pension Plan for Eaton Employees. Instead, the NEOs other than Mr. Arnold receive an additional employer contribution under our defined contribution plan. Mr. Awada was rehired in 2025 and has a Pension Plan balance from his prior service to Eaton.

	Above-Market Earnings	Qualified	Nonqualified	Total
P. Ruiz	$7,667	-	-	$7,667
O. Leonetti	-	-	-	-
H. Monesmith	$8,759	-	-	$8,759
K. Awada	-	$9,971	-	$9,971
L. Clark Dougherty	-	-	-	-
C. Arnold	$424,632	$65,032	$515,552	$1,005,216
E. Marshall	$3,886	-	-	$3,886

(7) “All Other Compensation” includes:

■ Reimbursement of financial, tax, and estate planning;

■ Personal Use of Company Aircraft: The amount reported in the following table is the executive’s use of our airplanes for personal travel. In addition, in 2025, Messrs.: Ruiz, Leonetti, Monesmith, Awada, Arnold, and Marshall each had family members accompany them on our aircraft. There is no incremental cost to the Company for family members to accompany executives on trips; however, we are disclosing this perquisite in accordance with SEC rules. We do not reimburse NEOs for tax costs related to personal or family member use of our aircraft;

■ Life Insurance: We provide the NEOs and other U.S. salaried employees with a life insurance benefit approximately equal to one-times annual base salary. Approximately 100 U.S. salaried employees who were hired prior to January 1, 2016, including NEOs hired before that date, receive this benefit in the form of an individually-owned universal-life insurance policy that provides a benefit of annual base salary less $50,000, with $50,000 covered under our group term life insurance plan as described in the "Health and Welfare Benefits and Retirement Income Plans" section. U.S. salaried employees hired after January 1, 2016, including NEOs hired after that date, are eligible for life insurance benefits through our group term life insurance plan. The annual premium paid by us during 2025 for each of the NEOs is shown in the following table. Each participant is responsible for paying individual income taxes due with respect to our insurance program;

■ Contributions to the ESP and Eaton Supplemental Retirement Plan ("DC Plans"): The amount of our contributions to the NEOs’ accounts under the ESP and Eaton Supplemental Retirement Plan is reported in the following table. The ESP permits an employee to contribute a portion of his or her salary to the ESP, subject to limits imposed under the Code. The NEOs other than Mr. Arnold receive an additional 4% of base salary employer contribution under the ESP in lieu of a benefit under our defined benefit pension plans like all other employees hired on or after April 1, 2013. As described under “Pension Freeze Enacted December 31, 2020” in the CD&A, participants in the Eaton Personal Pension Account receive credits to the ESP or Eaton Supplemental Retirement Plan, as applicable, in lieu of putting the pay credits in employees’ cash balance pension accounts.

■ Other: The Other amounts listed for Mr. Leonetti, Mr. Awada, and Ms. Clark Dougherty are attributable to relocation and include tax gross-ups of $39,618, $566, and $100,727, respectively, per our relocation policy as described in the CD&A.

Pursuant to the terms and conditions of his agreement with the Company, upon his departure, Mr. Marshall received: a lump sum cash payment of $2,343,735 (representing 1.5 times the sum of his annual salary and target annual incentive under the Company's short-term incentive plan); a $65,000 cash payment representing the estimated cash surrender value of a universal life insurance product; an $18,000 cash payment in consideration of outplacement services; and a $43,490 cash payment for unused vacation. This column excludes his unvested 2023, 2024, and 2025 PSUs, RSUs, and stock options, the values of which are included in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table, which will continue to vest on their original stated vesting schedules following his termination date. His unvested PSUs are prorated to reflect the number of months worked in each award period and had an aggregate value of $2,206,578 (assuming target performance), such unvested RSUs had an aggregate value of $1,831,954, and such stock options had an aggregate value of $1,047,038 at the time of his departure. Please see "2025 Potential Payments Upon Termination - NEO Departures" for additional information.

	Financial Planning	Personal Use of Aircraft	Company Paid Life Insurance	Employer Contributions to DC Plans	Other	Total
P. Ruiz	$37,033	$2,028	$1,107	$108,717	-	$148,885
O. Leonetti	$5,800	$2,496	$1,303	$83,092	$88,334	$181,025
H. Monesmith	$14,655	$66,768	$4,236	$87,245	-	$172,904
K. Awada	$8,600	$7,020	$85	$8,942	$8,266	$32,913
L. Clark Dougherty	-	-	$845	$31,101	$249,587	$281,533
C. Arnold	$20,325	$63,024	$42,387	$10,500	-	$136,236
E. Marshall	$62,314	$8,424	$532	$72,372	$2,470,225	$2,613,867

50	EATON 2026 Proxy Statement

Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN 2025

The following table summarizes the potential awards payable to NEOs with respect to the short-term and long-term incentive award opportunities granted in 2025.

			Estimated Future Payout under Non-Equity Incentive Plan Awards			Estimated Future Payout under Equity Incentive Plan Awards			Stock Awards

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards

P. Ruiz	2/26/2025	(1)	$412,500	$1,650,000	$4,950,000
	2/26/2025	(2)				2,325	9,300	18,600				$2,757,636
	2/26/2025	(3)								14,400	$297.35	$1,384,695
	2/26/2025	(3)							4,650			$1,382,678
O. Leonetti	2/26/2025	(1)	$242,970	$971,880	$2,915,640
	2/26/2025	(2)				1,395	5,580	11,160				$1,654,582
	2/26/2025	(3)								8,650	$297.35	$831,779
	2/26/2025	(3)							2,790			$829,606
H. Monesmith	2/26/2025	(1)	$225,398	$901,593	$2,704,779
	2/26/2025	(2)				1,124	4,495	8,990				$1,332,857
	2/26/2025	(3)								6,950	$297.35	$668,308
	2/26/2025	(3)							2,250			$669,038
K. Awada	10/6/2025	(1)	$150,000	$600,000	$1,800,000
	11/3/2025	(3)							8,825			$3,411,480
L. Clark	2/3/2025	(3)							3,490			$1,100,781
Dougherty	2/26/2025	(1)	$128,125	$512,500	$1,537,500
	2/26/2025	(2)				581	2,325	4,650				$689,409
	2/26/2025	(3)							2,325			$691,339
C. Arnold	2/26/2025	(1)	$616,250	$2,465,000	$7,395,000
	2/26/2025	(2)				4,844	19,375	38,750				$5,745,075
	2/26/2025	(3)								30,000	$297.35	$2,884,782
	2/26/2025	(3)							9,690			$2,881,322
E. Marshall	2/26/2025	(1)	$185,032	$740,127	$2,220,380
	2/26/2025	(2)				620	2,480	4,960				$735,370
	2/26/2025	(3)								3,850	$297.35	$370,214
	2/26/2025	(3)							1,240			$368,714

(1) EIC PLAN. These annualized amounts represent potential payments that were established for 2025 under our EIC Plan. Messrs. Awada, Arnold and Marshall's EIC targets will be prorated based on the date each was hired by, or departed from, the Company, as applicable.

(2) ESIP AWARD. This represents the potential payments that were established in 2025 for the 2025-2027 ESIP Award Period granted under the 2020 Stock Plan. ESIP opportunities take the form of PSUs and at the end of the award period, the target number of PSUs will be adjusted and paid based on the Company’s TSR rank among a group of peers. The final number of PSUs cannot exceed two times the target number of share units. Dividend equivalents will be paid in cash based on the earned number of PSUs and the aggregate dividend paid to our investors over the three-year award period. Earned awards, if any, will be distributed in the first quarter of 2028 and the value realized will vary based on our TSR performance and our share price when the shares vest. The value of PSUs shown in this table are computed in accordance with ASC 718.

(3) STOCK OPTIONS and RSUs. These amounts represent stock options and RSUs granted in February 2025 under the 2020 Stock Plan. The value of RSUs shown in this table are computed in accordance with ASC 718. The value of stock options is based on a Black-Scholes option pricing model. The assumptions used in connection with the valuations of the grants in this table are further described in Note 14 to the Consolidated Financial Statements of the 2025 10-K. The actual amounts realized by individual NEOs will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

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Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2025

The following table summarizes the outstanding equity awards held by the NEOs at December 31, 2025. The closing price per ordinary share on the last trading day in 2025 ($318.51) was used to determine the market value of the unvested RSUs and PSUs shown in the “Market Value of Shares or Units of Stock That Have Not Vested ($)” and "Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)" columns.

	Option Awards						Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

P. Ruiz	2/26/2025	-	14,400	-	$297.35	2/26/2035	2/26/2025		4,650	$1,481,072	9,300	$2,962,143
	2/28/2024	2,178	4,422	-	$286.96	2/28/2034	2/28/2024		1,404	$447,188	4,190	$1,334,557
	2/22/2023	6,204	3,196	-	$171.31	2/22/2033	2/22/2023		8,116	$2,585,027	-	-
	2/22/2022	6,700	-	-	$151.76	2/22/2032
	2/23/2021	10,950	-	-	$130.86	2/23/2031
	2/25/2020	11,725	-	-	$98.21	2/25/2030
O. Leonetti	2/26/2025	-	8,650	-	$297.35	2/26/2035	2/26/2025		2,790	$888,643	5,580	$1,777,286
	3/1/2024	340	20,865	-	$293.70	3/1/2034	3/1/2024		5,008	$1,595,098	-	-
	2/28/2024	-	7,404	-	$286.96	2/28/2034	2/28/2024		2,359	$751,365	7,035	$2,240,718
H. Monesmith	2/26/2025	-	6,950	-	$297.35	2/26/2035	2/26/2025		2,250	$716,648	4,495	$1,431,702
	2/28/2024	2,805	5,695	-	$286.96	2/28/2034	2/28/2024		1,806	$575,229	5,385	$1,715,176
	2/22/2023	8,580	4,420	-	$171.31	2/22/2033	2/22/2023		11,216	$3,572,408	-	-
	2/22/2022	11,500	-	-	$151.76	2/22/2032
	2/23/2021	18,800	-	-	$130.86	2/23/2031
K. Awada	-	-	-	-	-	-	11/3/2025		8,825	$2,810,851	-	-
L. Clark Dougherty	-	-	-	-	-	-	2/26/2025		2,325	$740,536	2,325	$740,536
	-	-	-	-	-	-	2/3/2025		3,490	$1,111,600	-	-
C. Arnold	2/26/2025	-	30,000	-	$297.35	2/26/2035	2/26/2025		9,690	$3,086,362	2,691	$857,110
	2/28/2024	12,936	26,264	-	$286.96	2/28/2034	2/28/2024		8,352	$2,660,196	11,773	$3,749,818
	2/23/2023	40,920	21,080	-	$172.78	2/23/2033	2/23/2023		44,393	$14,139,614	-	-
	2/22/2022	67,000	-	-	$151.76	2/22/2032
E. Marshall	2/26/2025	-	3,850	-	$297.35	2/26/2035	2/26/2025		1,240	$394,952	620	$197,476
	2/28/2024	1,551	3,149	-	$286.96	2/28/2034	2/28/2024	(3)	3,000	$955,530	1,747	$556,437
	2/22/2023	4,554	2,346	-	$171.31	2/22/2033	2/22/2023		5,526	$1,760,086	-	-
	2/22/2022	7,700	-	-	$151.76	2/22/2032
	2/23/2021	11,500	-	-	$130.86	2/23/2031

(1) Unless otherwise noted, stock option awards and RSUs vest in approximately equal installments on the first, second, and third anniversary of the date of the grant, generally subject to the executive’s continued employment with us, such that approximately one-third of the unexercisable option awards and one-third of the unvested stock awards granted in 2025 vest on the anniversary of the date of the grant in each of 2026, 2027, and 2028 and approximately one-half of the unexercisable option awards and one-half of the unvested stock awards granted in 2024 vest on each anniversary of the grant in 2026 and 2027. The remaining unexercisable option awards and unvested stock awards granted in 2023 vest on the anniversary of the grant date in 2026. The 2023-2025 ESIP opportunities included in this column were earned at 138% of target and shares vested on February 25, 2026.

(2) Unless otherwise noted, this column represents PSU awards that were granted in 2025 and 2024 for the 2025-2027 and 2024-2026 ESIP Award Periods. The number of earned PSUs will be determined and will vest following the end of each three-year award period on the date the Committee approves the level of achievement of the performance goals, based on the Company’s achievement of the performance criteria that was established for each award period. The earned number of PSUs for each ESIP grant can range from 0 to 200%. The value realized upon the vesting of PSUs will be determined based on the average of the high and low prices of our ordinary shares on the vesting date. The PSU amount and market value for the 2024 and 2025 awards are reported at the target level of performance.

(3) 1,995 RSUs cliff vest on the third anniversary of the grant date.

52	EATON 2026 Proxy Statement

Compensation Tables

OPTION EXERCISES AND STOCK VESTED IN 2025

The following table provides information about exercises of stock options and vesting of PSUs and RSUs during the year ended December 31, 2025. The values for exercised stock options reflect the difference between the aggregate option exercise price per share and the closing market price per share of the applicable options exercised on the date of exercise. The values for any PSUs and RSUs that vested during 2025 reflect the average of the high and low trading price per ordinary share on the vesting date multiplied by the number of ordinary shares that vested. Mr. Awada and Ms. Clark Dougherty did not exercise stock option grants or realize value from the vesting of any stock awards in 2025.

	Option Awards:		Stock Awards:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

P. Ruiz	3,660	$895,968	8,315	$2,619,884
O. Leonetti	13,582	$903,683	3,627	$1,062,167
H. Monesmith	-	-	12,139	$3,708,959
K. Awada	-	-	-	-
L. Clark Dougherty	-	-	-	-
C. Arnold	104,250	$20,004,385	68,438	$20,919,302
E. Marshall	16,650	$3,360,602	7,837	$2,395,144

(1) Amounts realized upon the exercise of options or on the vesting of PSUs or RSUs are not eligible for deferral under any of our nonqualifed deferred compensation plans.

STOCK OPTION GRANT TIMING

We are providing the following discussion of the timing of option awards in relation to the disclosure of material nonpublic information, as required by Item 402(x) of Regulation S-K. Eaton has maintained a long-standing practice of awarding annual equity grants to employees on a pre-determined schedule. Specifically, the Committee approves grants for senior officers, including the NEOs, and other eligible Stock Plan participants at its first meeting in each new fiscal year. This meeting typically occurs in February several weeks after the public release of our financial results for the prior year (and associated Form 8-K filing), but before we file our annual report on Form 10-K. The approval of equity grants, which currently take the form of stock options, RSUs, and PSUs, occurs in connection with our annual compensation planning process described in the CD&A, which includes the C&O Committee’s approval of individual short- and long-term target incentive opportunities and the establishment of performance criteria for EIC and ESIP award periods that begin in that new fiscal year. Management and the C&O Committee believe that granting stock awards at the beginning of each year fosters our pay for performance philosophy by motivating stock plan participants to deliver on our goals.

In addition, the C&O Committee (or its designee in the case of grants to non-officer employees that are below a certain threshold) may approve grants to new hires or for special circumstances at other times during the year. The grant date for these off-cycle grants is also based on a long-standing, pre-determined schedule. In the case of a new hire grant, the grant date is the first NYSE trading day of the month following the month the person starts working for Eaton. The grant date for an off-cycle grant to an existing employee is the first NYSE trading day of the month following the approval of the grant.

The Governance Committee is responsible for approving stock grants for our Board members. The non-employee director annual grant date is the date of our annual general meeting of shareholders, concurrent with each director’s election or re-election to our Board (unless the meeting date occurs during a blackout, in which case the grant date will be the first NYSE trading day after the end of the blackout). If a director joins the Board after the annual general meeting of shareholders in any given year, he or she may receive a prorated grant that has a grant date of the first NYSE trading day of the month following the director’s appointment to the Board (unless the date occurs during a blackout, in which case the grant date will be the first NYSE trading day after the end of the blackout). Stock grants for non-employee directors currently take the form of RSUs.

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Compensation Tables

Neither the C&O Committee nor the Governance Committee considers material nonpublic information when determining the timing and terms of equity grants. For all stock options, the exercise price is the NYSE closing price per ordinary share on the date of the grant. Further, our shareholder approved 2020 Stock Plan expressly prohibits backdating or repricing of stock options without shareholder approval. Eaton does not time the release of material nonpublic information based on stock or option award grant dates, vesting dates, or to affect the value of executive compensation.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/share)	Grant Date Fair Value of the Award

Percentage Change in the Closing Market
Price of the Securities Underlying the Award
Between the Trading Day Ending
Immediately Prior to the Disclosure of
Material Nonpublic Information and the
Trading Day Beginning Immediately
Following the Disclosure of Material
Nonpublic Information

P. Ruiz	2/26/2025	14,400	$297.35	$1,384,695	-1.37%
O. Leonetti	2/26/2025	8,650	$297.35	$831,779	-1.37%
H. Monesmith	2/26/2025	6,950	$297.35	$668,308	-1.37%
K. Awada(1)	-	-	-	-	-
L. Clark Dougherty(1)	-	-	-	-	-
C. Arnold	2/26/2025	30,000	$297.35	$2,884,782	-1.37%
E. Marshall	2/26/2025	3,850	$297.35	$370,214	-1.37%

(1) Mr. Awada and Ms. Clark Dougherty did not receive stock option grants in 2025.

2025 PENSION BENEFITS

We maintain three basic types of retirement income plans for our U.S. salaried employees. The table that follows shows the estimated present value of the benefits payable under each of our retirement income plans.

■

a tax-qualified defined benefit pension plan (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table) that has two separate benefit formulas: a final average pay formula and a cash balance formula;

■	two nonqualified defined benefit restoration plans (collectively referred to as the DB Restoration Plan in the Pension Benefits table); and
■

a plan that allows us to supplement the pension benefits earned under our qualified pension plan and nonqualified DB Restoration Plan to certain elected officers and executives who are recruited by us mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table).

Tax-Qualified Retirement Income Plans — Effective January 1, 2002, employees who were then earning benefits under the AFAC Benefit Formula under the Pension Plan for Eaton Corporation Employees (the “Pension Plan”) were given the option to either: (a) continue earning benefits under the AFAC Benefit Formula, or (b) convert the value of their accrued benefit to an “opening balance” and commence earning benefits in an “Eaton Personal Pension Account” under the EPPA Benefit Formula. Salaried employees hired on or after January 1, 2002, but before April 1, 2013, automatically earn benefits under the EPPA Benefit Formula upon becoming eligible for participation in the Pension Plan. Any employee hired on or after April 1, 2013 and all U.S. employees of Cooper immediately prior to our acquisition of Cooper will receive an additional employer contribution under the ESP or Eaton Supplemental Retirement Plan, as applicable, in lieu of earning a benefit under the Pension Plan. Employees of Cooper who were eligible for a benefit from the Cooper Pension Plan, which was merged with the Pension Plan on December 31, 2018, will receive no further benefit under the Pension Plan but will receive the additional ESP contribution.

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Compensation Tables

Under the AFAC Benefit Formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level plus 1.5% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. In addition, the employee receives a supplement equal to 1/2% of average final annual compensation up to the applicable Social Security integration level payable until the Social Security Normal Retirement Age. An employee’s average final annual compensation is the average annual amount of his or her eligible compensation (generally consisting of salary plus short-term incentive compensation) for service during the five consecutive years within the last 10 years of employment for which the employee’s total compensation was the greatest. Years of credited service includes the number of years of employment between age 21 and retirement, subject to a maximum of 44 years. Company policies require the NEOs to retire at age 65.

Under the EPPA Benefit Formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with us. This single sum amount is represented as a notional account balance to which credits are regularly added. The credits are equal to a percentage of eligible compensation (generally consisting of salary and short-term incentive compensation) plus interest at a specified rate and, where applicable, cost-of-living credits on certain opening balances. The percentage of eligible compensation credited to the participant’s notional account balance varies over his or her career based on the sum of the participant’s age and service with us. For any period when that sum is less than 50, 5.0% of eligible compensation is credited. For any period when the sum is between 50 and 59 (inclusive), 6.0% of eligible compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of eligible compensation is credited. When the sum is 70 or greater, 8.0% of eligible compensation is credited. Except as noted below, upon termination of employment, the notional account balance is available as a single sum or may be converted to one of several annuity forms. Under the standard post-retirement surviving spouse option for the AFAC Benefit Formula and EPPA Benefit Formula, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option at age 65 whose spouse is five years younger would be approximately 11.5% less than the amount of the participant’s annual benefit.

Nonqualified Defined Benefit Retirement Plans — Certain provisions of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan. This includes a limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan. As permitted under the Code, the Board has authorized the payment from our general funds of any benefits calculated under the provisions of the Pension Plan that may exceed those limits. This applies to all participants, including the NEOs.

Limited Eaton Service Supplemental Retirement Income Plan — The Board adopted a plan that provides supplemental annual retirement income to elected officers and certain executives who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income plans, provided that they either retire at age 55 or older and have at least 10 years of service with us, or retire at age 65 or older regardless of the years of service. The amount of the annual supplement generally is equal to the amount by which a percentage of the executive’s average final annual compensation exceeds his or her earned retirement income. This includes amounts receivable under the retirement plans described above. The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits accrued and vested before January 1, 2005 under either the nonqualified or the limited service plans generally are paid in one of the forms available under the Pension Plan as elected by the participant. Benefits earned after 2004 are paid as a single lump sum. With respect to all benefits, regardless of when accrued, the present value of the benefit will be paid in a single installment upon a change of control of the Company. No new participants have been added to this plan since 2011.

Pension Freeze Enacted December 31, 2020 — Effective December 31, 2020, we froze our qualified pension plans for U.S. non-union employees, including our NEOs. This freeze affects participants in our Pension Plan for Eaton Corporation Employees. In the first quarter of 2021, we froze, with the same effect and timing, the related nonqualified DB Restoration and Limited Service Supplemental Plans.

■	For those in our AFAC Benefit Formula, the freeze took effect on December 31, 2025 meaning no additional pay and service credits will be earned beginning on January 1, 2026.
■

For those in our EPPA Benefit Formula, the freeze took effect as of December 31, 2020, but we will not end cash balance pay credits until December 31, 2025. Instead of putting the pay credit in employees’ cash balance pension accounts, we will duplicate it as a contribution to the ESP (Eaton’s 401(k)) over the five-year transition period. Pay credits for compensation greater than the amount of annual compensation that may be taken into

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Compensation Tables

account in calculating contributions to a qualified savings plan are credited to a participant’s notional account in the Eaton Supplemental Retirement Plan. At the end of the five-year period, beginning January 1, 2026, these employees will then be eligible to receive the same contribution into the ESP and into the Eaton Supplemental Retirement Plan as employees hired on or after April 1, 2013, which is currently a 4% Eaton Retirement Contribution.

2025 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

P. Ruiz(1)	Pension Plan for Eaton Corporation Employees	-	-	-

	DB Restoration Plan	-	-	-

	Limited Service Supplemental Plan	-	-	-

O. Leonetti(1)	Pension Plan for Eaton Corporation Employees	-	-	-

	DB Restoration Plan	-	-	-

	Limited Service Supplemental Plan	-	-	-

H. Monesmith(1)	Pension Plan for Eaton Corporation Employees	-	6,820	-

	DB Restoration Plan	-	-	-

	Limited Service Supplemental Plan	-	-	-

K. Awada(1)	Pension Plan for Eaton Corporation Employees	9.25	141,333	-

	DB Restoration Plan	-	-	-

	Limited Service Supplemental Plan	-	-	-

L. Clark Dougherty(1)	Pension Plan for Eaton Corporation Employees	-	-	-

	DB Restoration Plan	-	-	-

	Limited Service Supplemental Plan	-	-	-

C. Arnold	Pension Plan for Eaton Corporation Employees	24.67	-	1,323,192

	DB Restoration Plan	24.67	-	16,451,304

	Limited Service Supplemental Plan	24.67	-	6,415,387

E. Marshall(1)	Pension Plan for Eaton Corporation Employees	-	-	-

	DB Restoration Plan	-	-	-

	Limited Service Supplemental Plan	-	-	-

(1) Messrs. Ruiz, Leonetti, Marshall, and Ms. Clark Dougherty do not receive a benefit under the Pension Plan for Eaton Corporation Employees or the supplemental plans. Mr. Monesmith participated in the Cooper Pension Plan and receives no further benefit under the Pension Plan for Eaton Corporation Employees and also does not participate in the supplemental plans. Mr. Awada was rehired in 2025 and had a Pension Plan balance from his prior service to Eaton.

2025 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth the contributions, earnings, distributions, and aggregate balances for the NEOs under the following plans, as applicable:

■	the Deferred Incentive Compensation Plan II (the “DIC Plan II”);
■	the Eaton Supplemental Retirement Plan.

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these plans to provide our executives with an opportunity to accumulate additional retirement assets, as a means for acquiring shares in order to meet our share ownership requirements, and as an additional form of retention. These plans include:

56	EATON 2026 Proxy Statement

Compensation Tables

DIC Plan II — Short-term incentive compensation is eligible to be deferred under the DIC Plan II. Under the DIC Plan II, prior to the beginning of each calendar year, participants must elect the method and timing of payment with respect to the incentive compensation to be earned in the year that is subject to the deferral election. The DIC Plan II was implemented to satisfy the requirements of Code Section 409A. Incentive compensation earned in 2005 through December 31, 2007 that was deferred under the DIC Plan II was credited with earnings that accrued on a phantom share basis, as if the deferred amounts were invested in our ordinary shares, with earned dividends reinvested in shares. Beginning with deferrals of short-term incentive compensation earned during 2008 and after for payment following retirement, each executive will have a choice of deferring up to 100% of his or her annual incentive compensation into either or both of (a) an account tracked on a phantom share basis and paid out in our ordinary shares or (b) an account that earns interest equal to that paid on 10-year Treasury Notes plus 300 basis points. Executives also may defer compensation under the DIC Plan II on a short-term basis for payment within five years or less.

Eaton Supplemental Retirement Plan — This plan allows company credits to a nonqualified notional retirement account. Participants can direct these company credits into investment funds which are the same investment funds offered under our qualified ESP. Participants in the EPPA of the Pension Plan for Eaton Employees, employees hired on or after April 1, 2013, and all U.S. employees of Cooper Industries, plc immediately prior to our acquisition of Cooper who have compensation greater than the annual amount that may be taken into account in calculating contributions to the qualified ESP receive pay credits in the Eaton Supplemental Retirement Plan. The plan may also provide other benefits at the discretion of the Committee.

2025 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

P. Ruiz(1)	DIC Plan II	-	-	$19,476	-	$1,059,852
	Eaton Supplemental Retirement Plan	-	$84,217	$52,458	-	$374,031
	Total	-	$84,217	$71,934	-	$1,433,883
O. Leonetti(2)	DIC Plan II	-	-	-	-	-
	Eaton Supplemental Retirement Plan	-	$62,889	$8,255	-	$88,752
	Total	-	$62,889	$8,255	-	$88,752
H. Monesmith(3)	DIC Plan II	-	-	$21,898	-	$314,149
	Eaton Supplemental Retirement Plan	-	$62,745	$114,075	-	$846,403
	Total	-	$62,745	$135,973	-	$1,160,552
K. Awada(2)	DIC Plan II	-	-	-	-	-
	Eaton Supplemental Retirement Plan	-	-	-	-	-
	Total	-	-	-	-	-
L. Clark	DIC Plan II	-	-	-	-	-
Dougherty(2)	Eaton Supplemental Retirement Plan	-	$8,596	$133	-	$8,729
	Total	-	$8,596	$133	-	$8,729
C. Arnold(1)	DIC Plan II	-	-	$1,061,580	-	$15,228,747
	Eaton Supplemental Retirement Plan	-	-	-	-	-
	Total	-	-	$1,061,580	-	$15,228,747
E. Marshall(3)	DIC Plan II	-	-	$9,714	-	$139,353
	Eaton Supplemental Retirement Plan	-	$47,873	$997,787	-	$6,411,373
	Total	-	$47,873	$1,007,501	-	$6,550,726

(1) Mr. Arnold’s aggregate balance includes $11,628,796 that was previously reported as compensation in the Summary Compensation Table for the years 2018 - 2023. Mr. Arnold participates in the AFAC Benefit Formula of the Pension Plan for Eaton Employees and does not receive pay credits in the Eaton Supplemental Retirement Plan. Mr. Ruiz’s aggregate balance includes $790,231 that was previously reported as compensation in the Summary Compensation Table for 2023.

(2) Mr. Leonetti, Mr. Awada, and Ms. Clark Dougherty did not elect to participate in the DIC Plan II.

(3) Mr. Monesmith’s and Mr. Marshall’s aggregate balances in the DIC Plan II include amounts they earned and elected to defer before they became NEOs.

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Compensation Tables

2025 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

An NEO may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements, or practices would provide compensation to the executive in varying amounts. We do not provide employment contracts to our executives and do not have plans or arrangements (other than the Change of Control Agreements previously discussed) that would require any payment to an NEO in the event of a termination of his or her employment.

Instead, the Committee exercises the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination of employment. In exercising this discretion, the Committee takes a number of factors into consideration, including the reasons for termination. The Committee believes that it is in the best interest of the Company and our shareholders to treat a departing executive fairly and in a manner that will help us to secure appropriate confidentiality, non-competition, non-solicitation, non-disparagement, and general release agreements. Moreover, providing fair and reasonable employment termination compensation is consistent with our overall compensation philosophy.

For each of the termination of employment and change of control scenarios described in this section, the estimated potential payments and benefits that might be received by each NEO are displayed in the table that immediately follows that description.

Background and Basic Assumptions

In this section, we discuss termination of employment scenarios that include: (a) Voluntary Resignation or a Termination for Cause; (b) Retirement; (c) Involuntary Termination — Not for Cause; (d) Change of Control; and (e) Death or Disability. The following key principles and assumptions apply to these disclosures:

■

Under each of the scenarios, we have assumed that each of the NEO’s employment terminated on December 31, 2025. Mr. Arnold and Mr. Marshall left the Company prior to December 31, 2025 and, therefore, they are not included in the following tables.

■	Each officer’s eligibility for the amounts reported as severance payments and benefit arrangements are based on his or her compensation and years of service as of December 31, 2025.
■

An executive whose employment terminates on December 31, 2025 would be eligible for a full award under the short-term incentive plan for the year ending December 31, 2025 and a full award under a long-term incentive plan for any long-term performance-based award period ending December 31, 2025 if such an award had been payable, in each case, subject to the achievement of the applicable performance goals. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. Therefore, we have not included these awards in the following scenarios because they do not represent a severance or other payment that is triggered by employment termination or change of control alone.

■

We maintain a Severance Benefit Plan under which each of our U.S. salaried, non-union employees, including the NEO, is eligible for benefits. We generally pay benefits under this plan only in the case of an involuntary termination of employment other than for Cause. We calculate the benefits under this plan based on the length of service with us from the most recent date of hire. The maximum severance payment under this plan equals one year of base salary and continuation of health and welfare benefits for six months. However, the severance payment that we would expect to provide to an NEO under the scenarios described on the following pages would be made in lieu of any benefit under the Severance Benefit Plan.

■

To the extent the Committee would decide that a terminated executive is eligible for pro-rated participation in one or more of the open award periods under our long-term incentive plans, the estimated pro-rated awards shown in the following scenarios reflect (a) credit for the total number of months of service with us from the start of an eligible award period through the executive’s termination date as a percentage of the total number of months in the award period multiplied by (b) the officer’s target award for each open award period. Although we show the aggregate amount of these estimated payments for the NEOs as a lump sum amount, our practice would be to make the pro-rated payments to executives at the end of each of the award periods once actual performance under the plan is known, except in the case of a termination in connection with a change of control.

■

Under the terms of our standard form of equity grant agreements, acceleration only occurs in the event of a change of control if the acquiring company does not assume or replace the grants, or if the executive is terminated in connection with the change of control.

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■

Except under very unusual circumstances, the Committee would not provide any increases, payment acceleration, or other enhancements to the benefits previously earned or credited under our benefit plans or programs in connection with any of the termination scenarios. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution, and nonqualified retirement income plans), (b) health and welfare plans (including post-retirement medical and life insurance coverage), (c) any vested and accrued vacation, and (d) any amounts credited to the executives’ accounts under our nonqualified deferred compensation plans. Payments of earned and vested amounts under these plans and programs are not included in the scenarios described below.

■

In these termination scenarios, we expect that the Committee would provide the executive (or, in the case of death, the estate or surviving spouse, if any) with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for the year of, and the year following, termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary income tax treatment. The estimated expense reimbursements shown in the scenarios below represent the approximate cost of this benefit based on the amount of each NEO’s most recent reimbursement.

Voluntary Resignation or Termination for Cause

An executive is generally not entitled to receive any additional forms of compensation or benefits, other than any accrued and vested vacation, deferral account balances, and vested qualified and nonqualified retirement income, if he or she voluntarily resigns when he or she is not yet eligible for retirement, or if his or her employment is terminated by us for Cause.

Retirement

Pursuant to our policy, each NEO is subject to mandatory retirement at age 65. An executive might receive retirement treatment for equity plan purposes after attaining age 55 if the sum of age and service is greater than or equal to 62 and he or she has an approved retirement. As of December 31, 2025, Mr. Ruiz, Mr. Awada, and Ms. Clark Dougherty did not meet the requirements to be treated as a retiree under these programs. This retirement scenario includes:

■	Pro-rated eligibility in the open award periods under the ESIP;
■

Vesting of time-based equity awards according to the vesting schedule set forth in each grant agreement. For illustrative purposes, these awards are valued based on the closing price per ordinary share on the last trading day of 2025 ($318.51), regardless of when they vest; and

■	Reimbursement for the costs of income tax return preparation and estate and financial planning assistance for the year of and year following retirement.

	Severance	Pro-Rated ESIP	Equity Vesting Into Retirement	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total

O. Leonetti	-	$2,166,109	$4,169,397	-	$11,600	-	$6,347,106
H. Monesmith	-	$1,682,973	$2,661,326	-	$29,310	-	$4,373,609

Involuntary Termination — Not for Cause

In the event of an involuntary termination for a reason other than Cause, the Committee typically would provide an NEO with the following items:

■	Severance pay of one to two times the total of his or her base salary and target incentive award under our short-term incentive plan;
■

Pro-rated eligibility in any open award periods under the performance-based long-term incentive plans in which the officer had participated for at least half of the award period as of the termination date;

■

In the case of a no-fault termination such as a reduction in force, the Committee may choose to allow the continued vesting or accelerate the vesting of RSUs that are scheduled to vest within the twelve-month period following the termination date;

■	Continuation of health and welfare benefits for six months;

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Compensation Tables

■	Reimbursement for the costs of income tax return preparation and estate and financial planning assistance for the year of, and year following, termination;
■	Executive outplacement benefits; and
■	An officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive the ESIP and equity treatment described under “Retirement.”

	Severance	Pro-Rated ESIP	Equity Vesting	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total

P. Ruiz	$5,500,000	$923,669	$992,477	$11,042	$74,066	$18,000	$7,519,254
O. Leonetti	$3,794,960	$2,166,109	$4,169,397	$10,484	$11,600	$18,000	$10,170,550
H. Monesmith	$3,520,506	$1,682,973	$2,661,326	$12,726	$29,310	$18,000	$7,924,841
K. Awada	$2,700,000	-	$927,501	$2,450	$17,200	$18,000	$3,665,151
L. Clark Dougherty	$2,275,000	-	$610,902	$9,887	-	$18,000	$2,913,789

Change of Control

An NEO’s employment may terminate through a qualifying termination in connection with a change of control of the Company. We have entered into Change of Control Agreements with certain officers, including each of the NEOs, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, as noted in “Background and Basic Assumptions,” under the terms of our standard form of equity grant agreements, in the case of a change of control of the Company, vesting of all outstanding unvested equity grants would be accelerated if the grants are not assumed or replaced by the acquiring company, or if the executive has a qualifying termination in connection with the change of control. The Change of Control Agreements that we have with our officers contain the following key provisions:

■	The agreement first becomes effective upon a change of control of the Company;
■	The agreement protects the executive officer from certain changes to his or her employment, position, duties, compensation, and benefits for the two years following the change of control;
■

If, during this two-year period, the successor company terminates the executive officer’s employment other than for “Cause” (which includes the willful and continued failure of the executive to substantially perform his or her duties; pleading guilty or nolo contendere to, or being convicted of, any felony or any crime involving moral turpitude, dishonesty, fraud, or unethical business conduct; a material violation of the Code of Ethics or other applicable policies or procedures; and willful misconduct which is materially detrimental to the financial condition or business reputation of the company) or “Disability”, or if the executive terminates his or her employment for “Good Reason” (which includes the assignment to the executive of any duties inconsistent in any respect with the executive’s position; failure by the Company to comply with any of the provisions of the Change of Control Agreement (other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive); the Company requiring the executive to be based at any office or location that differs from what is specified in the Change of Control Agreement; or the Company requiring the executive to travel on Company business to a substantially greater extent than was required immediately prior to the change of control), the executive would receive:

a. A lump sum cash payment equal to the aggregate of (i) any earned but as yet unpaid base salary and EIC and ESIP awards for completed incentive award periods, (ii) a prorated portion of EIC and ESIP opportunities for any open ESIP award periods, (iii) severance equal to the executive’s annual base salary and target incentive opportunity under the short-term EIC Plan multiplied by two, and (iv) the sum of the executive’s annual base salary and target incentive opportunity under the short-term plan in exchange for an agreement not to compete with us for a period of one year following the termination date; and

b. Continued health and welfare benefits for a period of two years, as if the executive had not been terminated;

■

To the extent that any payments under the Change of Control Agreements are deferred compensation and the executive is a “specified employee” within the meaning of Code Section 409A and the regulations thereunder (determined in accordance with the methodology established by us as of the date of termination of

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Compensation Tables

employment), such payments or other benefits will not be paid or provided before the first business day that is six months after the date of termination of employment; and
■	No executives receive tax protection on payments made in connection with a change of control.

Based on the foregoing assumptions, the estimated amounts payable to each NEO upon a qualifying termination of employment in connection with a change of control of the Company are as follows:

	Severance	Pro-Rated ESIP	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total

P. Ruiz	$8,250,000	$1,949,738	$3,126,721	$44,169	$74,066	$18,000	$13,462,694
O. Leonetti	$5,692,440	$2,166,109	$4,169,397	$41,936	$11,600	$18,000	$12,099,482
H. Monesmith	$5,280,759	$1,682,973	$2,661,326	$50,903	$29,310	$18,000	$9,723,271
K. Awada	$4,050,000	-	$2,810,851	$9,802	$17,200	$18,000	$6,905,853
L. Clark Dougherty	$3,412,500	$256,518	$1,852,136	$39,548	-	$18,000	$5,578,702

Death or Disability

In the event of the death or disability of an NEO, the executive or the estate, whichever is appropriate, would receive pro-rated payments for any open award periods under the EIC Plan and ESIP. In addition, the Committee could exercise its discretion to accelerate the vesting or allow the continued vesting of any time-vested equity awards. The executive or estate would also receive reimbursement for tax preparation, estate planning, and financial planning fees for the year of, and year following, the termination event. These amounts are shown for each NEO in the following table.

	Severance	Pro-Rated ESIP	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total

P. Ruiz	-	$1,949,738	$3,126,721	-	$74,066	-	$5,150,525
O. Leonetti	-	$2,166,109	$4,169,397	-	$11,600	-	$6,347,106
H. Monesmith	-	$1,682,973	$2,661,326	-	$29,310	-	$4,373,609
K. Awada	-	-	$2,810,851	-	$17,200	-	$2,828,051
L. Clark Dougherty	-	$256,518	$1,852,136	-	-	-	$2,108,654

NEO Departures

Mr. Arnold retired from Eaton on May 31, 2025 per the Company's mandatory retirement policy. Pursuant to the applicable terms and conditions of his equity award agreements and at the determination of the Committee, following his retirement, his outstanding unvested RSUs and stock options will continue to vest and all stock options will remain exercisable for the remaining term. A pro-rata portion (based on his service during the performance period) of his PSUs may be earned from 0%-200% based on actual performance determined following the end of each performance period. The grant date fair values of RSUs, PSUs and stock options granted in 2025, 2024 and 2023 are included in the “Stock Awards” and "Option Awards" columns of the Summary Compensation Table. Such unvested PSUs had an aggregate value of $13,565,273 (assuming target performance), such unvested RSUs had an aggregate value of $7,622,706, and such unvested stock options had an aggregate value of $4,666,129 at the time of his retirement. Pursuant to the terms of the EIC Plan, Mr. Arnold’s target award opportunity was prorated to reflect the number of months of his service during the award period and his earned award ($718,958) was based on the same performance factor (70%) that was applied to all other EIC Plan participants' awards. The treatment of Mr. Arnold's defined benefit and defined contribution retirement accounts and his nonqualified deferred compensation account were managed according to the terms and conditions of the applicable plan.

Mr. Marshall departed from the Company on September 30, 2025. Pursuant to a letter agreement between the Company and Mr. Marshall dated July 19, 2025, Mr. Marshall received the following payments and benefits in connection with his departure: a lump sum cash payment of: $2,343,735 (representing 1.5 times the sum of his current annual salary and target annual incentive under the Company’s short-term incentive plan); $65,000

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Compensation Tables

representing the estimated cash surrender value of a universal life insurance product; $18,000 representing outplacement services; and $43,490 representing unused vacation days. In addition, Mr. Marshall's 2025 EIC target award opportunity was prorated to reflect the number of months of his service during 2025 and his earned award ($388,566) was based on the same performance factor (70%) that was applied to all other EIC Plan participants' awards. Pursuant to the applicable terms and conditions of his equity award agreements and at the determination of the Committee, following his departure, Mr. Marshall's outstanding unvested RSUs and stock options will continue to vest and all stock options will remain exercisable for the remaining term. A pro-rata portion (based on his service during the performance period) of his PSUs may be earned from 0%-200% based on actual performance determined following the end of each performance period. The grant date fair values of RSUs, PSUs and stock options granted in 2025, 2024 and 2023 are included in the “Stock Awards” and "Option Awards" columns of the Summary Compensation Table. The value of such unvested PSUs (assuming target performance), RSUs, and stock options had aggregate values of $2,206,578, $1,831,954, and $1,047,038, respectively, at the time of his departure. The Committee also determined it was appropriate to vest a special one-time contribution to the Eaton Supplemental Retirement Plan that was provided at the time of hire. The distribution of that amount and Mr. Marshall's other accounts under the ESP, Eaton Supplemental Retirement Plan, and DIC II plan are managed according to the terms of the applicable plans.

62	EATON 2026 Proxy Statement

2025 CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Ruiz, our Chief Executive Officer, as required by Item 402(u) of Regulation S-K. In the last completed fiscal year, our employee population did not change in a way that we believe would significantly change our pay ratio disclosure. Specifically, there were no significant changes to the population resulting from mergers, acquisitions, divestitures, or restructurings. In addition, there were no changes to broad-based or executive compensation arrangements that we believe would result in a significant change to our pay ratio. We identified our median employee using our global population as of October 1, 2025, which included 97,096 regular and temporary employees. In compliance with Item 402(u), we excluded all employees in 4 countries totaling 4,636 employees (approximately 4.78% of our total workforce). Employees in the following countries were excluded:

Country	Headcount

France	2,284
Morocco	1,168
Turkey	897
Indonesia	287

As a result, our pay ratio includes 92,460 employees in 69 countries. We have chosen annual base salary as the consistently applied compensation measure used to identify the median employee. Base salary is the primary compensation component for a large portion of our workforce and is the one pay component that has a similar definition and is reported in a similar manner globally. Therefore, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. Base salaries for employees outside the United States were converted to United States Dollars by applying the applicable exchange rates in effect on the measurement date. No cost of living adjustments were applied in our methodology.

Our median employee’s total compensation of $61,945 was calculated in the same manner as we calculated total compensation for each of the NEOs in the Summary Compensation Table and includes base salary, overtime pay, recognition bonus amounts, employer contributions to retirement plans, and also includes employer contributions to health and welfare benefits. Mr. Ruiz’s total compensation for purposes of this disclosure is $7,944,655 and also includes contributions to health and welfare benefits (which are properly excluded from the Summary Compensation Table). Accordingly, our CEO to Employee Pay Ratio is 128:1.

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2025 Pay Versus Performance

We are providing the following information about the relationship between “Compensation Actually Paid” (“CAP”) to our NEOs and certain financial performance measures as required by Item 402(v) of Regulation S-K. Please see the CD&A for additional information regarding our pay-for-performance philosophy and how target and realized compensation aligns with our performance.

							Value of Initial Fixed $100 Investment Based On:

Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)		Average Summary Compensation Table Total	Average Compensation Actually Paid	Total	Peer Group Total	Net	Adjusted
	Paulo Ruiz	Craig Arnold	Paulo Ruiz	Craig Arnold	for Non-PEO NEOs(3)	to Non-PEO NEOs(4)	Shareholder Return(5)	Shareholder Return(6)	Income ($millions)(7)	Earnings Per Share(8)

2025	$7,923,677	$13,974,141	$5,883,694	$(16,187,601)	$4,748,553	$3,051,934	$288	$175	$4,090	$12.07

2024	-	$22,575,468	-	$46,818,133	$5,361,640	$7,722,515	$389	$176	$3,798	$10.80

2023	-	$20,493,989	-	$72,736,550	$4,342,153	$12,735,262	$279	$150	$3,223	$9.12

2022	-	$14,284,434	-	$10,446,270	$3,855,204	$2,870,949	$178	$127	$2,465	$7.57

2021	-	$19,513,270	-	$48,551,202	$5,727,120	$10,481,891	$192	$135	$2,146	$6.62

(1) Mr. Ruiz served as our principal executive officer ("PEO") from June 1, 2025 through December 31, 2025. Mr. Arnold served as our PEO from January 1, 2025 through May 31, 2025, and for the full year in 2024, 2023, 2022, and 2021.

(2) The amount reported represents CAP to Mr. Arnold and Mr. Ruiz as calculated in accordance with Item 402(v) of regulation S-K. CAP does not represent total amounts earned or realized by Mr. Ruiz or Mr. Arnold. Instead, for each respective year, CAP equals:

Summary Compensation Table Total Compensation;

Minus the grant date fair value of stock and option awards as reported in the Summary Compensation Table in each respective year, calculated in accordance with ASC 718;

Plus or minus the incremental change in value of stock and option awards as measured from the end of the prior fiscal year to the next year-end or vesting date, as applicable, calculated in accordance with ASC 718, and adding dividends for the applicable years prior to the vesting date. The amounts include valuations for shares that are subject to performance conditions and shares subject to continued service requirements that may or may not be earned;

Minus the actuarial change in present value of defined benefit pensions as reported in the Summary Compensation Table in each respective year;

Plus or minus the actuarially determined service cost for services rendered during each year and the entire cost of pension benefits granted in a plan amendment during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment, calculated in accordance with ASC 715.

The adjustments made to determine CAP for Mr. Ruiz and Mr. Arnold are as follows:

Reconciliation of Summary Compensation Table total compensation to CAP for CEO (Ruiz)

Year	Summary Compensation Table Total	Minus Equity Awards from Summary Compensation Table Total(i)	Plus Equity Award Adjustment to Summary Compensation Table Total(ii)	Minus Changes in Pension Value from Summary Compensation Table Total(iii)	Plus Pension Adjustment to Summary Compensation Table Total(iv)	Compensation Actually Paid

2025	$7,923,677	$(5,525,009)	$3,485,026	$—	$—	$5,883,694

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2025 Pay Versus Performance

Reconciliation of Summary Compensation Table total compensation to CAP for CEO (Arnold)

Year	Summary Compensation Table Total	Minus Equity Awards from Summary Compensation Table Total(i)	Plus Equity Award Adjustment to Summary Compensation Table Total(ii)	Minus Changes in Pension Value from Summary Compensation Table Total(iii)	Plus Pension Adjustment to Summary Compensation Table Total(iv)	Compensation Actually Paid

2025	$13,974,141	$(11,511,179)	$(18,416,352)	$(580,584)	$346,373	$(16,187,601)

2024	$22,575,468	$(16,178,227)	$40,970,207	$(1,209,689)	$660,374	$46,818,133

2023	$20,493,989	$(13,041,773)	$66,048,804	$(1,462,965)	$698,495	$72,736,550

2022	$14,284,434	$(10,502,416)	$5,973,862	-	$690,390	$10,446,270

2021	$19,513,270	$(11,849,767)	$43,200,170	$(3,163,742)	$851,271	$48,551,202

(i)
The values of stock and option awards reported in the Summary Compensation Table for each reported year.
(ii)
The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following: (a) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (b) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (c) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (d) when applicable, for awards granted in prior years that are forfeited due to departure from the Company or fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (e) the dollar value of any dividends or other earnings on stock awards in the applicable year prior to vesting. Mr. Arnold's participation in open ESIP periods was prorated at the time of retirement, resulting in a cancellation of a portion of the PSUs that were originally granted to him. The negative CAP for Mr. Arnold is attributable to these cancellations and the change in fair value of the awards.
(iii)
The change in pension values as reported in the Summary Compensation Table for each respective year.
(iv)
On December 31, 2020, we froze our defined benefit pension plans as described in 2025 Pension Benefits. This plan amendment did not establish a prior service cost base as the reduction in the projected benefit obligation due to the elimination of future pay increases was accounted for as a curtailment. The adjustments shown correspond with the service cost and changes to the benefit obligation due to the plan amendment as reflected in our financial statements.

(3) The amounts reported represent the average of Summary Compensation Table total compensation reported for the Company’s NEOs, excluding Mr. Ruiz and Mr. Arnold in 2025, in each respective year. The NEOs included in each respective year are:

2025	2024	2023	2022	2021

Olivier Leonetti Heath Monesmith Kaled Awada Lucy Clark Dougherty Ernest Marshall	Olivier Leonetti Ernest Marshall Heath Monesmith Paulo Ruiz Thomas Okray	Ernest Marshall Heath Monesmith Paulo Ruiz Thomas Okray	Brian Brickhouse Heath Monesmith Paulo Ruiz Thomas Okray Uday Yadav	Brian Brickhouse Richard Fearon Heath Monesmith Thomas Okray Uday Yadav

(4) The dollar amounts reported represent the average CAP to the NEOs, excluding Mr. Ruiz and Mr. Arnold. The amounts below do not represent total amounts earned or realized by the NEOs as they include amounts of unvested equity awards that are subject to performance and/or service requirements and may or may not be earned. As described in footnotes (2), (i), (ii), (iii), and (iv) above, the following adjustments were made to Summary Compensation Table total compensation to calculate CAP in accordance with Item 402(v) of regulation S-K:

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2025 Pay Versus Performance

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Minus Average Equity Awards Deducted from Summary Compensation Table Total for Non-PEO NEOs	Plus Average Equity Award Adjustment to Summary Compensation Table Total for Non-PEO NEOs	Minus Average Changes in Pension Value Deducted from Summary Compensation Table Total for Non-PEO NEOs(i)	Plus Average Pension Adjustment to Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs

2025	$4,748,553	$(2,670,695)	$976,070	$(9,971)	-	$3,051,934

2024	$5,361,640	$(4,594,607)	$6,036,672	$(555)	-	$7,722,515

2023	$4,342,153	$(2,225,639)	$10,618,918	$(170)	-	$12,735,262

2022	$3,855,204	$(1,879,751)	$891,917	$(132,796)	$138,761	$2,870,949

2021	$5,727,120	$(3,332,641)	$8,367,368	$(445,286)	$95,341	$10,481,891

(i) Mr. Monesmith participated in the Cooper Pension Plan which was merged with the Pension Plan for Eaton employees, but receives no further benefit under the Pension Plan for Eaton Employees. All other NEOs participate in our defined contribution plans.

(5) Cumulative TSR assumes dividend reinvestment and a fixed investment of $100 in our shares as of December 31, 2020.

(6) Cumulative TSR of the S&P Industrials 500, assuming a fixed investment of $100 as of December 31, 2020.

(7) Amounts reported represent the amount of Net Income reported in our audited financial statements for each applicable year.

(8) Adjusted EPS equals fully-diluted earnings per share, excluding acquisition integration and divestiture costs, restructuring costs, and intangible amortization reported in the Company’s financial statements. We have determined that Adjusted EPS is the most important annual measure used to link CAP to company performance for the most recently completed fiscal year.

Financial Performance Measures

We design our executive compensation plans to help attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders. The metrics and performance criteria used in our short- and long-term incentive plans were selected based on their link to shareholder value creation over the long-term. Please see “2025 Short-Term Incentive Awards” and “Long-Term Incentives Granted in 2025” for more information on the rationale for using these metrics. The most important financial performance metrics used to link pay and performance for the most recently completed fiscal year are:

■

Adjusted EPS which equals the fully-diluted earnings per share, excluding acquisition integration and divestiture costs, restructuring costs, and intangible amortization reported in the Company’s financial statements;

■	Adjusted OCF which equals operating cash flow excluding U.S. qualified pension contributions; and
■	Total Shareholder Return.

Relationship between CAP and Financial Metrics Reported in the Table:

CAP and TSR:

We use a variety of quantitative and qualitative metrics to align compensation with our performance and the value we are delivering to our shareholders. In accordance with Item 402(v) of Regulation S-K, the following graph illustrates that the CAP to Mr. Arnold and Mr. Ruiz and the average CAP to the other NEOs is aligned with our cumulative TSR which has exceeded the TSR of the S&P 500 Industrials over the years presented in the Pay Versus Performance Table ("PVP Table"). The comparison between CAP and TSR is relevant because a significant portion of our NEOs’ compensation is delivered in the form of equity. Specifically, 76% of Mr. Arnold's target total compensation and 68% of Mr. Ruiz's target total compensation and, on average, 60% of the other NEOs’ target total compensation is delivered in a combination of restricted share units, PSUs, and stock options. Moreover, relative TSR over a three-year period serves as the performance criteria for purposes of our performance-based long-term incentive plan.

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2025 Pay Versus Performance

CAP and Net Income:

Although Net Income is a required metric for purposes of the PVP Table, it is not a measure we use in our short- or long-term incentive plans and is not a factor the Committee considers in determining pay for our NEOs. The graph below presents CAP and Net Income for each of the years reported in the PVP Table.

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2025 Pay Versus Performance

CAP and Adjusted EPS:

The following chart demonstrates the correlation between CAP to Mr. Arnold and Mr. Ruiz and the average CAP to other NEOs relative to Adjusted EPS. Adjusted EPS serves as one of two primary financial measures in our short-term incentive plan, although the Committee does consider other qualitative and quantitative factors when determining actual short-term incentive awards. On a target basis, short-term incentives represent 15% of Mr. Arnold's target total compensation and 19% of Mr. Ruiz’s target total compensation and 19%, on average, of the other NEOs’ total compensation. Because it is a metric in our short-term incentive plan and of critical interest to our shareholders, we have determined that Adjusted EPS is the most important metric (not otherwise required to be disclosed in the PVP Table) used to link CAP to our performance for the most recently completed fiscal year. CAP varies from year to year because a significant portion of compensation is delivered in equity and subject to the appreciation or depreciation in our share price.

68	EATON 2026 Proxy Statement

2025 Director Compensation

Non-employee directors receive their retainer in a mix of cash ($150,000) and equity ($170,000). The Lead Director or Non-Executive Chairman, Committee Chairs, and Audit Committee members also receive cash fees as follows:

Cash Compensation

2025 DIRECTOR CASH COMPENSATION

Annual cash service retainer for Board members (other than Chairman)	$150,000

Other Cash Retainers:

Annual cash service retainer for Chairman of the Board	$200,000

Lead Director	$40,000

Audit Committee Chair	$30,000

Compensation and Organization Committee Chair	$30,000

Finance Committee Chair	$20,000

Governance Committee Chair	$20,000

Innovation and Technology Committee Chair	$20,000

Audit Committee Members	$15,000

Non-employee directors may defer payment of their fees as described in “Other Plans and Benefits” below and in footnote 4 to the Director Compensation table.

Equity Compensation

RSUs Granted in 2025 — On May 6, 2025, non-employee directors received RSU grants with an approximate value of $170,000. The number of units a director received was based on the average NYSE closing price per ordinary share over the thirty trading days leading up to and including the grant date, and rounding up to the nearest five shares. These RSUs were granted under our shareholder-approved 2020 Stock Plan and receive dividend equivalents that are reinvested as RSUs. The Governance Committee sets the terms and conditions for non-employee director RSU grants.

Non-Employee Director Pay Limits

In February 2020, the Governance Committee adopted a limit on non-employee director pay such that the aggregate grant date fair value (determined as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director in a single calendar year, taken together with any cash fees paid during that year, shall not exceed $750,000. In the case of a director serving as non-executive Chairman of the Board, this limit shall be $1,500,000.

EATON 2026 Proxy Statement	69

2025 Director Compensation

Determining Compensation

The Governance Committee considers a number of factors when determining non-employee director compensation and the components thereof. One of many factors is the compensation level and mix delivered to non-employee directors at the 23 companies in our executive peer group listed under "Evaluating Pay" in the CD&A, and 10 companies that, like Eaton, are domiciled in Ireland. The Irish-domiciled companies include:

Accenture plc	Medtronic plc	Seagate Technology Holdings plc
Aon, plc	Pentair plc	Trane Technologies plc
Johnson Controls International plc	Perrigo Company plc	Weatherford International plc
Liberty Global plc

The Governance Committee periodically conducts formal external market pay studies using the two peer groups described above with the assistance of Meridian. The objective is to provide total compensation that approximates the median levels of pay reported by these peer groups. After reviewing the study prepared in the fourth quarter of 2025, the Governance Committee determined it would be appropriate to increase the equity retainer to $185,000 for 2026.

Robust Holding Requirement

Non-employee Directors have a threshold holding requirement of five times the annual cash retainer. Directors cannot sell shares except to cover tax liabilities with respect to vested shares until the holding requirement is met. Any sale after the requirement is met cannot reduce the value below the minimum ownership level. Directors are required to retain this minimum ownership level until resignation or retirement.

Anti-Hedging and Pledging

We also have a policy that prohibits directors from pledging or engaging in financial hedging of their investment risk in our shares.

Other Plans and Benefits

Under the Non-Employee Director Fee Deferral Plans adopted by the Board, non-employee directors can elect to defer fees earned in cash. The rate of return varies depending on whether the director elected to defer the fees as retirement compensation or as short-term compensation as described in footnote 4 to the Director Compensation table.

Non-employee directors who were initially elected to the Board prior to 2008 are provided access to certain health and welfare benefit arrangements, which include $100,000 in group term life insurance and participation in medical and dental coverage designed to mirror benefits provided to our employees. Non-employee directors are also entitled to participate in the same gift matching program that is available to all of our current and retired employees. Under this program we match contributions to qualified charitable organizations $0.50 on the dollar up to a maximum of $5,000 in any calendar year.

70	EATON 2026 Proxy Statement

2025 Director Compensation

The table below shows the compensation and benefits applicable to our non-employee directors for 2025.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total Compensation

G. Johnson	$68,750	$126,056	-	-	-	$195	$195,001

S. Napoli	$180,000	$183,338	-	-	-	$195	$363,533

G. Page	$283,334	$183,338	-	-	-	$42,561	$509,233

S. Pianalto	$161,667	$183,338	-	-	-	$195	$345,200

R. Pragada	$163,333	$183,338	-	-	-	$195	$346,866

L. Ryerkerk	$180,000	$183,338	-	-	-	$195	$363,533

A. Schulten	$165,000	$183,338	-	-	-	$195	$348,533

G. Smith	$195,000	$183,338	-	-	-	$195	$378,533

K. Terrell	$150,000	$183,338	-	-	-	$195	$333,533

D. Thompson	$185,000	$183,338	-	-	-	$195	$368,533

D. Wilson	$165,000	$183,338	-	-	-	$195	$348,533

(1) Fees Earned or Paid in Cash includes the total annual cash retainer and, where applicable, retainers for the Committee Chairs, Lead Director or Non-Executive Chairman, and Audit Committee members. Mr. Johnson was appointed to the Board in July 2025. His fees reflect service for the portion of the year in which he provided service to the Board. Mr. Page was Lead Director from January 1, 2025 to May 31, 2025 and Non-Executive Chairman from June 1, 2025 to December 31, 2025. His fees reflect service in these roles.

(2) Stock Awards reports the grant date fair value, computed in accordance with ASC 718, excluding the effect of estimated forfeitures, of the 615 RSUs awarded to each active director on May 6, 2025. The assumptions used in connection with these valuations are described in Note 14 to the Consolidated Financial Statements of the 2025 10-K. Mr. Johnson received 350 RSUs on August 7, 2025 upon his appointment to the Board. As of December 31, 2025, each of the active non-employee directors held the following unvested RSU awards:

G. Johnson	S. Napoli	G. Page	S. Pianalto	R. Pragada	L. Ryerkerk	A. Schulten	G. Smith	K. Terrell	D. Thompson	D. Wilson
352	5,316	33,390	18,159	2,664	3,835	619	23,800	619	11,913	2,664

(3) Non-employee directors do not participate in any of Eaton’s incentive plans and do not receive incentive awards or bonuses.

(4) There is no pension in place for non-employee directors. Under a voluntary nonqualified deferral plan, all non-employee directors may elect to defer payment of their fees at a rate of return that varies depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns.

(5) All Other Compensation includes travel and accident insurance for the loss of life or limb while traveling for our business. Amounts for Mr. Page also include our contributions for group term life insurance and cash dividends paid on the unvested restricted share awards he was granted prior to 2013.

EATON 2026 Proxy Statement	71

Proposal 4:	Approving the Board of Directors' Authority to Issue Shares under Irish Law

Under Irish law, directors of an Irish public limited company must have authority from their shareholders to issue any shares, including shares that are part of the company's authorized but unissued share capital. On April 23, 2025, shareholders granted the Board authority to issue shares, with such authority to expire on October 23, 2026, unless previously renewed, varied, or revoked. We are presenting this proposal to renew the Board’s authority to issue our authorized shares.

We understand it is customary practice for Irish companies listed in the U.S. to seek shareholder authority to issue up to 20% of a company's issued ordinary share capital and for such authority to be limited to a period of 18 months. Therefore, in accordance with customary practice in Ireland and the rules and standards applicable to companies listed in the U.S., we are seeking approval to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of January 31, 2026, for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked, or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is not required under those regulations, only under Irish law.

As required under Irish law, the resolution in respect of this Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL 4 IS AS FOLLOWS:

"RESOLVED, that the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $775,832 (77,583,204 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of January 31, 2026) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

72	EATON 2026 Proxy Statement

Proposal 5:	Approving the Board of Directors' Authority to Opt-Out of Pre-emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as pre-emption rights). On April 23, 2025, shareholders granted the Board authority to opt-out of pre-emption rights, with such authority to expire on October 23, 2026, unless previously renewed, varied, or revoked. We are presenting this proposal to renew the Board’s authority to opt-out of the pre-emption rights.

We understand it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (a) the issuance of shares in connection with any rights issue and (b) the issuance of shares for cash, if the issuance is limited to up to 20% of a company's issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 18 months. Therefore, in accordance with customary practice in Ireland, contingent upon the approval of Proposal 4, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed, or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE listed companies.

As required under Irish law, the resolution in respect of this Proposal 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast by those present in person or by proxy at the Annual General Meeting and who are entitled to vote at the Annual General Meeting. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 4.

EATON 2026 Proxy Statement	73

Proposal 5: Granting the Board Authority to Opt-Out of Pre-emption Rights

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL 5 IS AS FOLLOWS:

"RESOLVED, as a special resolution, that, subject to the passing of the resolution in respect of Proposal 4 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 (the "Act") to allot equity securities (as defined in Section 1023 of the Act) for cash, pursuant to the authority conferred by Proposal 4 in the Proxy Statement for the 2026 Annual General Meeting as if sub-section (1) of Section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in any territory, or otherwise); and

(b) the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $775,832 (77,583,204 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of January 31, 2026) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

74	EATON 2026 Proxy Statement

Proposal 6:	Authorizing the Company and Any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

We historically have used open-market share purchases to return value to shareholders and manage the number of our outstanding shares. For Irish companies listed on the NYSE, the Irish Companies Act defines market purchases as "overseas market purchases." From time to time, we make open market purchases under our existing Board-approved share repurchase program as redemptions pursuant to Article 5(b)(iv) of our Articles of Association, and during 2025, we repurchased approximately 5,700,000 of our ordinary shares in open-market purchases. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make open-market purchases of ordinary shares. Passage of this proposal would give the Company flexibility under Irish law to permit subsidiaries to make the purchases.

In this proposal, shareholders are being asked to authorize for a period of 18 months, the Company, or any of its subsidiaries, to make open market purchases of up to 38,791,602 of our ordinary shares, which represents approximately 10% of the Company’s issued and outstanding shares as of January 31, 2026, as and when directed by any plan or program approved by the Board.

On April 23, 2025, the shareholders of the Company authorized the repurchase of up to 39,256,325 ordinary shares. Pursuant to its terms, that authority remains valid for 18 months. Accordingly, unless reapproved at this year’s Annual General Meeting, that authority will expire on the close of business on October 23, 2026.

In connection with the parameters established with the Board regarding our share repurchase programs, these purchases would be made only at price levels that the directors would consider to be in the best interests of the shareholders generally, after taking into account the Company's overall financial position. In addition, the price that may be paid for these shares shall not be less than 70% or more than 120% of the then-closing market price of those shares on the NYSE the day preceding the day on which the relevant shares are purchased.

As required under Irish law, the resolution in respect of this Proposal 6 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

EATON 2026 Proxy Statement	75

Proposal 6: Authorization of the Company and Any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL 6 IS AS FOLLOWS:

"RESOLVED, that the Company and any subsidiary of the Company are hereby generally authorized to make overseas market purchases of the Company’s ordinary shares, par value US$0.01 each ("shares"), on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 38,791,602 shares.

(b) The maximum price to be paid for any share shall not be more than 120% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c) The minimum price to be paid for any share shall not be less than 70% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(d) This general authority will be effective from the date of passing of this resolution.

(e) This general authority is to expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of Section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired."

76	EATON 2026 Proxy Statement

Other Business

Management does not know of any other matters requiring shareholder action that may come before the meeting. If any are properly presented, the individuals named as proxy will vote on those matters according to their best judgment.

Share Ownership Tables

Set forth below is certain information concerning persons who are known by us to have reported owning beneficially more than 5% of our ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares		Percent of Class(1)

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	36,595,016	(2)	9.43%

BlackRock Inc. 50 Hudson Yards New York, NY 10001	27,300,838	(3)	7.04%

(1) Percent of class calculated based on ordinary shares outstanding on February 23, 2026, the record date, which was 387,985,340.

(2) On February 13, 2024, The Vanguard Group filed with the Securities and Exchange Commission a Schedule 13G/A, which reports the beneficial ownership of 36,595,016 ordinary shares by it and certain affiliated entities and individuals as of December 29, 2023. As reported in the Schedule 13G/A, The Vanguard Group and such affiliated entities and individuals have shared power to vote or to direct the vote of 490,314 shares, sole power to dispose or to direct the disposition of 34,965,771 shares, and shared power to dispose or to direct the disposition of 1,629,245 shares.

(3) On February 2, 2024, BlackRock Inc. filed with the Securities and Exchange Commission a Schedule 13G/A, which reports the beneficial ownership of 27,300,838 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2023. As reported in the Schedule 13G/A, BlackRock Inc. and such affiliated entities and individuals have sole power to vote or to direct the vote of 24,507,750 shares, and sole power to dispose or to direct the disposition 27,300,838 shares.

EATON 2026 Proxy Statement	77

Other Business

The following table shows the beneficial ownership, reported to us as of February 1, 2026, of our ordinary shares by each director, each NEO, and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans

TITLE OF CLASS: ORDINARY SHARES

Name of Beneficial Owner	Number of Shares Owned(1,2)	Deferred Share Units(3)	Total Number of Shares	Percent of Class(4)

C. Arnold	89,024	-	89,024

K. Awada	7	-	7

L. Clark Dougherty	1,340	-	1,340

G. Johnson	400	-	400

O. Leonetti	20,289	-	20,289

E. Marshall	46,276	-	46,276

H. Monesmith	81,221	-	81,221

S. Napoli	1,434	-	1,434

G. Page	43,619	14,722	58,341

S. Pianalto	2,017	-	2,017

R. Pragada	1,217	-	1,217

P. Ruiz	42,616	1,489	44,105

L. Ryerkerk	1,817	-	1,817

A. Schulten	195	-	195

G. Smith	3,008	-	3,008

K. Terrell	814	-	814

D. Thompson	2,997	-	2,997

D. Wilson	1,317	-	1,317

All Other Executive Officers as a Group	38,918		38,918

All Directors and Executive Officers as a Group	378,526	16,211	394,737	0.10%

(1) Each person has sole voting or investment power, or both, with respect to the shares listed, unless otherwise indicated.

(2) Includes (i) shares held in the ESP, and (ii) shares which the individual has the right to acquire, within 60 days of February 1, 2026, upon the exercise of outstanding stock options and vesting of restricted share units, as follows: C. Arnold, 85,016; K. Awada, 4; O. Leonetti, 19,659; E. Marshall, 10,255; H. Monesmith, 20,546; P. Ruiz, 15,905 and All other Executive Officers as a Group, 17,629.

(3) For a description of these units, see "2025 Nonqualified Deferred Compensation" and "Other Plans and Benefits" in this Proxy Statement.

(4) Each of the individuals listed holds less than 1% of outstanding ordinary shares. Percent of class calculated based on ordinary shares outstanding on February 23, 2026, the record date, which was 387,985,340.

78	EATON 2026 Proxy Statement

Other Information

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2025, relating to our equity compensation plans pursuant to which grants of options, restricted share awards, restricted share units, PSUs, deferred compensation units, or other rights to acquire our ordinary shares may be granted from time to time.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity compensation plans approved by security holders	2,185,508	(1)	$119.93	(2)	17,104,801	(3)

Equity compensation plans not approved by security holders	186,656	(4)	n/a		n/a

Total	2,372,164

(1) Amount represents 1,287,851 shares of common stock subject to outstanding stock options with a weighted exercise price of $119.93 and a weighted average remaining life of 4.3 years, and 897,657 RSAs, RSUs and PSUs under our 2020 Stock Plan and our 2015 Stock Plan.

(2) The weighted average exercise price excludes shares relating to PSUs and RSUs because they have no exercise price.

(3) Amount represents shares of common stock remaining available for future awards under our 2020 Stock Plan. Under the terms of the 2020 Stock Plan, any award, other than a stock option or stock appreciation right, will count as 2.36 shares against the remaining pool of shares. Stock options and stock appreciation rights will be counted as one share for each stock option or stock appreciation right granted.

(4) Amount represents 8,162.37 share units held by directors under our 1996 Non-Employee Director Fee Deferral Plan, 10,890.84 share units held by directors under our 2005 Non-Employee Deferral Plan, 150,126.985 share units held by executives under our Deferred Incentive Compensation Plan II, and 17,476.611 share units held by executives under our Incentive Compensation Deferral Plan II. As described under "2025 Nonqualified Deferral Compensation" in this Proxy Statement, executives may elect to defer receipt of their earned cash bonuses under the short-term or long-term incentive plans. These deferred amounts may be invested as Company share units and valued at the then current fair market value under the Deferred Incentive Compensation Plan II or the Incentive Compensation Deferral Plan II, whichever plan is applicable. We do not provide any share or cash match with respect to the deferred amounts under these plans, nor do we allow executives to defer the receipt of shares earned under any of our stock plans. Likewise, non-employee directors may elect to have their fees paid in cash invested as share units which are valued at the then current fair market price under the 2005 Non-Employee Director Fee Deferral Plan or, for fees earned on or after January 1, 2013, the 2013 Non-Employee Director Fee Deferral Plan. We do not provide any share of cash match with respect to the directors' fees deferred under these plans, nor do we allow directors to defer the receipt of shares earned under any of our stock plans. Because the amount of these cash bonuses and directors' fees are determined under specific processes described in this proxy statement, the number of share units credited and shares received under these deferral plans is limited. The share units described herein are not expensed by the Company because they are not considered equity compensation for the purposes of ASC Topic 718.

PROXY SOLICITATION

Eaton's Board solicits your proxy for use at the 2026 Annual General Meeting of Shareholders and any adjournments or postponements of the meeting.

In addition to soliciting proxies over the Internet and through the mail, certain persons may solicit proxies in person or by telephone. Eaton has engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $30,000. Brokerage firms, nominees, custodians, and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

EATON 2026 Proxy Statement	79

Other information

HOW PROXIES WILL BE VOTED

The individuals named in the form of proxy or on-line have advised the Board of their intention to vote at the meeting in accordance with instructions submitted by shareholders and, where no contrary instruction is indicated, as follows: FOR the election of each of the 11 director nominees, FOR the appointment of Ernst & Young as the Company's independent auditor for 2026 and authorizing the Audit Committee to set auditor remuneration, FOR advisory approval of the Company's executive compensation, FOR the grant to the Board authority to issue shares under Irish law, FOR the grant to the Board authority to opt-out of pre-emption rights under Irish law, and FOR the authorization of the Company and any subsidiary of the Company to make overseas market purchases of Company shares.

REVOKING A PROXY

You may revoke a proxy by submitting a later-dated proxy, by notifying Eaton by email or other verifiable communication before the Annual General Meeting, or by revoking it at the Annual General Meeting. All properly executed or transmitted proxies not revoked will be voted at the Annual General Meeting.

VOTING AT THE MEETING

Each Eaton shareholder of record at the close of business on February 23, 2026, the record date, is entitled to one vote for each share then held. On that date, 387,985,340 Eaton ordinary shares (par value US $0.01 each) were outstanding and entitled to vote.

At the Annual General Meeting, the inspector of election appointed by the Board for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by the Company's Articles of Association, three shareholders present in person or by proxy at the Annual General meeting will constitute a quorum. The inspector of election intends to treat as "present" for these purposes shareholders who have submitted properly executed and transmitted proxies even if marked "abstain" as to some matters. The inspector will also treat as "present" shares held in "street name" by brokers that are voted on at least one proposal to come before the meeting.

Adoption of Proposals 1, 2, 3, 4, and 6 requires the affirmative vote of a majority of the votes cast by those present in person or by proxy at the Annual General Meeting and who are entitled to vote at the Annual General Meeting. Adoption of Proposal 5 requires the affirmative vote of at least 75% of the votes cast by those present in person or by proxy at the Annual General Meeting and who are entitled to vote at the Annual General Meeting, and is conditional upon the approval of Proposal 4, as required by Irish law.

If you are a beneficial owner and do not provide your broker with specific voting instructions, under NYSE rules, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker on how to vote on Proposals 1 and 3, your broker does not have the authority to vote on those proposals. This is generally referred to as a "broker non-vote". Proposals 2, 4, 5, and 6 are considered routine matters and, therefore, your broker may vote your shares on these proposals according to your broker's discretion.

Abstentions and broker non-votes will not be considered votes cast at the Annual General Meeting. Therefore, abstentions and "broker non-votes" will not have any practical effect on the outcome of voting on the proposals.

There is no requirement under Irish law that Eaton's Irish Statutory Accounts for the fiscal year ended December 31, 2025 or the related directors' and auditor's reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

ADMISSION TO THE ANNUAL GENERAL MEETING

Shareholders who plan to attend the Annual General Meeting may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker or bank should obtain certification of ownership to bring to the meeting. If you obtained a legal proxy from your broker, you must bring this legal proxy to the Annual General Meeting in order to vote in person. For directions to the meeting, you may contact our Company Secretary, c/o Eaton Corporation plc, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2.

80	EATON 2026 Proxy Statement

Other information

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that certain of our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities file reports of holdings and transactions in the Company's equity securities with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any known late filings or failures to file. Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to those officers, directors, and 10% shareholders were satisfied, except that due to administrative oversight: one Form 4 report for Paulo Ruiz, reporting transactions relating to acquisition of phantom units under the deferred compensation plan and exercise of stock options, was filed late on May 28, 2025; and one Form 3/A, reporting a transaction relating to a grant of RSUs, and one Form 4, reporting transactions relating to vesting and tax withholding of RSUs, for Lucy Clark Dougherty were filed late on February 20, 2026.

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Rule 14a-8 Shareholder Proposals. Shareholders who wish to submit proposals for inclusion in the Company's proxy statement for its 2027 annual general meeting must do so on a timely basis. In order to be included in the proxy statement for the 2027 annual general meeting, pursuant to the SEC’s Rule 14a-8, proposals must relate to proper subjects and must be received by the Company Secretary, Eaton Corporation plc, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2, by November 13, 2026.

Shareholder Proposals and Director Nominations Not to Be Included in the Proxy Statement. Any shareholder proposal or director nomination that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2027 annual general meeting must comply with our advance notice procedures in our Articles of Association and be delivered to or mailed and received by the Company Secretary at Eaton Corporation plc, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2. not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual general meeting of shareholders, except as otherwise provided in the Articles of Association. For the Company's 2027 annual general meeting, such notice must be delivered to or mailed and received by the Company Secretary no earlier than November 13, 2026 and no later than December 13, 2026. With respect to presenting an item of business at the 2027 annual general meeting, these procedures include, without limitation, providing a description in reasonable detail of the business desired to be brought before such meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), and the reasons for conducting the business at such meeting. If a shareholder submits a notice relating to a director nomination, the notice must also include, among other information, the name, age, business address, and residence address of each proposed nominee; the principal occupation or employment of such person; the class, series, and number of securities of the Company that are owned of record or beneficially by such person; any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; the written consent of each proposed nominee to serve as a director of the Company, if elected; and, if applicable, a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company's shares entitled to vote on the election of directors in support of director nominees other than the Company's nominees. See "How Nominees Are Chosen" for additional information regarding the minimum qualifications and skills the Board seeks in candidates for the Board.

Proxy Access Director Nominations. In addition to the advance notice procedures, our Articles of Association also include provisions permitting, subject to certain terms and conditions set forth therein, shareholders who have maintained continuous qualifying ownership of at least 3% of outstanding Eaton ordinary shares for at least three years to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors then in office who will be included in our proxy statement. To be timely, an eligible shareholder's proxy access notice must be delivered to the Company Secretary at Eaton Corporation plc, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2, not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date the Company's the definitive proxy statement was first released to shareholders in connection with the preceding year's annual general meeting of shareholders, except as otherwise provided in the Articles of Association. For our 2027 annual general meeting, such notice must be delivered to the Company Secretary no earlier than October 14, 2026 and no later than November 13, 2026. Proxy access candidates and the shareholder nominators meeting the qualifications and requirements set forth in our Articles of Association will be included in the Company's proxy statement and ballot

EATON 2026 Proxy Statement	81

Other information

and the notice must also include, among other information, all representations, consents, information and agreements required of a director nominee proposed under the advance notice procedures of our Articles of Association, including the proposed director nominee's consent to be named in the Company's proxy statement and form of proxy as a nominee and to serve as a director, if elected. See "How Nominees Are Chosen" for additional information regarding the minimum qualifications and skills the Board seeks in candidates for the Board.

MAILINGS TO SHAREHOLDERS IN THE SAME HOUSEHOLD

Unless you or another shareholder at your mailing address has requested a separate mailing, all Eaton shareholders receiving proxy materials by mail at your mailing address who share the same last name have been sent a single copy of this Proxy Statement, the Notice, 2025 Annual Report to Shareholders, and the Irish Statutory Accounts for the year ended December 31, 2025. This method of delivery is known as "householding". Householding reduces the number of mailings you receive, saves printing and postage costs, and helps the environment. Shareholders receiving proxy materials by mail who participate in householding will continue to receive separate proxy cards. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy materials now or in the future should submit this request in writing to Eaton Corporation plc, Attention: Company Secretary, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2, or contact our Investor Relations department by telephone at +1-440-523-4059. Shareholders of record sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Eaton ordinary shares and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank, or other nominee to request that only a single copy of these documents be mailed to all shareholders at the shared address. Notwithstanding the foregoing, we are committed to sustainable practices and therefore encourage shareholders to access proxy materials and vote their shares online. If you currently receive mailed proxy materials and no longer wish to do so, please visit http://enroll.icsdelivery.com/etn to opt out of mail delivery of these materials.

82	EATON 2026 Proxy Statement

© 2026 Eaton All Rights Reserved Printed in USA	Eaton Corporation plc Eaton House 30 Pembroke Road Dublin 4, Ireland D04 Y0C2

EATON CORPORATION PLC C/O EATON CENTER - 4143N 1000 EATON BOULEVARD BEACHWOOD, OH 44122 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com/etn or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 21, 2026 for shares held directly and by 11:59 P.M. Eastern Time on April 19, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 21, 2026 for shares held directly and by 11:59 P.M. Eastern Time on April 19, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V84949-P46327-Z92065 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EATON CORPORATION PLC The Board of Directors recommends you vote FOR each of the nominees for Proposal 1:1. Electing the 11 director nominees Nominees: For Against Abstain 1a. Gerald Johnson 1b. Silvio Napoli 1c. Gregory R. Page 1d. Sandra Pianalto 1e. Robert V. Pragada 1f. Paulo Ruiz 1g. Lori J. Ryerkerk 1h. Andre Schulten 1i. Karenann Terrell 1j. Dorothy C. Thompson 1k. Darryl L. Wilson The Board of Directors recommends you vote FOR the following: For Against Abstain 2. Approving the appointment of Ernst & Young LLP as independent auditor for 2026 and authorizing the Audit Committee of the Board of Directors to set auditor remuneration. 3. Approving, on an advisory basis, the Company's executive compensation. 4. Approving the Board of Directors' authority to issue shares under Irish law. 5. Approving the Board of Directors' authority to opt-out of pre-emption rights under Irish law. 6. Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares. NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on April 22, 2026: Our Notice of Annual General Meeting of Shareholders, Proxy Statement, Annual Report to Shareholders and our Irish Statutory Accounts are available at www.proxyvote.com/etn. V84950-P46327-Z92065 EATON CORPORATION PLC Annual General Meeting of Shareholders April 22, 2026 at 9:00 A.M. Irish Time This proxy is solicited by the Board of Directors The undersigned hereby appoints P. Ruiz, L. Clark Dougherty and N. Crawford as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton Corporation PLC ordinary shares that the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 A.M. Irish Time on April 22, 2026, at Eaton House, 30 Pembroke Road, Dublin 4, Ireland and any adjournment or postponement thereof. You may vote at the Annual General Meeting if you were a shareholder of record at the close of business on February 23, 2026. For Eaton Corporation PLC employees and former employees who own shares through the employee savings plans managed by Fidelity Management Trust Company or Banco Popular de Puerto Rico (each a “Trustee”) (Eaton Savings Plan, Eaton Personal Investment Plan, or Eaton Puerto Rico Savings Plan): This proxy card includes shares received through the plans described above and held on February 23, 2026 by Fidelity Management Trust Company or Banco Popular de Puerto Rico, as applicable. This card provides instructions to Fidelity Management Trust Company or Banco Popular de Puerto Rico for voting plan shares. For the Eaton Savings Plan, Eaton Personal Investment Plan, or Eaton Puerto Rico Savings Plan, if voting instructions are not received by 11:59 p.m. Eastern Time on April 19, 2026, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton Corporation PLC shares according to instructions received from other participants in the plans. This card, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting. This form must be completed, signed and dated on reverse side.